PROSPECTUS SUPPLEMENT

(To Prospectus dated September 2, 2011)

Filed pursuant to Rule 424(b)(5)
Registration No. 333-175117 and 333-175117-01

$207,156,000

Entergy Louisiana Investment Recovery Funding I, L.L.C.

Issuing Entity

Senior Secured Investment Recovery Bonds

Tranche	Expected Weighted Average Life (Years)	Principal Amount Issued	Scheduled Final Payment Date	Final Maturity Date	Interest Rate	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Issuing Entity (Before Expenses)
A-1	5.27	$207,156,000	June 1, 2021	September 1, 2023	2.040%	99.98345%	0.35%	$206,396,678

The total price to the public is $207,121,724. The total amount of the underwriting discounts and commissions is $725,046. The total amount of proceeds to the issuing entity before deduction of expenses (estimated to be $2,582,971) is $206,396,678.

Investing in the Senior Secured Investment Recovery Bonds involves risks. Please read “Risk Factors” on page 13 of the accompanying prospectus.

Entergy Louisiana Investment Recovery Funding I, L.L.C. is issuing $207,156,000 of Senior Secured Investment Recovery Bonds, referred to herein as the Investment Recovery Bonds, in a single tranche. Entergy Louisiana, LLC is the seller, initial servicer and sponsor with regard to the Investment Recovery Bonds. The Investment Recovery Bonds are senior secured obligations of the issuing entity secured by investment recovery property, which includes the right to a special, irrevocable nonbypassable charge, known as an investment recovery charge, paid by all LPSC-jurisdictional customers of the sponsor as described herein. Credit enhancement for the Investment Recovery Bonds will be provided by a statutory true-up mechanism as well as by general, excess funds and capital subaccounts held under the indenture.

In July 2010, the Louisiana Legislature passed The Louisiana Electric Utility Investment Recovery Securitization Act, or the Securitization Law, codified as Louisiana Revised Statutes 45:1251-1261, which authorized electric utilities to use securitization financing to recover the costs of, among other things, cancelled generation facilities. On June 24, 2011, the Louisiana Public Service Commission, or LPSC approved an uncontested settlement pursuant to which the sponsor could recover costs relating to the cancellation of a repowering project at its 538 –MW Little Gypsy steam generating station.

The LPSC issued a financing order to the sponsor on August 12, 2011 which became final, irrevocable and non-appealable on August 30, 2011. Consistent with the financing order, the sponsor established the issuing entity as a bankruptcy remote special purpose subsidiary solely to issue investment recovery bonds. In the financing order, the LPSC authorized an investment recovery charge to be imposed on existing and future LPSC-jurisdictional customers receiving transmission or distribution service, or both from the sponsor or its successors or assignees under rate schedules approved by the LPSC, subject to limited exceptions for curtailable and interruptible loads for industrial and large commercial customers and for certain self-generation exempted under the financing order. Entergy Louisiana, LLC as servicer, will collect investment recovery charges on behalf of the issuing entity and remit the investment recovery charges to a trustee as described herein. Please read “The Investment Recovery Bonds—The Investment Recovery Property” in this prospectus supplement.

The financing order requires that the LPSC approve adjustments to investment recovery charges semi-annually and quarterly, and on an interim and non-standard basis, to ensure that investment recovery charge collections will be sufficient to make all scheduled payments of principal, interest and other amounts in respect of the Investment Recovery Bonds, as described further in this prospectus supplement and the accompanying prospectus. The true-up mechanism, and all other undertakings of the State of Louisiana and the LPSC set forth in the financing order, are direct, explicit, irrevocable and unconditional upon issuance of the Investment Recovery Bonds and are legally enforceable against the State of Louisiana and the LPSC.

The Investment Recovery Bonds represent obligations only of the issuing entity, Entergy Louisiana Investment Recovery Funding I, L.L.C., and do not represent obligations of the sponsor or any of its affiliates other than the issuing entity. Please read “The Investment Recovery Bonds—The Investment Recovery Property,” “—The Collateral” and “Credit Enhancement” in this prospectus supplement. The Investment Recovery Bonds are not a debt or general obligation of the State of Louisiana or any of its political subdivisions, agencies, or instrumentalities or the LPSC and are not a charge on their full faith and credit. Neither the full faith and credit nor the taxing power of the state of Louisiana is pledged to the payment of the principal of, or interest on, the bonds.

Additional information is contained in the accompanying prospectus. You should read this prospectus supplement and the accompanying prospectus carefully before you decide to invest in the Investment Recovery Bonds. This prospectus supplement may not be used to offer or sell the Investment Recovery Bonds unless accompanied by the prospectus.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Sisung Securities Corporation of New Orleans, Louisiana has served as the independent financial advisor to the LPSC in connection with the structuring, marketing and sale of the investment recovery bonds.

The underwriters expect to deliver the Investment Recovery Bonds through the book-entry facilities of The Depository Trust Company against payment in immediately available funds on or about September 22, 2011. Each bond will be entitled to interest on June 1st and December 1st of each year, and on the final maturity date. The first scheduled payment date is June 1, 2012. There currently is no secondary market for the Investment Recovery Bonds, and we cannot assure you that one will develop.

Morgan Stanley	Citigroup

Morgan Keegan & Company, Inc.	Stephens Inc.

The date of this Prospectus Supplement is September 15, 2011.

PROSPECTUS SUPPLEMENT

i

READING THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This prospectus supplement and the accompanying prospectus provide information about us, the Investment Recovery Bonds and Entergy Louisiana, LLC, or ELL, as the seller, sponsor and servicer. This prospectus supplement describes the specific terms of the Investment Recovery Bonds. The accompanying prospectus describes terms that apply only to the Investment Recovery Bonds we may issue, including the Investment Recovery Bonds offered hereby.

References in this prospectus supplement and the accompanying prospectus to the terms we, us, the issuing entity mean Entergy Louisiana Investment Recovery Funding I, L.L.C., the entity which will issue the Investment Recovery Bonds. References to ELL, the seller or the sponsor mean Entergy Louisiana, LLC or to any successor to the rights and obligations of ELL under the sale agreement referred to in this prospectus supplement and the accompanying prospectus. References to the servicer mean ELL and any successor servicer under the servicing agreement referred to in this prospectus supplement and the accompanying prospectus. References to Entergy means Entergy Corporation, the ultimate parent company of ELL.

Unless the context otherwise requires, the term customer, retail customer or retail electric customer means any existing and future LPSC-jurisdictional customers receiving electric transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana Public Service Commission, subject to limited exceptions for certain curtailable and interruptible loads for industrial and large commercial customers and for certain self-generation exempted under the financing order. We also refer to the Louisiana Public Service Commission as the Louisiana commission or the LPSC. ELL customers not subject to the jurisdiction of the Louisiana commission will not pay the investment recovery charges. You can find a glossary of some of the other defined terms we use in this prospectus supplement and the accompanying prospectus on page 105 of the accompanying prospectus.

We have included cross-references to sections in this prospectus supplement and the accompanying prospectus where you can find further related discussions. You can also find references to key topics in the table of contents on the preceding page of this prospectus supplement and in the table of contents on page i of the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter, agent, dealer, salesperson, the Louisiana commission or ELL has authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell the Investment Recovery Bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement is current only as of the date of this prospectus supplement.

SUMMARY OF TERMS

The following section is only a summary of selected information and does not provide you with all the information you will need to make your investment decision. There is more detailed information in this prospectus supplement and in the accompanying prospectus. To understand all of the terms of the offering of the Investment Recovery Bonds, carefully read this entire document and the accompanying prospectus.

Securities offered:	$207,156,000 Senior Secured Investment Recovery Bonds, or the Investment Recovery Bonds, scheduled to pay principal semi-annually and sequentially in accordance with the expected sinking fund schedule. Only the Investment Recovery Bonds are being offered through this prospectus supplement.

Issuing Entity and Capital Structure:	Entergy Louisiana Investment Recovery Funding I, L.L.C. is a direct, wholly owned subsidiary of ELL and a limited liability company formed under Louisiana law. We were formed solely to purchase and own investment recovery property, to issue investment recovery bonds secured by investment recovery property and to perform any activity incidental thereto. We have agreed in the indenture that the Investment Recovery Bonds are the only investment recovery bonds we will issue under the Securitization Act. Please read “Entergy Louisiana Investment Recovery Funding I, L.L.C., the Issuing Entity” in the accompanying prospectus.

In addition to the investment recovery property, the assets of the issuing entity include a capital investment by ELL in the amount of 0.5% of the Investment Recovery Bonds’ principal amount issued. This capital contribution will be held in the capital subaccount. We have also created an excess funds subaccount to retain, until the next payment date, any amounts collected and remaining after all payments on the Investment Recovery Bonds have been made.

Our address:	4809 Jefferson Highway
Conference Room 43
Jefferson, Louisiana 70121

Our telephone number:	(504) 840-2608

Our Managers:	The following is a list of our managers as of the date of this prospectus supplement:

Name	Age	Background
Theodore H. Bunting Jr.	52	Senior Vice President and Chief Accounting Officer of Entergy Corporation

William M. Mohl	51	President and Chief Executive Officer of Entergy Louisiana, LLC

Steven C. McNeal	54	Vice President and Treasurer of Entergy Corporation

Leo P. Denault	51	Executive Vice President and Chief Financial Officer of Entergy Corporation

Frank Bilotta (Independent Manager)	51	President, Global Securitization Services, LLC

Credit ratings:	We expect the Investment Recovery Bonds will receive credit ratings from three nationally recognized statistical rating organizations. Please read “Ratings for the Investment Recovery Bonds” in the prospectus.

The Seller, Sponsor and Servicer of the investment recovery property:	ELL is a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005, ELL succeeded to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc., an electric public utility company providing service to customers in the State of Louisiana since 1927. ELL is a vertically integrated electric utility providing generation, transmission and distribution service in Louisiana. As of December 31, 2010, ELL provided electric service to approximately 666,634 retail customers in Louisiana. As of December 31, 2010, approximately 22,170 of these customers were not under the jurisdiction of the LPSC and will not pay the investment recovery charges as long as they are not subject to the jurisdiction of the LPSC. During the 12 months ended December 31, 2010, ELL’s total retail electric deliveries to its customers were approximately 47% industrial, 21% commercial, 31% residential and 2% government and municipal. The retail customer base includes a mix of residential, commercial and diversified industrial retail customers. During the twelve months ended December 31, 2010, ELL delivered approximately 30.6 billion kilowatt hours of electricity resulting in billed electric revenue of $2,242.9 million.

All of the common membership interests in ELL are held by Entergy Louisiana Holdings, Inc., a Texas corporation. Entergy Louisiana Holdings, Inc. is a wholly-owned subsidiary of Entergy Corporation, a Delaware corporation based in New Orleans, Louisiana. Entergy is an integrated energy company engaged primarily in electric power production and retail distribution operations. Neither ELL, Entergy Louisiana Holdings, Inc. nor Entergy nor any other affiliate (other than us) is an obligor of the Investment Recovery Bonds.

ELL’s address:	446 North Boulevard, Baton Rouge, Louisiana 70802

ELL’s telephone number:	(225) 381-5868

Use of proceeds:	Please read “Use of Proceeds” in the accompanying prospectus.

Bond structure:	Single tranche.

Trustee:	The Bank of New York Mellon, a New York banking corporation.

Trustee’s Experience:	The Bank of New York Mellon currently serves as indenture trustee and trustee for numerous securitization transactions involving pools of utility company receivables that are structurally similar to the investment recovery charges.

Average life profile:	Stable. Prepayment is not permitted; there is no prepayment risk. Extension risk is possible but is expected to be statistically remote. Please read “Expected Amortization Schedule—Weighted Average Life Sensitivity” in this prospectus supplement and “Weighted Average Life and Yield Considerations for the Investment Recovery Bonds” in the accompanying prospectus.

Optional redemption:	None. Non-call for the life of the Investment Recovery Bonds.

Minimum denomination:	$100,000, or integral multiples of $1,000 in excess thereof, except for one bond which may be of a smaller denomination.

Credit/security:	Pursuant to the financing order issued by the Louisiana commission, the irrevocable right to impose, collect and receive a nonbypassable consumption-based investment recovery charge from all LPSC-jurisdictional customers receiving transmission or distribution service, or both from the sponsor or its successors or assignees under rate schedules approved by the LPSC (approximately 644,464 customers as of December 31, 2010) subject to limited exceptions for certain curtailable and interruptible loads for industrial and large commercial customers and for certain self-generation. Please read “The Securitization Law—ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs—Investment Recovery Charges Are Nonbypassable” in the accompanying prospectus. The LPSC requires that investment recovery charges be set and adjusted at least semi-annually (and quarterly following the last scheduled final payment date) to collect amounts sufficient to pay principal and interest on a timely basis. Please read “Credit Enhancement—True-Up Mechanism” in this prospectus supplement, as well as the chart entitled “Parties to Transaction and Responsibilities,” “The Securitization Law” and “Description of the Investment Recovery Property—Creation of Investment Recovery Property; Financing Order” in the accompanying prospectus.

The investment recovery charges authorized in the financing order relating to Investment Recovery Bonds are irrevocable and not subject to reduction, alteration or impairment by further action of the Louisiana commission, except for semi-annual, quarterly, interim and non-standard true-up adjustments to correct overcollections or undercollections and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Investment Recovery Bonds. Please read “The Servicing Agreement—The Investment Recovery Charge Adjustment Process” in the accompanying prospectus.

The Investment Recovery Bonds are secured only by our assets, consisting primarily of the investment recovery property relating to the Investment Recovery Bonds and funds on deposit in the collection account for the Investment Recovery Bonds and related subaccounts.

The subaccounts consist of a capital subaccount, which will be funded at closing in the amount of 0.5% of the initial aggregate principal amount of the Investment Recovery Bonds, a general subaccount, into which the servicer will deposit all investment recovery charge collections, and an excess funds subaccount, into which we will transfer any amounts collected and remaining on a payment date after all payments to bondholders and other parties have been made. Amounts on deposit in each of these subaccounts will be available to make payments on the Investment Recovery Bonds on each payment date. For a description of the investment recovery property, please read “The Investment Recovery Bonds—The Investment Recovery Property” in this prospectus supplement.

State Pledge and Commission Pledge:	Under the Securitization Law, the legislature and State of Louisiana each have pledged, for the benefit and protection of investment recovery bondholders and the electric utility, that it will not alter the provisions of the Securitization Law which authorize the LPSC to create an irrevocable contract right by the issuance of a financing order, to create investment recovery property and to make the investment recovery charges irrevocable, binding and nonbypassable charges and take or permit any action that would impair the value of the investment recovery property, or, except for adjustments discussed in “ELL’s Financing Order—True-ups” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process” in the accompanying prospectus, reduce, alter, or impair the investment recovery charges that are to be imposed, collected and remitted to investment recovery bondholders until the principal, interest, premium, financing costs, and any other charges incurred and contracts to be performed in connection with the Investment Recovery Bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation by law is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

The Louisiana commission has jurisdiction over ELL pursuant to Article 4, Section 21, of the Louisiana Constitution. In the financing order, the Louisiana commission has pledged that the financing order is irrevocable until the indefeasible payment in full of the Investment Recovery Bonds and the financing costs. Except in connection with a refinancing, or to implement any true-up mechanism authorized by the Securitization Law, the commission has pledged that it will not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges or in any way reduce or impair the value of the investment recovery property. However, nothing will preclude limitation or alteration if and when full compensation by law is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

Please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions” in the accompanying prospectus.

True-up mechanism for payment of scheduled principal and interest:	As authorized by the Securitization Law, the financing order requires that investment recovery charges be adjusted at least semi-annually to correct any overcollections or undercollections in the preceding six months (except the initial period may be longer or shorter than six months) and must be adjusted quarterly following the last scheduled final payment date. The financing order also authorizes the servicer to make interim true-up adjustments if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the Investment Recovery Bonds during the current or next succeeding semi-annual period and to replenish any draws upon the capital subaccount. All of these adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Investment Recovery Bonds for the two payment dates next succeeding the adjustment.

The financing order also authorizes the servicer to request approval from the Louisiana commission of a non-standard true-up adjustment to address any material deviations between investment recovery charge collections and amounts required to provide for the timely payment of scheduled payments of principal, interest and other amounts in respect of the Investment Recovery Bonds. No non-standard true-up adjustment may become effective unless the rating agency condition has been satisfied.

The Securitization Law does not cap the level of investment recovery charges that may be imposed on customers, as a result of the true-up process, to pay on a timely basis scheduled principal and interest on the Investment Recovery Bonds. Through the true-up mechanism, all customers cross share in the liabilities of all other customers for the payment of investment recovery charges.

Nonbypassable investment recovery charges:

The Securitization Law provides that the investment recovery charges are nonbypassable subject to the terms of the financing order. “Nonbypassable” means that ELL collects these charges from any existing or future LPSC-jurisdictional customers receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana commission, even if the customer elects to purchase electricity from an alternative electricity supplier as a result of a fundamental change in the manner of regulation of public utilities in Louisiana. Under current law, customers of Louisiana public utilities cannot buy their electricity from alternative electricity suppliers. As described in the accompanying prospectus, certain self-generators of electricity have a limited exception from the charge. In addition, certain interruptible and curtailable load of industrial and large commercial customers is exempt from the charge. Please read “ELL’s Financing Order” in the accompanying prospectus.

Initial investment recovery charge:	The investment recovery charge will be calculated and included on each customer bill as a percentage of base rate revenues. The initial investment recovery charge (expressed as a percentage of forecasted base rate revenues—i.e., electricity and demand charges) for residential customers, for small commercial customers, and for large commercial and industrial customers is 2.9311%, 3.0510% and 3.2184%, respectively.

Priority of Distributions:	On each payment date for the Investment Recovery Bonds, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account in the following order of priority:

1.	payment of the trustee’s fees, expenses and any outstanding indemnity amounts, not to exceed $1,000,000 in any 12-month period,

2.	payment of the servicing fee, which will be a fixed amount specified in the servicing agreement, plus any unpaid servicing fees from prior payment dates,

3.	payment of the administration fee, and a pro rata portion of the fees of our independent manager(s), in each case with any unpaid administration or management fees from prior payment dates,

4.	payment of all of our other ordinary periodic operating expenses relating to the Investment Recovery Bonds, such as accounting and audit fees, rating agency fees, legal fees and reimbursable costs of the servicer under the servicing agreement,

5.	payment of the interest then due on the Investment Recovery Bonds, including any past-due interest,

6.	payment of the principal then required to be paid on the Investment Recovery Bonds at final maturity or upon acceleration,

7.	payment of the principal then scheduled to be paid on the Investment Recovery Bonds, including any previously unpaid principal balance,

8.	payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9.	replenishment of any amounts drawn from the capital subaccount,

10.	if there is a positive balance after making the foregoing allocations, payment to us for remittance to ELL of an annual return on ELL’s capital contribution calculated at a rate equal to

2.040% together with any unpaid amounts from prior years; provided that no event of default has occurred or is continuing,

11.	allocation of the remainder, if any, to the excess funds subaccount, and

12.	after the Investment Recovery Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.

Please read “Credit Enhancement—How Funds in the Collection Account Will Be Allocated” in this prospectus supplement. The annual servicing fee for the Investment Recovery Bonds payable to ELL or any affiliate thereof while it is acting as servicer shall initially be $145,000, plus reimbursement for its out of pocket costs for external accounting and legal services relating to SEC reporting requirements. The annual servicing fee for the Investment Recovery Bonds payable to any other servicer not affiliated with ELL shall not at any time exceed 0.60% of the original principal amount of the Investment Recovery Bonds unless such higher rate is approved by the Louisiana commission.

Tax treatment:	Investment Recovery Bonds will be treated as debt for U.S. federal income tax purposes and Louisiana tax purposes. Please read “Material U.S. Federal Income Tax Consequences” and “Material Louisiana State Tax Consequences” in the accompanying prospectus.

ERISA eligible:	Yes; please read “ERISA Considerations” in the accompanying prospectus.

Payment dates and interest accrual:	Semi-annually, June 1st and December 1st. Interest will be calculated on a 30/360 basis. The first scheduled payment date is June 1, 2012.

Expected settlement:	September 22, 2011, settling flat. DTC, Clearstream and Euroclear.

Risk factors:	You should consider carefully the risk factors beginning on page 13 of the accompanying prospectus before you invest in the Investment Recovery Bonds.

THE INVESTMENT RECOVERY BONDS

We will issue the Investment Recovery Bonds and secure their payment under an indenture that we will enter into with The Bank of New York Mellon, as trustee, referred to in this prospectus supplement and the accompanying prospectus as the trustee. We will issue the Investment Recovery Bonds in minimum denominations of $100,000 and in integral multiples of $1,000, except that we may issue one bond in a smaller denomination. The expected average life in years, initial principal balance, scheduled final payment date, final maturity date and interest rate of the Investment Recovery Bonds are stated in the table below.

Tranche	Expected Weighted Average Life (Years)	Principal Amount Issued	Scheduled Final Payment Date	Final Maturity Date	Interest Rate
Tranche A-1	5.27	$207,156,000	June 1, 2021	September 1, 2023	2.040%

The scheduled final payment date of the Investment Recovery Bonds is the date when the outstanding principal balance will be reduced to zero if we make payments according to the expected amortization schedule. The final maturity date of Investment Recovery Bonds is the date when we are required to pay the entire remaining unpaid principal balance, if any, of all outstanding Investment Recovery Bonds. The failure to pay principal of Investment Recovery Bonds by the final maturity date is an event of default under the Indenture, but the failure to pay principal of Investment Recovery Bonds by the respective scheduled final payment date will not be an event of default under the Indenture. Please read “Description of the Investment Recovery Bonds—Interest and Principal on the Investment Recovery Bonds” and “—Events of Default; Rights Upon Event of Default” in the accompanying prospectus.

The Collateral

The Investment Recovery Bonds will be secured under the indenture by the assets relating to the Investment Recovery Bonds. The principal asset pledged will be the investment recovery property relating to the Investment Recovery Bonds, which is a present contract right created under the Securitization Law enacted by the Louisiana legislature in June 2010 and by the financing order issued by the Louisiana commission on August 12, 2011, referred to in this prospectus supplement as the financing order. The collateral also consists of:

•

our rights under the sale agreement pursuant to which we will acquire the investment recovery property, under the administration agreement and under the bill of sale delivered by ELL pursuant to the sale agreement,

•	our rights under financing order, including the true-up mechanism,

•	our rights under the servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement,

•	the collection account for the Investment Recovery Bonds and all subaccounts of the collection account,

•	all of our other property related to the Investment Recovery Bonds, other than any cash released to us by the trustee as a return for ELL’s capital contribution to us,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all payments on or under and all proceeds in respect of any or all of the foregoing.

The Investment Recovery Property

In general terms, all of the rights and interests of ELL that relate to the Investment Recovery Bonds under the financing order, upon transfer to us pursuant to the sale agreement, are referred to in this prospectus supplement as the investment recovery property. The investment recovery property includes the right to impose, bill, collect and receive, through the investment recovery charges payable by ELL’s LPSC-jurisdictional customers which receive transmission or distribution service from ELL, an amount sufficient to pay principal and interest and to make other deposits in connection with the Investment Recovery Bonds. During the twelve months ended December 31, 2010, approximately 47% of ELL’s total retail electric deliveries were to industrial customers, 21% were to commercial customers, 31% were to residential customers and 2% were to government and municipal customers.

We will purchase the investment recovery property from ELL. The investment recovery charges authorized in the financing order are irrevocable and not subject to reduction, alteration, or impairment by further action of the Louisiana commission, except for semi-annual, quarterly, interim and non-standard true-up adjustments to correct overcollections or undercollections and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Investment Recovery Bonds. Please read “Credit Enhancement—True-Up Mechanism” in this prospectus supplement. All revenues and collections resulting from investment recovery charges provided for in the financing order that relate to the Investment Recovery Bonds are part of the investment recovery property.

The investment recovery property relating to the Investment Recovery Bonds is described in more detail under “The Sale Agreement—Sale and Assignment of the Investment Recovery Property” in the accompanying prospectus.

The servicer will bill and collect investment recovery charges allocable to the Investment Recovery Bonds from ELL’s LPSC-jurisdictional customers and will remit, on a daily basis, the collections to the trustee as described herein.

ELL will include the investment recovery charges in its bills to its LPSC-jurisdictional customers, but is not required to show the investment recovery charges as a separate line item or footnote. However, ELL will be required to provide annual written notice to their customers that investment recovery charges have been included in their customers’ bills. Prior to the date on which ELL remits the investment recovery charges to the trustee, the investment recovery charges may be commingled with ELL’s other funds, although ELL will remit collections within two (2) business day following the receipt of such investment recovery charges.

For information on how electric service to retail electric customers may be terminated, please read “Risk Factors—Servicing Risks—Limits on rights to terminate service might make it more difficult to collect the investment recovery charges” in the accompanying prospectus. Because the amount of investment recovery charge collections will depend largely on the amount of electricity consumed by ELL’s LPSC-jurisdictional customers, the amount of collections may vary substantially from year to year. Please read “The Seller, Initial Servicer and Sponsor” in the accompanying prospectus.

Under the Securitization Law and the indenture, the trustee or the holders of the Investment Recovery Bonds have the right to foreclose or otherwise enforce the lien on the investment recovery property. However, in the event of foreclosure, there is likely to be a limited market, if any, for the investment recovery property. Therefore, foreclosure might not be a realistic or practical remedy. Please read “Risk Factors—Risk Associated with the Unusual Nature of the Investment Recovery Property—Foreclosure of the trustee’s lien on the investment recovery property securing the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect” in the accompanying prospectus.

Financing Order

On August 12, 2011, the Louisiana commission issued its financing order to ELL authorizing the issuance of Investment Recovery Bonds in the aggregate principal amount of approximately $207.2 million (assuming a

September 2011 issuance date), consisting of: (a) $200 million of investment recovery costs, plus approximately $2.7 million in carrying costs through the projected issuance date of the Investment Recovery Bonds of August 1, 2011, plus (b) upfront financing costs, in an amount not to exceed approximately $3.4 million, plus any adjustment, pursuant to an issuance advice letter, to reflect the cost of any approved credit enhancement, plus or minus (c) any change in carrying costs necessary to account for the actual bond issuance date. The financing order became final and non-appealable on August 30, 2011.

In the financing order, the Louisiana commission committed that it will act pursuant to the irrevocable financing order as expressly authorized by the Securitization Law to ensure that expected investment recovery charge revenues are sufficient to pay the scheduled principal of and interest on the Investment Recovery Bonds issued pursuant to the financing order and all other financing costs in connection with the Investment Recovery Bonds. The financing order, pursuant to the provisions of the Securitization Law and the financing order, is irrevocable and is not subject to reduction, alteration or impairment by further action of the Louisiana commission, except as contemplated by the periodic true-up adjustments. The financing order also concludes that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the irrevocable financing order are direct, explicit, irrevocable and unconditional upon issuance of the Investment Recovery Bonds, and are legally enforceable against the State and the Louisiana commission. Please read “ELL’s Financing Order” in the accompanying prospectus.

Payment and Record Dates and Payment Sources

Beginning June 1, 2012, we will make payments on the Investment Recovery Bonds semi-annually on June 1st and December 1st of each year, or, if that day is not a business day, the following business day (each, a payment date). So long as the Investment Recovery Bonds are in book-entry form, on each payment date, we will make interest and principal payments to the persons who are the holders of record as of the business day immediately prior to that payment date, which is referred to as the “record date.” If we issue certificated Investment Recovery Bonds to beneficial owners of the Investment Recovery Bonds, the record date will be the last business day of the calendar month immediately preceding the payment date. On each payment date, we will pay amounts on outstanding Investment Recovery Bonds from amounts available in the collection account and the related subaccounts held by the trustee in the priority set forth under “Credit Enhancement—How Funds in the Collection Account Will Be Allocated” in this prospectus supplement. These available amounts, which will include amounts collected by the servicer for us with respect to the investment recovery charges, are described in greater detail under “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated” and “The Servicing Agreement—Remittances to Collection Account” in the accompanying prospectus.

Principal Payments

On each payment date, we will pay principal of the Investment Recovery Bonds to the bondholders equal to the sum, without duplication, of:

•	the unpaid principal amount of the Investment Recovery Bonds on the final maturity date, plus

•	the unpaid principal amount of any bond upon acceleration following an event of default relating to the Investment Recovery Bonds, plus

•	any overdue payments of principal, plus

•	any unpaid and previously scheduled payments of principal, plus

•	the principal scheduled to be paid on any bond on that payment date,

but only to the extent funds are available in the collection account (including all applicable subaccounts) after payment of certain of our fees and expenses and after payment of interest as described below under “—Interest Payments.”

However, we will not pay principal of Investment Recovery Bonds on any payment date if making the payment would reduce the principal balance to an amount lower than the amount specified in the expected amortization schedule below on that payment date. Any excess funds remaining in the collection account after payment of principal, interest, applicable fees and expenses and payments to the applicable subaccounts of the collection account will be retained in the excess funds subaccount until applied on a subsequent payment date. The entire unpaid principal balance of the Investment Recovery Bonds will be due and payable on the final maturity date.

If an event of default under the indenture has occurred and is continuing, the trustee or the holders of a majority in principal amount of the Investment Recovery Bonds then outstanding may declare the unpaid principal balance of the Investment Recovery Bonds, together with accrued interest thereon, to be due and payable. However, the nature of our business will result in payment of principal upon an acceleration of the Investment Recovery Bonds being made as funds become available. Please read “Risk Factors—Risks Associated With the Unusual Nature of the Investment Recovery Property—Foreclosure of the trustee’s lien on the investment recovery property for the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect” and “—You may experience material payment delays or incur a loss on your investment in the investment recovery bonds because the source of funds for payment is limited” in the accompanying prospectus.

The expected sinking fund schedule below sets forth the corresponding principal payment that is scheduled to be made on each payment date for the Investment Recovery Bonds from the issuance date to the scheduled final payment date. Similarly, the expected amortization schedule below sets forth the principal balance that is scheduled to remain outstanding on each payment date for the Investment Recovery Bonds from the issuance date to the scheduled final payment date.

EXPECTED SINKING FUND SCHEDULE

Semi-Annual Payment Date	Sinking Fund Schedule*
6/1/2012	$12,327,862
12/1/2012	13,244,561
6/1/2013	6,711,155
12/1/2013	9,879,872
6/1/2014	10,448,621
12/1/2014	11,480,355
6/1/2015	9,279,164
12/1/2015	11,216,660
6/1/2016	9,963,664
12/1/2016	11,632,204
6/1/2017	9,984,436
12/1/2017	11,759,933
6/1/2018	10,298,990
12/1/2018	12,018,293
6/1/2019	10,493,267
12/1/2019	12,231,517
6/1/2020	10,741,454
12/1/2020	12,463,851
6/1/2021	10,980,138

Number of Payments	19

*	Totals may not add due to rounding.

We cannot assure you that the principal balance of the Investment Recovery Bonds will be reduced at the rate indicated in the table above. The actual reduction in principal balance may occur more slowly. The actual reduction in principal balance will not occur more quickly than indicated in the above table, except in the case of acceleration due to an event of default under the indenture. The Investment Recovery Bonds will not be in default if principal is not paid as specified in the schedule above unless the principal is not paid in full on or before the final maturity date.

EXPECTED AMORTIZATION SCHEDULE

Outstanding Principal Balance

Semi-Annual Payment Date	Tranche A-1 Balance
Issuance Date	$207,156,000

6/1/2012	194,828,138
12/1/2012	181,583,576
6/1/2013	174,872,422
12/1/2013	164,992,550
6/1/2014	154,543,929
12/1/2014	143,063,573
6/1/2015	133,784,409
12/1/2015	122,567,749
6/1/2016	112,604,086
12/1/2016	100,971,881
6/1/2017	90,987,445
12/1/2017	79,227,512
6/1/2018	68,928,521
12/1/2018	56,910,228
6/1/2019	46,416,961
12/1/2019	34,185,444
6/1/2020	23,443,990
12/1/2020	10,980,138
6/1/2021	—

On each payment date, the trustee will make principal payments to the extent the principal balance of the Investment Recovery Bonds exceeds the amount indicated for that payment date in the table above and to the extent of funds available in the collection account after payment of certain of our fees and expenses and after payment of interest.

Weighted Average Life Sensitivity

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of the security has been repaid to the investor. The rate of principal payments on the Investment Recovery Bonds, the aggregate amount of each interest payment on the Investment Recovery Bonds and the actual final payment date of the Investment Recovery Bonds will depend on the timing of the servicer’s receipt of investment recovery charges from customers. Please read “Weighted Average Life and Yield Considerations for the Investment Recovery Bonds” in the accompanying prospectus for further information. Changes in the expected weighted average life of the Investment Recovery Bonds in relation to variances in actual energy consumption levels (retail electric sales) from forecast levels are shown below. Severe stress cases on electricity consumption result in no measurable changes in the weighted average life.

Tranche	Expected Weighted Avg. Life (“WAL”) (yrs)	WAL
		-5% 0.68 (Standard Deviations from Mean)		-15% 3.81 (Standard Deviations from Mean)
		WAL (yrs)	Change (days)*	WAL (yrs)	Change (days)*
A-1	5.27	5.27	0	5.27	(1)

*	Number is rounded to whole days.

Assumptions

For the purposes of preparing the above chart, the following assumptions, among others, have been made: (i) the forecast error stays constant over the life of the Investment Recovery Bonds and is equal to an overestimate of electricity consumption of 5.0% (0.68 standard deviations from mean) or 15% (3.81 standard deviations from mean) and (ii) the Servicer makes timely and accurate filings to true-up the investment recovery charges semi-annually (and quarterly following the last scheduled final payment date). There can be no assurance that the weighted average lives of the Investment Recovery Bonds will be as shown.

Fees and Expenses

As set forth in the table below, the issuing entity is obligated to pay fees to ELL as initial servicer, the trustee, its independent manager(s) and ELL as administrator. The following tables illustrate this arrangement.

Recipient	Source of Payment	Fees and Expenses Payable
Servicer	Investment recovery charge collections and investment earnings.	$145,000 per annum (so long as ELL is servicer), payable in installments of $72,500 on each payment date, plus reimburseable expenses

Trustee	Investment recovery charge collections and investment earnings.	$5,150 per annum, plus expenses

Independent Manager(s)	Investment recovery charge collections and investment earnings.	$5,000 per annum, plus expenses

Administrator	Investment recovery charge collections and investment earnings.	$100,000 per annum, payable in installments of $50,000 on each payment date

If a servicer not affiliated with ELL is appointed, the servicing fee will be negotiated by the successor servicer and us; however, the LPSC must approve the appointment of any replacement servicer, and the annual servicing fee may not exceed 0.60% of the aggregate initial principal amount of all outstanding Investment Recovery Bonds without the approval of the LPSC and the satisfaction of the rating agency condition.

The investment recovery charges will also be used by the trustee for the payment of our other ordinary periodic operating expenses relating to the Investment Recovery Bonds, such as accounting and audit fees, rating agency fees, legal fees and certain reimbursable costs of the servicer under the servicing agreement.

Distribution Following Acceleration

Upon an acceleration of the maturity of the Investment Recovery Bonds, the total outstanding principal balance of and interest accrued on the Investment Recovery Bonds will be payable, without priority of interest over principal or principal over interest. Although principal will be due and payable upon acceleration, the nature of our business will result in principal being paid as funds become available. Please read “Risk Factors—Risks Associated with the Unusual Nature of the Investment Recovery Property—Foreclosure of the trustee’s lien on the investment recovery property for the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect” and “Risk Factors—You may experience material payment delays or incur a loss on your investment in the investment recovery bonds because the source of funds for payment is limited” in the accompanying prospectus.

Interest Payments

Holders of Investment Recovery Bonds will receive interest at the rate set forth in the table on page S-9.

Interest on the Investment Recovery Bonds will accrue from and including the date of issuance to but excluding the first payment date, and thereafter from and including the previous payment date to but excluding the applicable payment date until the Investment Recovery Bonds have been paid in full, at the interest rate indicated in the table on page S-9. Each of those periods is referred to as an “interest accrual period.” On each payment date, we will pay interest on the Investment Recovery Bonds equal to the following amount:

•	if there has been a payment default, any interest payable but unpaid on any prior payment date, together with interest on such unpaid interest, if any, and

•

accrued interest on the principal balance of the Investment Recovery Bonds from the close of business on the preceding payment date, or the date of the original issuance of the Investment Recovery Bonds, after giving effect to all payments of principal made on the preceding payment date, if any.

We will pay interest on the Investment Recovery Bonds before we pay principal on the Investment Recovery Bonds. Please read “Description of the Investment Recovery Bonds—Interest and Principal on the Investment Recovery Bonds” in the accompanying prospectus. If there is a shortfall in the amounts available in the collection account to make interest payments on the Investment Recovery Bonds, the trustee will distribute interest pro rata to the Investment Recovery Bonds based on the amount of interest payable thereon. Please read “Credit Enhancement—Collection Account and Subaccounts” in this prospectus supplement. We will calculate interest on the Investment Recovery Bonds on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

We may not voluntarily redeem the Investment Recovery Bonds prior to the scheduled final payment date.

CREDIT ENHANCEMENT

Credit enhancement for the Investment Recovery Bonds is intended to protect you against losses or delays in scheduled payments on your Investment Recovery Bonds. Please read “Risk Factors—You may experience material payment delays or incur a loss on your investment in the Investment Recovery Bonds because the source of funds for payment is limited” in the accompanying prospectus.

True-Up Mechanism

As authorized by the Securitization Law, the financing order requires that investment recovery charges be adjusted at least semi-annually to correct any overcollections or undercollections in the preceding six months and must be adjusted quarterly following the last scheduled final payment date. The initial true up is scheduled to occur on or about February 1, 2012. The financing order also requires the servicer to make interim true-up adjustments if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the Investment Recovery Bonds during the current or next succeeding semi-annual period and to replenish any draws upon the capital subaccount. These adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the Investment Recovery Bonds.

There is no “cap” on the level of investment recovery charges that may be imposed on customers to pay on a timely basis scheduled principal and interest on the Investment Recovery Bonds. Through the true-up mechanism, all customers cross share in the liabilities of all other customers for the payment of investment recovery charges.

The financing order concludes that the true-up mechanism and all other obligations of the State of Louisiana and the Louisiana commission set forth in the financing order are direct, explicit, irrevocable and unconditional upon issuance of the Investment Recovery Bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission. Please read “ELL’s Financing Order” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process” in the accompanying prospectus.

Collection Account and Subaccounts

The trustee will establish a collection account for the Investment Recovery Bonds to hold the capital contribution from ELL and collected investment recovery charges daily remitted to the trustee by the servicer. The collection account will consist of various subaccounts, including the following:

•	the general subaccount,

•	the excess funds subaccount, and

•	the capital subaccount.

For administrative purposes, the subaccounts may, but need not, be established as separate accounts which will be recognized individually as subaccounts and collectively as the collection account. Withdrawals from and deposits to these subaccounts will be made as described below in this prospectus supplement and under “Security for the Investment Recovery Bonds—Description of Indenture Accounts” and “—How Funds in the Collection Account Will Be Allocated” in the accompanying prospectus.

The General Subaccount. The trustee will deposit collected investment recovery charges remitted to it by the servicer with respect to the Investment Recovery Bonds into the general subaccount together with investment earnings on amounts on deposit in the collection account. On each payment date, the trustee will allocate amounts in the general subaccount as described under “—How Funds in the Collection Account Will Be Allocated” below.

The Excess Funds Subaccount. The excess funds subaccount will be funded with collected investment recovery charges and earnings on amounts in the collection account in excess of the amount necessary to pay on any payment date:

•	fees and expenses, including any indemnity payments, of the trustee, our independent manager(s), the servicer and the administrator and other fees, expenses, costs and charges,

•	principal and interest payments on the Investment Recovery Bonds required to be paid or scheduled to be paid on that payment date,

•	any amount required to replenish any amounts drawn from the capital subaccount, and

•	amounts necessary to pay us our return on our investment in the capital subaccount.

The periodic adjustments of the investment recovery charges will be calculated to eliminate any amounts held in the excess funds subaccount. These adjustments generally will occur semi-annually or quarterly or on an interim basis if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the Investment Recovery Bonds during the current or next succeeding semi-annual period and to replenish any draws upon the capital subaccount.

If amounts available in the general subaccount are not sufficient to pay the fees and expenses due on any payment date, to make required or scheduled payments to the bondholders and to replenish any amounts drawn from the capital subaccount, the trustee will first draw on any amounts in the excess funds subaccount to make those payments.

The Capital Subaccount. On the date we issue the Investment Recovery Bonds, ELL will deposit $1,035,780 into the capital subaccount as a capital contribution to us, which is equal to 0.5% of the initial outstanding principal balance of the Investment Recovery Bonds. The capital contribution has been set at a level sufficient to obtain the ratings on the Investment Recovery Bonds described in the accompanying prospectus under “Ratings for the Investment Recovery Bonds.” If amounts available in the general subaccount and the excess funds subaccount are not sufficient to make required or scheduled payments to the bondholders and to pay the fees and expenses specified in the indenture due on any payment date, the trustee will draw on amounts in the capital subaccount to make those payments. We will be entitled to earn a return on our capital contribution as described below.

How Funds in the Collection Account Will Be Allocated

Amounts remitted by the servicer to the trustee with respect to the Investment Recovery Bonds, including any indemnity amounts, and all investment earnings on amounts in the subaccounts in the collection account will be deposited into the general subaccount of the collection account.

On each payment date, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account for the Investment Recovery Bonds in the following priority:

1.	payment of the trustee’s fees, expenses and any outstanding indemnity amounts, not to exceed $1,000,000 in any 12-month period,

2.	payment of the servicing fee, relating to the Investment Recovery Bonds described in the table on page S-15 of this prospectus supplement, plus any unpaid servicing fees from prior payment dates,

3.	payment of the administration fee, and of the fees of our independent manager(s), which will be in an amount specified in an agreement between us and our independent manager(s), each as described in the table on page S-15 of this prospectus supplement, in each case with any unpaid administration or management fees from prior payment dates,

4.	payment of all of our other ordinary periodic operating expenses relating to the Investment Recovery Bonds, such as accounting and audit fees, rating agency fees, legal fees and reimbursable costs of the servicer under the servicing agreement,

5.	payment of the interest then due on the Investment Recovery Bonds, including any past-due interest,

6.	payment of principal then required to be paid on the Investment Recovery Bonds as a result of acceleration upon an event of default or at final maturity,

7.	payment of principal then scheduled to be paid on the Investment Recovery Bonds in accordance with the sinking fund schedule set forth on page S-13 of this prospectus supplement, including any previously unpaid scheduled principal,

8.	payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9.	replenishment of any amounts drawn from the capital subaccount for the Investment Recovery Bonds,

10.	if there is a positive balance after making the foregoing allocations, payment to us for remittance to ELL of an annual return on ELL’s capital contribution calculated at a rate equal to 2.040% of the capital contribution, or approximately $21,130 annually, together with any unpaid amounts from prior years; provided that no event of default has occurred or is continuing,

11.	allocation of the remainder, if any, to the excess funds subaccount, and

12.	after the Investment Recovery Bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.

If, on any payment date, funds in the general subaccount are insufficient to make the allocations or payments contemplated by clauses 1 through 9 of the first paragraph of this subsection, the trustee will draw from amounts on deposit in the following subaccounts in the following order up to the amount of the shortfall:

1.	from the excess funds subaccount for allocations and payments contemplated in clauses 1 through 9, and

2.	from the capital subaccount for allocations and payments contemplated in clauses 1 through 8.

If, on any payment date, available collections of investment recovery charges allocable to the Investment Recovery Bonds, together with available amounts in the related subaccounts, are not sufficient to pay interest due on all outstanding Investment Recovery Bonds on that payment date, amounts available will be allocated pro rata based on the amount of interest payable on the Investment Recovery Bonds. If, on any payment date, remaining collections of investment recovery charges allocable to the Investment Recovery Bonds, together with available amounts in the subaccounts, are not sufficient to pay principal due and payable on all outstanding Investment Recovery Bonds on that payment date, amounts available will be allocated pro rata based on the principal amount then due and payable. If the trustee uses amounts on deposit in the capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the related investment recovery charges will take into account, among other things, the need to replenish those amounts.

THE INVESTMENT RECOVERY CHARGES

Beginning on or about September 29, 2011, the initial investment recovery charges listed in the table below (which are expressed as a percentage of forecasted base revenues, i.e., electricity and demand charges) will be imposed on retail electric customers in each investment cost recovery group at the applicable rate for the group determined pursuant to the financing order. The servicer must remit investment recovery charges to the trustee within two servicer business days of receipt thereof. These investment recovery charges must be adjusted semi-annually (or more often) by the servicer in accordance with the financing order. Please read “Description of the Investment Recovery Property—Creation of Investment Recovery Property; Financing Order” in the accompanying prospectus.

Investment Cost Recovery Group[1]	Initial Investment Recovery Charge Rate[2]
Group 1 (Residential)	2.9311%
Group 2 (Small Commercial)	3.0510%
Group 3 (Large Commercial and Industrial)	3.2184%

[1]	Excludes Group 4 – Miscellaneous which pays a nominal amount approximately 0% of the periodic billing requirements.
[2]	Expressed as a percentage of forecasted base revenues, i.e., electricity and demand charges.

We estimate that the total investment recovery charges on an average residential bill in 2011 will approximate 1% of the total charges on the bill, and we estimate that the combined investment recovery charges and system restoration charges (also known as storm recovery charges) on an average residential bill in 2011 will approximate 8% of the total charges.

UNDERWRITING THE INVESTMENT RECOVERY BONDS

Subject to the terms and conditions in the underwriting agreement among us, ELL and the underwriters, for whom Morgan Stanley & Co. LLC is acting as representative, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase, the principal amount of the Investment Recovery Bonds listed opposite each underwriter’s name below:

Underwriter	Tranche A-1
Morgan Stanley & Co. LLC	$113,936,000
Citigroup Global Markets Inc.	51,789,000
Morgan Keegan & Company, Inc.	20,716,000
Stephens Inc.	20,715,000

Total:	$207,156,000

Under the underwriting agreement, the underwriters will take and pay for all of the Investment Recovery Bonds we offer, if any is taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The Underwriters’ Sales Price for the Investment Recovery Bonds

The Investment Recovery Bonds sold by the underwriters to the public will be initially offered at the prices to the public set forth on the cover of this prospectus supplement. The underwriters propose initially to offer the Investment Recovery Bonds to dealers at such prices, less a selling concession not to exceed the percentage listed below. The underwriters may allow, and dealers may reallow, a discount not to exceed the percentage listed below.

	Selling Concession	Reallowance Discount
Tranche A-1	0.21%	0.11%

After the initial public offering, the public offering prices, selling concessions and reallowance discounts may change.

No Assurance as to Resale Price or Resale Liquidity for the Investment Recovery Bonds

The Investment Recovery Bonds are a new issue of securities with no established trading market. They will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the Investment Recovery Bonds, but they are not obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market will develop for the Investment Recovery Bonds.

Various Types of Underwriter Transactions That May Affect the Price of the Investment Recovery Bonds

The underwriters may engage in overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids with respect to the Investment Recovery Bonds in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment transactions involve syndicate sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions are bids to purchase the Investment Recovery Bonds, which are permitted, so long as the stabilizing bids do not exceed a specific maximum price. Syndicate covering transactions involve purchases of the Investment Recovery Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the Investment Recovery Bonds originally sold by the syndicate member are purchased in a syndicate covering transaction. These overallotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the Investment Recovery Bonds to be higher than they would otherwise be. Neither we, ELL, the trustee, our managers nor any of the underwriters represent that the underwriters will engage in any of these transactions or that these transactions, if commenced, will not be discontinued without notice at any time.

We expect that delivery of the Investment Recovery Bonds will be made on or about September 22, 2011 (such settlement being referred to as “T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days (such settlement referred to as “T+3”), unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Investment Recovery Bonds on the date of this prospectus supplement or on the next business day will be required, by virtue of the fact that the Investment Recovery Bonds initially will settle at T+5, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Investment Recovery Bonds who wish to trade the Investment Recovery Bonds on the date of pricing or the next business day should consult their advisors.

Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to ELL and its affiliates for which they have in the past received, and in the future may receive, customary fees. Morgan Stanley & Co. LLC, as financial advisor, has rendered certain financial advisory services to us and will receive a net fee of $500,000 for such services, and will also receive reimbursement for certain expenses in connection with the offering, which is included in the expense estimate below. In accordance with FINRA Rule 5110 this advisory fee and the reimbursement of expenses are deemed underwriting compensation in connection with the offering. Sisung Group of New Orleans, Louisiana, as financial advisor to the LPSC, has rendered certain financial advisory/structuring services to the LPSC. In addition, each underwriter may from time to time take positions in the Investment Recovery Bonds.

We estimate that the total expenses of the offering to be paid from the proceeds of the sale of the Investment Recovery Bonds will be approximately $2,582,971.

We and ELL have agreed to indemnify the underwriters against some liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Investment Recovery Bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters, including the validity of the Investment Recovery Bonds and other conditions contained in the underwriting agreement, such as receipt of ratings confirmations, officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject offers in whole or in part.

THE TRUSTEE

The Bank of New York Mellon, a New York banking corporation, will be the trustee under the indenture. See “The Trustee” in the prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Sidley Austin LLP, counsel to us and to ELL, interest paid on the Investment Recovery Bonds generally will be taxable to a U.S. bondholder as ordinary interest income at the time it accrues or is received in accordance with the U.S. bondholder’s method of accounting for U.S. federal income tax purposes. Sidley Austin LLP has also issued an opinion, based on Revenue Procedure 2005-62, 2005-2 CB 507, that, for federal income tax purposes (1) we will not be treated as a taxable entity separate and apart from ELL, our sole member, and (2) the Investment Recovery Bonds will constitute indebtedness of ELL. Each beneficial owner of a bond, by acquiring a beneficial interest, agrees to treat such bond as indebtedness of our sole member secured by the collateral for federal (and, to the extent applicable, state) income tax purposes unless otherwise required by appropriate taxing authorities. Please read “Material U.S. Federal Income Tax Consequences” and “Material Louisiana State Tax Consequences” in the accompanying prospectus.

MATERIAL LOUISIANA STATE TAX CONSEQUENCES

In the opinion of Phelps Dunbar, L.L.P., counsel to us and to ELL, interest paid on the Investment Recovery Bonds generally will be taxed for Louisiana income tax purposes consistently with its taxation for U.S. federal income tax purposes and (assuming that the Investment Recovery Bonds will be treated as debt obligations of ELL for U.S. federal income tax purposes) such interest received by a person who is not otherwise subject to corporate or personal income tax in the state of Louisiana will not be subject to tax in Louisiana. Phelps Dunbar, L.L.P. has also issued an opinion that for Louisiana income tax purposes (1) we will not be treated as a taxable entity separate and apart from ELL, our sole member, and (2) the Investment Recovery Bonds will constitute indebtedness of ELL, assuming, in each case, that such treatment applies for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences” and “Material Louisiana State Tax Consequences” in the accompanying prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are incorporating by reference into this prospectus any future filings, which we or ELL, but solely in its capacity as our sponsor, make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any annual reports on Form 10-K) until the offering of the bonds is completed. These reports will be filed under our own name as issuing entity. Please read “Where You Can Find More Information” in the accompanying prospectus.

LEGAL PROCEEDINGS

There are no legal or governmental proceedings pending against us, the sponsor, seller, indenture trustee, or servicer, or of which any property of the foregoing is subject, that is material to the holders of the Investment Recovery Bonds.

LEGAL MATTERS

Certain legal matters relating to the Investment Recovery Bonds, including certain U.S. federal income tax matters and certain Louisiana state tax matters, will be passed on by Sidley Austin LLP, counsel to ELL and the issuing entity, by Phelps Dunbar, L.L.P., Louisiana counsel to ELL and the issuing entity, and by Duggins Wren Mann & Romero, LLP, Texas counsel to ELL, and by Dewey & LeBoeuf LLP, counsel to the underwriters. Certain legal matters relating to the investment recovery bonds will be passed on by Crawford Lewis, PLLC, counsel to the Louisiana commission. Dewey & LeBoeuf LLP has from time to time performed services for affiliates of ELL.

OFFERING RESTRICTIONS IN CERTAIN JURISDICTIONS

NOTICE TO RESIDENTS OF SINGAPORE

THE UNDERWRITERS ACKNOWLEDGE THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS HAS NOT BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE, AND THE BONDS WILL BE OFFERED PURSUANT TO EXEMPTIONS UNDER THE SECURITIES AND FUTURES ACT, CHAPTER 289 OF SINGAPORE (THE “SECURITIES AND FUTURES ACT”). ACCORDINGLY, THE BONDS MAY NOT BE OFFERED OR SOLD OR MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE NOR MAY THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF BONDS BE CIRCULATED OR DISTRIBUTED WHETHER DIRECTLY OR INDIRECTLY TO ANY PERSON IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SECURITIES AND FUTURES ACT, (II) TO A RELEVANT PERSON PURSUANT TO SECTION 275(1) OF THE SECURITIES AND FUTURES ACT, OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SECURITIES AND FUTURES ACT, AND IN ACCORDANCE WITH THE CONDITIONS, SPECIFIED IN SECTION 275 OF THE SECURITIES AND FUTURES ACT, OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SECURITIES AND FUTURES ACT.

The bonds are offered through Morgan Stanley Asia (Singapore) Plc, an entity registered by the Monetary Authority of Singapore.

NOTICE TO RESIDENTS OF PEOPLE’S REPUBLIC OF CHINA

THE BONDS SHALL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA, EXCLUDING HONG KONG, MACAU AND TAIWAN, (THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE BONDS BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE STATE DOES NOT REPRESENT THAT THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY BONDS MAY BE LAWFULLY OFFERED, IN COMPLIANCE OF ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE STATE WHICH WOULD PERMIT A PUBLIC OFFERING OF ANY BONDS OR THE DISTRIBUTION OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IN THE PRC. ACCORDINGLY, THE BONDS ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

NOTICE TO RESIDENTS OF JAPAN

THE BONDS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE ACT OF JAPAN (LAW NO. 25 OF 1948, AS AMENDED (THE “FIEL”)) AND, ACCORDINGLY, EACH OF THE UNDERWRITERS HAS REPRESENTED, WARRANTED AND AGREED THAT IT WILL NOT OFFER OR SELL ANY BONDS, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY JAPANESE PERSON OR TO OTHERS FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO ANY JAPANESE PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH THE FIEL AND ANY OTHER APPLICABLE LAWS AND REGULATIONS OF JAPAN. FOR THE PURPOSES OF THIS PARAGRAPH, “JAPANESE PERSON” SHALL MEAN ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANISED UNDER THE LAWS AND REGULATIONS OF JAPAN.

NOTICE TO RESIDENTS OF HONG KONG

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY BONDS OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) OF HONG KONG AND ANY RULES MADE UNDER THAT ORDINANCE; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES ORDINANCE (CAP. 32) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THAT ORDINANCE; AND IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE BONDS, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO BONDS WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE AND ANY RULES MADE UNDER THAT ORDINANCE.

NOTICE TO RESIDENTS OF THE EUROPEAN ECONOMIC AREA

IN RELATION TO EACH MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”), EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE (THE “RELEVANT IMPLEMENTATION DATE”) IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE INVESTMENT RECOVERY BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE PRIOR TO THE PUBLICATION OF A PROSPECTUS IN RELATION TO THE INVESTMENT RECOVERY BONDS WHICH HAS BEEN APPROVED BY THE COMPETENT AUTHORITY IN THAT MEMBER STATE OR, WHERE APPROPRIATE, APPROVED IN ANOTHER RELEVANT MEMBER STATE AND PUBLISHED AND NOTIFIED TO THE COMPETENT AUTHORITY IN THAT RELEVANT MEMBER STATE, ALL IN ACCORDANCE WITH THE PROSPECTUS DIRECTIVE AS IMPLEMENTED IN THAT RELEVANT MEMBER STATE OR FOLLOWING, IN EITHER CASE,

TWELVE MONTHS AFTER SUCH PUBLICATION, EXCEPT THAT IT MAY, WITH EFFECT FROM AND INCLUDING THE RELEVANT IMPLEMENTATION DATE, MAKE AN OFFER OF SUCH BONDS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE:

(A) SOLELY TO QUALIFIED INVESTORS (AS DEFINED IN THE PROSPECTUS DIRECTIVE);

(B) TO FEWER THAN 100 NATURAL OR LEGAL PERSONS (OR, IF THE RELEVANT MEMBER STATE HAS IMPLEMENTED THE RELEVANT PROVISION OF THE 2010 AMENDING DIRECTIVE, 150 NATURAL OR LEGAL PERSONS) OTHER THAN QUALIFIED INVESTORS AS DEFINED IN THE PROSPECTUS DIRECTIVE, SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE REPRESENTATIVE OF THE UNDERWRITERS FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE,

PROVIDED THAT NO SUCH OFFER OF THE INVESTMENT RECOVERY BONDS SHALL REQUIRE THE STATE OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE OR SUPPLEMENT A PROSPECTUS PURSUANT TO ARTICLE 16 OF THE PROSPECTUS DIRECTIVE.

FOR PURPOSES OF THIS PROVISION, THE EXPRESSION AN “OFFER OF THE INVESTMENT RECOVERY BONDS TO THE PUBLIC” IN RELATION TO ANY INVESTMENT RECOVERY BONDS IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE INVESTMENT RECOVERY BONDS TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE INVESTMENT RECOVERY BONDS, AS THE SAME MAY BE VARIED IN THAT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT MEMBER STATE, THE EXPRESSION “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE OR AMENDING MEASURE IN EACH RELEVANT MEMBER STATE AND THE EXPRESSION “2010 AMENDING DIRECTIVE” MEANS DIRECTIVE 2010/73/EC.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

EACH OF THE UNDERWRITERS HAS REPRESENTED AND AGREED THAT (I) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (THE “FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE BONDS IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY; AND (II) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE BONDS IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PROSPECTUS

Entergy Louisiana

Investment Recovery Funding I, L.L.C.

Issuing Entity

Senior Secured Investment Recovery Bonds

Entergy Louisiana, LLC

Seller, Initial Servicer and Sponsor

You should carefully consider the Risk Factors beginning on page 13 of this prospectus before you invest in the investment recovery bonds.

We, the issuing entity, may, in the future, issue the investment recovery bonds as described in this prospectus. The bonds may have one or more tranches. The investment recovery bonds represent only our obligations and are backed only by our assets. Entergy Louisiana, LLC and its affiliates, other than us, are not liable for any payments on the investment recovery bonds. The investment recovery bonds are not a debt or general obligation of the State of Louisiana, the Louisiana Public Service Commission or any other governmental agency or instrumentality and are not a charge on the full faith and credit or the taxing power of the State of Louisiana or any governmental agency or instrumentality. Except in their capacity as customers, neither the State of Louisiana nor any political subdivision, agency, authority or instrumentality of the State of Louisiana, nor any other public or private entity, will be obligated to provide funds for the payment of the investment recovery bonds.

We are a special purpose entity and own no property other than the collateral described in this prospectus. The collateral is the sole source of payment for the investment recovery bonds.

We may offer and sell the investment recovery bonds by use of this prospectus. We will provide the specific terms of any offerings in one or more supplements to this prospectus. You should read this prospectus and the related prospectus supplement carefully before you invest in the investment recovery bonds. This prospectus may not be used to offer and sell the investment recovery bonds unless accompanied by a prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is September 2, 2011.

The Louisiana commission might attempt to take actions that could reduce the value of your investment in the investment recovery bonds.	15
SERVICING RISKS	15
Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the investment recovery bonds.	15
Changes to billing and collection practices may reduce the amount of funds available for payments on the investment recovery bonds.	16
Your investment in the investment recovery bonds depends on ELL or its successor or assignee, acting as servicer of the investment recovery property.	16
If we replace ELL as the servicer, we may experience difficulties finding and using a replacement servicer.	17
Limits on rights to terminate service might make it more difficult to collect the investment recovery charges.	17
RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE INVESTMENT RECOVERY PROPERTY	17
Foreclosure of the trustee’s lien on the investment recovery property for the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect.	17
STORM RELATED RISK	17
Storm damage to ELL’s operations could impair payment of the investment recovery bonds.	17
RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF THE SELLER OR THE SERVICER	18
The servicer will commingle the investment recovery charges with other revenues it collects, which might obstruct access to the investment recovery charges in case of the servicer’s bankruptcy and reduce the value of your investment in the investment recovery bonds.	18

i

The bankruptcy of ELL or any successor seller might result in losses or delays in payments on the investment recovery bonds.	18
The sale of the investment recovery property might be construed as a financing and not a sale in a case of ELL’s bankruptcy which might delay or limit payments on the investment recovery bonds.	20
If the servicer enters bankruptcy proceedings, the collections of the investment recovery charges held by the servicer as of the date of bankruptcy might constitute preferences, which means these funds might be unavailable to pay amounts owing on the investment recovery bonds.	20
Claims against ELL or any successor seller might be limited in the event of a bankruptcy of the seller.	21
The bankruptcy of ELL or any successor seller might limit the remedies available to the trustee.	21
OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE INVESTMENT RECOVERY BONDS	21
ELL’s indemnification obligations under the sale and servicing agreements are limited and might not be sufficient to protect your investment in the investment recovery bonds.	21
ELL may cause the issuance of additional investment recovery property through another affiliated entity.	22
ELL’s ratings might affect the market value of the investment recovery bonds.	22
Technological change might make alternative energy sources more attractive in the future.	22
The absence of a secondary market for the investment recovery bonds might limit your ability to resell your investment recovery bonds.	22
THE SECURITIZATION LAW	22
The Securitization Law Authorizes Utilities to Recover Investment Recovery Costs Through the Issuance of Bonds Pursuant to a Financing Order	22
ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs	23

ii

iii

READING THIS PROSPECTUS AND THE ACCOMPANYING SUPPLEMENT

This prospectus is part of a registration statement we have filed with the SEC using a “shelf” registration process. By using this process, we may offer the investment recovery bonds in the future. This prospectus provides you with a general description of the investment recovery bonds we may offer. When we offer investment recovery bonds, we will provide a supplement to this prospectus. The prospectus supplement will describe the specific terms of the offering. The prospectus supplement may also contain information that supplements the information contained in this prospectus, and you should rely on the supplementary information in that prospectus supplement. Please read carefully this prospectus, the prospectus supplement and the information, if any, contained in the documents we refer to in this prospectus under the heading “Where You Can Find More Information.”

References in this prospectus and the prospectus supplement to the terms we, us, ELL Funding I or the issuing entity mean Entergy Louisiana Investment Recovery Funding I, L.L.C. References to ELL, the seller or the sponsor refer to Entergy Louisiana, LLC or to any successor to the rights and obligations of ELL under the sale agreement referred to in this prospectus. References to the servicer refer to ELL in that capacity and any successor servicer under the servicing agreement referred to in this prospectus. Unless the context otherwise requires, the term customer means any existing or future LPSC-jurisdictional customer receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana Public Service Commission, subject to limited exceptions for certain curtailable and interruptible loads for industrial and large commercial customers and certain self-generation exempted under the financing order. References to the Louisiana commission or LPSC refer to the Louisiana Public Service Commission. ELL customers not subject to the jurisdiction of the Louisiana commission will not pay investment recovery charges. You can find a glossary of some of the other defined terms we use in this prospectus on page 105 of this prospectus.

We have included cross-references to sections in this prospectus where you can find further related discussions. You can also find key topics in the table of contents on the preceding pages. Check the table of contents to locate these sections.

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone else to provide you with any different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the investment recovery bonds in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is current only as of the date of this prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Some statements contained in this prospectus and the prospectus supplement concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not historical facts, including statements in the documents that are incorporated by reference as discussed in this prospectus under the heading “Where You Can Find More Information,” are forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially from those expressed or implied by these statements. In some cases, you can identify our forward-looking statements by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will,” or other similar words.

We have based our forward-looking statements on our management’s belief, expectations and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

The following are some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements:

•

state and federal legislative and regulatory actions or developments, including deregulation, re-regulation and restructuring of the electric utility industry, and changes in, or changes in application of, laws or regulations applicable to other aspects of our business;

•

weather variations and other natural phenomena, including hurricanes, tropical storms, ice or snow storms, floods and other weather-related events and natural disasters, affecting electric customer energy usage in ELL’s LPSC-jurisdiction service territory;

•	national or regional economic conditions affecting energy usage by ELL’s Louisiana customers;

•	acts of war or terrorism or other catastrophic events affecting energy usage by ELL’s Louisiana customers or affecting ELL’s electric system;

•

the accuracy of the servicer’s forecast of electrical consumption or electric revenues, including the servicer’s estimates of industrial, commercial and residential growth of ELL’s Louisiana customers;

•	the accuracy of the servicer’s projection of customer delinquencies, collections and write-offs;

•	changes in market demand and demographic patterns;

•	the operating performance of ELL’s facilities and the facilities of potential future third-party suppliers of electric energy to ELL’s Louisiana customers;

•	the reliability of the systems, procedures and other infrastructure necessary to operate the retail electric business in Louisiana; and

•	other factors we discuss in this prospectus, any prospectus supplement and any of our SEC filings.

You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward-looking statement.

PROSPECTUS SUMMARY

This summary contains a brief description of the investment recovery bonds we may offer by use of this prospectus. You will find a more detailed description of the terms of the offering of the investment recovery bonds following this summary.

You should carefully consider the Risk Factors beginning on page 13 of this prospectus before you invest in the investment recovery bonds.

Summary of the Investment Recovery Bonds

The issuing entity:	Entergy Louisiana Investment Recovery Funding I, L.L.C. is a direct, wholly owned subsidiary of ELL and a limited liability company formed under Louisiana law. We were formed solely to purchase and own investment recovery property, to issue the investment recovery bonds secured by investment recovery property and to perform any activity incidental thereto. The investment recovery bonds offered by this prospectus are the only bonds we are authorized to issue. Please read “Entergy Louisiana Investment Recovery Funding I, L.L.C., The Issuing Entity.”

Our address:	4809 Jefferson Highway, Conference Room 43, Jefferson, Louisiana 70121

Our telephone number:	(504) 840-2608

Seller, initial Servicer and Sponsor of investment recovery property:	ELL is a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005, ELL succeeded to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc. (“ELI”), an electric public utility company providing service to customers in the State of Louisiana since 1927. ELL is a vertically integrated electric utility providing generation, transmission and distribution service in Louisiana. As of December 31, 2010, ELL provided electric service to approximately 666,634 retail customers in Louisiana. As of December 31, 2010, approximately 22,170 of these customers were not under the jurisdiction of the LPSC and will not pay the investment recovery charges as long as they are not subject to the jurisdiction of the LPSC. During the 12 months ended December 31, 2010, ELL’s total retail electric deliveries to its customers were approximately 47% industrial, 21% commercial, 31% residential and 2% government and municipal. The retail customer base includes a mix of residential, commercial and diversified industrial retail customers. During the twelve months ended December 31, 2010, ELL delivered approximately 30.6 billion kilowatt hours of electricity resulting in billed electric revenue of $2,242.9 million.

All of the common membership interests in ELL are held by Entergy Louisiana Holdings, Inc., a Texas corporation. Entergy Louisiana

Holdings, Inc. is a wholly-owned subsidiary of Entergy Corporation, referred to as Entergy, a Delaware corporation based in New Orleans, Louisiana. Entergy is an integrated energy company engaged primarily in electric power production and retail distribution operations. None of ELL, Entergy Louisiana Holdings, Inc. and Entergy or any other affiliate (other than us) is an obligor of the investment recovery bonds.

ELL’s address:	446 North Boulevard, Baton Rouge, Louisiana 70802

ELL’s phone number:	(225) 381-5868

The trustee:	The trustee for the of investment recovery bonds will be The Bank of New York Mellon, a New York banking corporation. Please read “The Trustee.”

Transaction overview:	On June 24, 2011, the LPSC approved an uncontested settlement pursuant to which ELL could recover costs relating to the cancellation of a repowering project at ELL’s 538 –MW Little Gypsy steam generating station. The LPSC ordered ELL to pursue the recovery of such costs through securitization under The Louisiana Electric Utility Investment Recovery Securitization Act, which was passed by the Louisiana Legislature in 2010. This act established a new financing vehicle by which electric utilities could use securitization financing to recover the costs of, among other things, cancelled generation facilities. This new provision of Louisiana law, the Securitization Law, is codified at Louisiana Revised Statutes 45:1251-1261.

The Securitization Law authorizes electric utilities in Louisiana, including ELL, upon approval by the Louisiana commission, to finance the recovery of certain costs incurred due to the cancellation of construction of electric generating or transmission facilities, which are referred to under the Securitization Law and in this prospectus as investment recovery costs, and the costs of issuing investment recovery bonds, which are referred to as upfront financing costs, through the issuance of investment recovery bonds. We sometimes refer to investment recovery bonds as bonds.

A Louisiana utility subject to the jurisdiction of the Louisiana commission proposing to finance investment recovery costs through investment recovery bonds must apply to the Louisiana commission for a financing order under the Securitization Law. ELL applied for a financing order under the Securitization Law, and the financing order was issued by the Louisiana commission on August 12, 2011. The financing order authorizes the issuance of approximately $207.2 million in bonds (based upon an assumed September 2011 issuance date). Any references in this prospectus to the financing order, unless the context indicates otherwise, are to this financing order issued on August 12, 2011. Please refer to “ELL’s Financing Order” in this prospectus.

Pursuant to the Securitization Law, the Louisiana commission may adopt a financing order that imposes, for payment of the investment recovery bonds and ongoing financing costs for supporting and servicing the bonds, an irrevocable, nonbypassable investment recovery charge on ELL customers. Customer means any existing or future LPSC-jurisdictional customer receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana Public Service Commission, Under current law, customers cannot buy their electricity from alternative electricity suppliers. Certain curtailable and interruptible loads for industrial and large commercial customers as well as certain self-generation are exempted from the investment recovery charges under the financing order. The amount and terms for collections of these investment recovery charges are governed by the financing order issued by the Louisiana commission.

The Securitization Law permits an electric utility to transfer its rights and interests under a financing order, including the right to impose, bill, collect and receive investment recovery charges, to a special purpose entity formed by the electric utility to issue debt securities secured by the right to receive revenues arising from the investment recovery charges. The electric utility’s right to receive the investment recovery charges, all revenues and collections resulting from the investment recovery charges and its other rights and interests under a financing order (except ELL’s right to seek to recover certain remaining upfront financing costs from other rates and charges) constitute investment recovery property. The investment recovery property was created upon issuance of the financing order.

In the financing order, the Louisiana commission commits that it will act pursuant to the irrevocable financing order as expressly authorized by the Securitization Law to ensure that expected investment recovery charge revenues are sufficient to pay at all times the scheduled principal and interest on the investment recovery bonds and all other financing costs in connection with the investment recovery bonds.

The primary transactions underlying the offering of the investment recovery bonds are as follows:

•	ELL will sell investment recovery property to us in exchange for the net proceeds from the sale of the investment recovery bonds,

•	we will sell the investment recovery bonds, which will be secured primarily by the investment recovery property, to the underwriters named in the prospectus supplement, and

•	ELL will act as the servicer of the investment recovery property.

The investment recovery bonds are not obligations of the trustee, our managers (who, under our limited liability company operating agreement, manage us), ELL, Entergy or of any of their affiliates other than us. The investment recovery bonds are also not obligations of the State of Louisiana or any governmental agency, authority or instrumentality of the State of Louisiana. Except in their capacity as customers, neither the State of Louisiana nor any political subdivision, agency, authority or instrumentality of the State of Louisiana, nor any other public or private entity, will be obligated to provide funds for the payment of the investment recovery bonds.

The following chart represents a general summary of the parties to the transactions underlying the offering of the investment recovery bonds, their roles and their various relationships to the other parties:

Parties to Transaction and Responsibilities

Flow of Funds

The following chart represents a general summary of the flow of funds following issuance of the investment recovery bonds:

*	Includes only LPSC-jurisdictional customers. As of December 31, 2010, ELL provided electric service to approximately 666,634 retail customers, of whom approximately 644,464 were under the jurisdiction of the Louisiana commission.
**	Payments of principal and interest will follow payment of certain fees and operating expenses.

The Collateral

The investment recovery bonds will be secured by the collateral. The principal asset pledged will be investment recovery property, which is a present property right created under the Securitization Law by a financing order issued by the Louisiana commission. The collateral will also consist of:

•

our rights under the sale agreement pursuant to which we will acquire the investment recovery property, under an administration agreement and under the bill of sale delivered by ELL pursuant to the sale agreement,

•	our rights under the financing order, including the right to charge and receive investment recovery charges and to obtain periodic adjustments to such charges under the true-up mechanism,

•	our rights under the servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement,

•	the collection account for the investment recovery bonds and all related subaccounts,

•	all of our other property related to the investment recovery bonds, other than any cash released to us by the trustee as a return for ELL’s capital contribution to us,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all payments on or under and all proceeds in respect of any or all of the foregoing.

Please read “Security for the Investment Recovery Bonds.”

The Investment Recovery Property

In general terms, all of the rights and interests of ELL under a financing order that are transferred to us pursuant to a sale agreement are referred to in this prospectus and the prospectus supplement as investment recovery property. Investment recovery property includes the right to impose, bill, collect and receive investment recovery charges in amounts sufficient to pay principal and interest and to make other deposits in connection with the investment recovery bonds. Investment recovery charges are payable by ELL’s customers who consume electricity that is delivered through the transmission and distribution system of ELL or its successors or assigns. During the twelve months ended December 31, 2010, approximately 47% of ELL’s total retail electric deliveries were to industrial customers, 21% were to commercial customers, 31% were to residential customers and 2% were to government and municipal customers.

Investment recovery charges authorized in a financing order are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Louisiana commission, except for semi-annual, quarterly, interim and non-standard true-up adjustments to correct overcollections or undercollections and to provide for the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the investment recovery bonds. Please read “The Servicing Agreement—The Investment Recovery Charge Adjustment Process.” All revenues and collections resulting from investment recovery charges are part of the investment recovery property with respect to the investment recovery bonds.

We will purchase investment recovery property from ELL to support the issuance of the investment recovery bonds. The servicer will collect the applicable investment recovery charges through billing and collecting the investment recovery charge from ELL’s customers. ELL will then remit the collections to the trustee on a daily basis.

Interest Payments

Interest on each tranche of investment recovery bonds will accrue from the date we issue the tranche of investment recovery bonds at the interest rate stated in the prospectus supplement. On each payment date, we will pay interest on each tranche of investment recovery bonds equal to the following amounts:

•	if there has been a payment default, any interest payable but unpaid on any prior payment dates, together with interest on such unpaid interest, if any, and

•

accrued interest on the principal balance of each tranche of investment recovery bonds as of the close of business on the preceding payment date (or, in the case of the first payment date, on the date of the original issuance of each tranche of investment recovery bonds) after giving effect to all payments of principal made on the preceding payment date, if any.

We will pay interest on each tranche of investment recovery bonds before we pay the principal of any tranche of investment recovery bonds. Please read “Description of the Investment Recovery Bonds—Interest and Principal on the Investment Recovery Bonds.” If there is a shortfall in the amounts available in the applicable collection account to make interest payments, the trustee will distribute interest pro rata to each tranche of the investment recovery bonds based on the amount of interest payable on each outstanding tranche. We will calculate interest on the basis of a 360-day year of twelve 30-day months.

Principal Payments and Record Dates and Payment Sources

On each payment date specified in the prospectus supplement for the investment recovery bonds, we will pay amounts then due or scheduled to be paid on outstanding investment recovery bonds from amounts available in the collection account and the subaccounts held by the trustee. We will make these payments to the holders of record of the investment recovery bonds on the related record date specified in the prospectus supplement.

Amounts available to make these payments will include the applicable investment recovery charges imposed, charged and collected by the servicer for us since the last payment date, are described in greater detail under “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated” and “The Servicing Agreement—Remittances to Collection Account.” The trustee will pay the principal of each tranche of investment recovery bonds in the amounts and on the payment dates specified in the expected sinking fund schedule described in the prospectus supplement, but only to the extent investment recovery charge collections received from the servicer and amounts available from trust accounts held by the trustee are sufficient to make principal payments after payment of amounts having a higher priority of payment. Please read “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated.”

Priority of Distributions

On each payment date for the investment recovery bonds, the trustee will allocate or pay all amounts on deposit in the general subaccount of the collection account in the following order of priority:

1.	payment of the trustee’s fees, expenses and any outstanding indemnity amounts, the total amount of which may be paid in any 12-month period may be capped as set forth in the prospectus supplement,

2.	payment of the servicing fee, which will be a fixed amount specified in the servicing agreement, plus any unpaid servicing fees from prior payment dates,

3.	payment of the administration fee, which will be a fixed amount specified in the administration agreement between us and ELL, and of the fees of our independent manager(s), which will be in an amount specified in an agreement between us and our independent manager(s), in each case with any unpaid administration or management fees from prior payment dates,

4.	payment of all of our other ordinary periodic operating expenses, such as accounting and audit fees, rating agency fees, legal fees and reimbursable costs of the servicer under the servicing agreement,

5.	payment of the interest then due on the investment recovery bonds, including any past-due interest,

6.	payment of the principal then required to be paid on the investment recovery bonds at final maturity or upon acceleration,

7.	payment of the principal then scheduled to be paid on the investment recovery bonds, including any previously unpaid principal balance,

8.	payment of any of our remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including all remaining indemnity amounts owed to the trustee,

9.	replenishment of any amounts drawn from the capital subaccount,

10.	if there is a positive balance after making the foregoing allocations, payment to us for remittance to ELL of a return on ELL’s capital contribution to us set forth in the prospectus supplement; provided that no event of default has occurred or is continuing,

11.	allocation of the remainder, if any, to the excess funds subaccount, and

12.	after the investment recovery bonds have been paid in full and discharged, the balance, together with all amounts in the capital subaccount and the excess funds subaccount, to us free and clear of the lien of the indenture.

The trustee’s fees, expenses and indemnity amounts referred to in clause 1 above and the amount of the servicer’s fee referred to in clause 2 above will be described in the prospectus supplement for the investment recovery bonds. The priority of distributions for the collected investment recovery charges, as well as available amounts in the subaccounts, are described in more detail under “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated,” as well as in the prospectus supplement.

Credit Enhancement

Credit enhancement for the investment recovery bonds, which is intended to protect you against losses or delays in scheduled payments on the investment recovery bonds, will be as follows:

•

The Securitization Law and the financing order require periodic, formulaic adjustments to the investment recovery charges to make up for any shortfall or reduce any excess in collected investment recovery charges. We sometimes refer to these adjustments as the true-up adjustments or true-up mechanism. These adjustments will be made at least semi-annually (and quarterly following the last scheduled final payment date) to ensure the projected recovery of amounts sufficient to provide timely payment of debt service and all other financing costs in connection with the investment recovery bonds. In addition to the semi-annual and (if necessary) quarterly adjustments, interim adjustments may be required in order to assure the payment of debt service on the investment recovery bonds and related financing costs. Please read “ELL’s Financing Order—True-Ups.”

•

Collection Account—Under the indenture, the trustee will hold a collection account for the investment recovery bonds, divided into various subaccounts. The primary subaccounts for credit enhancement purposes are:

•

the general subaccount—the trustee will deposit into the general subaccount all investment recovery charge collections remitted to it by the servicer and investment earnings on amounts in the collection account;

•	the capital subaccount—ELL will deposit an amount specified in the prospectus supplement into the capital subaccount on the date of issuance of the investment recovery bonds; and

•	the excess funds subaccount—any excess amount of collected investment recovery charges and investment earnings will be held in the excess funds subaccount.

Each of these subaccounts will be available to make payments on the investment recovery bonds on each payment date.

Relationship to Other Irrevocable Charges for which ELL acts as Servicer

ELL also serves as servicer for the collection of irrevocable, nonbypassable system restoration charges (which have substantially identical characteristics as the investment recovery charges). These charges are collected by ELL for the benefit of the holders of two series of system restoration bonds, specifically $678.7 million of system restoration bonds issued in 2008 and $468.9 million of system restoration bonds issued in 2010. The system restoration bonds were issued by instrumentalities of the State of Louisiana. The system restoration bonds were authorized by special legislation and under financing orders issued by the LPSC for the purpose of making non-shareholder capital contributions to ELL. These non-shareholder capital contributions helped ELL to recover from the damage to its system caused by Hurricanes Katrina and Rita in 2005 and Hurricanes Gustav and Ike in 2008. ELL collects the system restoration charges, as servicer, and remits the charges as collected to the trustees for the respective bondholders. See “The Seller, Initial Servicer and Sponsor – Servicing Activities Relating to System Restoration Bonds” herein.

State and Commission Pledges

The legislature and the State of Louisiana have each pledged in the Securitization Law that it will not take or permit any action that would impair the value of the investment recovery property, or, except as permitted in connection with a true-up adjustment authorized by the Securitization Law and by the LPSC, reduce, alter or impair the investment recovery charges until the principal, interest and premium, and any other financing costs or charges incurred and contracts to be performed in connection with the investment recovery bonds, have been paid and performed in full. However, nothing will preclude any such limitation or alteration if and when full compensation by law is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

The Louisiana commission has jurisdiction over ELL pursuant to Article 4, Section 21, of the Louisiana Constitution. In the financing order, the Louisiana commission has pledged that the financing order is irrevocable until the indefeasible payment in full of the investment recovery bonds and the financing costs. Except in connection with a refinancing, or to implement any true-up mechanism authorized by the Securitization Law, the Louisiana commission has pledged that it will not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges or in any way reduce or impair the value of the investment recovery property. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

The investment recovery bonds do not, directly or indirectly or contingently, obligate the State of Louisiana or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the investment recovery bonds, other than for paying investment recovery charges in their capacity as consumers of electricity.

Optional Redemption

We will not have the option to redeem or otherwise prepay any investment recovery bonds prior to their scheduled final payment dates.

Scheduled Final Payment Dates and Final Maturity Dates

Failure to pay a scheduled principal payment on any payment date or the entire outstanding amount of the investment recovery bonds of any tranche by the scheduled final payment date will not result in a default with respect to that tranche. The failure to pay the entire outstanding principal balance of the investment recovery bonds of any tranche will result in a default only if such payment has not been made by the final maturity date for the tranche, or on any date set for redemption of the investment recovery bonds. We will specify the scheduled final payment date and the final maturity date of each tranche of investment recovery bonds in the prospectus supplement.

Ratings for the Investment Recovery Bonds

We expect that the investment recovery bonds will receive credit ratings from three nationally recognized statistical rating organizations (“NRSRO”). Please read “Ratings for the Investment Recovery Bonds.”

Reports to Investment Recovery Bondholders

Pursuant to the indenture, the trustee will provide to the holders of record of the investment recovery bonds regular reports prepared by the servicer containing information concerning, among other things, us and the collateral for the investment recovery bonds. Unless and until the investment recovery bonds are issued in definitive certificated form, the reports will be provided to The Depository Trust Company. The reports will be available to beneficial owners of the investment recovery bonds upon written request to the trustee or the servicer. These reports will not be examined and reported upon by an independent public accountant. In addition, no independent public accountant will provide an opinion thereon. Please read “Description of the Investment Recovery Bonds—Reports to Bondholders.”

Servicing Compensation

We will pay the servicer on each payment date the servicing fee with respect to the investment recovery bonds. As long as ELL or any affiliated entity acts as servicer, this fee will be $145,000 annually. In addition, ELL, as servicer will be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services incurred by it to comply with SEC reporting requirements. If a third-party servicer is appointed, the servicing fee will be negotiated by the successor servicer and the trustee, but will not, unless the Louisiana commission consents, exceed 0.60% of the initial principal balance of the investment recovery bonds on an annualized basis. In no event will the trustee be liable for any servicing fee in its individual capacity.

Tax Status

In the opinion of our and ELL’s counsel, Sidley Austin LLP, for federal income tax purposes, and in the opinion of Phelps Dunbar L.L.P. for Louisiana tax purposes, the investment recovery bonds will constitute indebtedness of ELL, our sole member. If you purchase a beneficial interest in any investment recovery bond, you agree by your purchase to treat the investment recovery bonds as debt of our sole member for federal income tax purposes and Louisiana tax purposes.

ERISA Considerations

Pension plans and other investors subject to ERISA may acquire the investment recovery bonds subject to specified conditions. The acquisition and holding of the investment recovery bonds could be treated as a direct or indirect prohibited transaction under ERISA. Accordingly, by purchasing the investment recovery bonds, each investor purchasing on behalf of a pension plan will be deemed to represent and warrant that the purchase and subsequent holding of the investment recovery bonds will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Please read “ERISA Considerations.”

RISK FACTORS

Please carefully consider all the information we have included or incorporated by reference in this prospectus and the prospectus supplement, including the risks described below and the statements in “Cautionary Statement Regarding Forward-Looking Information,” before deciding whether to invest in the investment recovery bonds.

You may experience material payment delays or incur a loss on your investment in the investment recovery bonds because the source of funds for payment is limited.

The only source of funds for payment of the investment recovery bonds will be our assets, which consist of:

•	the investment recovery property securing the investment recovery bonds, including the right to impose, bill, collect and receive investment recovery charges;

•	the rights under a financing order, including the statutory true-up mechanism;

•	the funds on deposit in the accounts held by the trustee; and

•	our rights under various contracts we describe in this prospectus.

The investment recovery bonds are not a charge on the full faith and credit or taxing power of the State of Louisiana or any of its political subdivisions, agencies or instrumentalities, nor will the investment recovery bonds be insured or guaranteed by ELL, including in its capacity as the servicer, Entergy Louisiana Holdings, Inc., or by its ultimate parent, Entergy, any of their respective affiliates (other than us), the trustee or by any other person or entity. Thus, you must rely for payment of the investment recovery bonds solely upon the legislation, the irrevocable financing order and state and federal constitutional rights to enforcement of the legislation and the financing order, and collections of the investment recovery charges and funds on deposit in the related accounts held by the trustee. Our organizational documents restrict our right to acquire other assets unrelated to the transactions described in this prospectus. Please read “Entergy Louisiana Investment Recovery Funding I, L.L.C., The Issuing Entity.”

RISKS ASSOCIATED WITH POTENTIAL JUDICIAL, LEGISLATIVE OR REGULATORY ACTIONS

We are not obligated to indemnify you for changes in law.

Neither we nor ELL will indemnify you for any changes in the law, including any federal preemption or repeal or amendment of the Securitization Law, that may affect the value of your investment recovery bonds. ELL will agree in the sale agreement to institute any action or proceeding as may be reasonably necessary to block or overturn any attempts to cause a repeal, rescission of, modification of or supplement to the Securitization Law that would be materially adverse to us, the trustee or investment recovery bondholders. Please read “The Sale Agreement—Covenants of the Seller” and “The Servicing Agreement—Servicing Standards and Covenants.” However, we cannot assure you that ELL would be able to take this action or that any such action would be successful.

Future judicial action could reduce the value of your investment in the investment recovery bonds.

The investment recovery property is the creation of the Securitization Law and the financing order that has been issued by the Louisiana commission to ELL. There is uncertainty associated with investing in bonds payable from an asset that depends for its existence on legislation because there is limited judicial or regulatory experience implementing and interpreting the legislation. Because the investment recovery property is a creation of the Securitization Law, any judicial determination affecting the validity of or interpreting the Securitization Law, the investment recovery property or our ability to make payments on the investment recovery bonds might have an adverse effect on the investment recovery bonds. A federal or state court could be asked in the future to determine whether the relevant provisions of the Securitization Law are unlawful or invalid. If the Securitization Law is invalidated, the financing order might also be invalidated.

Louisiana as well as other states have passed securitization laws similar to the Securitization Law. Although Louisiana’s legislation has not been challenged by judicial actions, laws in some other states have been challenged. To date, none of these challenges has succeeded, but future judicial challenges might be made. An unfavorable decision regarding another state’s law would not automatically invalidate the Securitization Law or the financing order, but it might provoke a challenge to the Securitization Law, establish a legal precedent for a successful challenge to the Securitization Law or heighten awareness of the political and other risks of the investment recovery bonds, and in that way may limit the liquidity and value of the investment recovery bonds. Therefore, legal activity in other states may indirectly affect the value of your investment in the investment recovery bonds.

Future state action might attempt to reduce the value of your investment in the investment recovery bonds.

Despite their pledges in the Securitization Law and financing order, respectively, not to take or permit certain actions that would impair the value of the investment recovery property or the investment recovery charges, the Louisiana legislature and the Louisiana commission might attempt to repeal or amend the Securitization Law in a manner that limits or alters the investment recovery property so as to reduce its value. For a description of these pledges, please read “The Securitization Law—ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs—State and Commission Pledges.” It might be possible for the Louisiana legislature to repeal or amend the Securitization Law notwithstanding the State’s pledge if the legislature acts in order to serve a significant and legitimate public purpose. Similarly, it might be possible for the Louisiana commission to repeal or amend the financing order notwithstanding the Louisiana commission’s pledge, if it acts in order to serve a significant and legitimate public purpose. Any such action, as well as the costly and time-consuming litigation that likely would ensue, might adversely affect the price and liquidity, the dates of payment of interest and principal and the weighted average lives of the investment recovery bonds. Moreover, the outcome of any litigation cannot be predicted. Accordingly, you might incur a loss on or delay in recovery of your investment in the investment recovery bonds.

If an action of the Louisiana legislature or the Louisiana commission adversely affecting the investment recovery property or the ability to collect investment recovery charges were considered a “taking” under the United States or Louisiana Constitutions, the State of Louisiana might be obligated to pay compensation for the taking. However, even in that event, there is no assurance that any amount provided as compensation would be sufficient for you to recover fully your investment in the investment recovery bonds or to offset interest lost pending such recovery.

Nothing in the State or commission pledges precludes any limitation or alteration of the Securitization Law or a financing order if full compensation is made by law for the full protection of the investment recovery charges imposed, charged and collected pursuant to a financing order and of the holders of the investment recovery bonds. It is unclear what “full compensation” and “full protection” would be afforded to holders of the investment recovery bonds by the State or commission if such limitation or alteration were attempted. Accordingly, no assurance can be given that any such provision would not adversely affect the market value of the investment recovery bonds, or the timing or receipt of payments with respect to such bonds.

Unlike the citizens of California, Massachusetts, Michigan and some other states, the citizens of the State of Louisiana currently do not have the constitutional right to adopt or revise state laws by initiative or referendum. Thus, absent an amendment of the Louisiana Constitution, the Securitization Law cannot be amended or repealed by direct action of the electorate of the State of Louisiana.

The enforcement of any rights against the State or the Louisiana commission under their respective pledges may be subject to the exercise of judicial discretion in appropriate cases and to the limitations on legal remedies against state and local governmental entities in Louisiana. These limitations might include, for example, the necessity to exhaust administrative remedies prior to bringing suit in a court, or limitations on type and locations of courts in which the State or the Louisiana commission may be sued.

The Louisiana commission might attempt to take actions that could reduce the value of your investment in the investment recovery bonds.

The Securitization Law provides that for a financing order to create investment recovery property, the financing order must provide that the financing order is irrevocable and that the Louisiana commission may not amend, modify or terminate a financing order by any subsequent action, or reduce, impair, postpone, terminate or otherwise adjust the investment recovery charges authorized under a financing order, except for the true-up adjustments to the investment recovery charges. In addition, pursuant to its constitutional plenary authority and the Securitization Law, the Louisiana commission has pledged in the financing order that it will not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges or in any way reduce or impair the value of the investment recovery property.

However, the Louisiana commission retains the power to adopt, revise or rescind rules or regulations affecting ELL. The Louisiana commission also retains the power to interpret the financing order granted to ELL, and in that capacity might be called upon to rule on the meanings of provisions of the order that might need further elaboration. Any new or amended regulations or orders from the Louisiana commission might attempt to affect the ability of the servicer to collect the investment recovery charges in full and on a timely basis, the rating of the investment recovery bonds or their price and, accordingly, the amortization of such investment recovery bonds and their weighted average lives.

The servicer is required to file with the Louisiana commission, on our behalf, semi-annual and, if necessary, other adjustments of the investment recovery charges. Please read “ELL’s Financing Order—True-Ups” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process.” True-up adjustment procedures may be challenged in the future. Challenges to or delays in the true-up process might adversely affect the market perception and valuation of the investment recovery bonds. Also, any litigation might materially delay investment recovery charge collections due to delayed implementation of true-up adjustments and might result in missing payments or payment delays and lengthened weighted average life of the investment recovery bonds.

SERVICING RISKS

Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the investment recovery bonds.

The investment recovery charges are generally assessed based on forecasted customer usage. The amount and the rate of investment recovery charge collections will depend in part on actual electricity usage and the amount of collections and write-offs for each customer class or investment cost recovery group. If the servicer inaccurately forecasts electricity consumption or uses inaccurate customer delinquency or charge-off data when setting or adjusting the investment recovery charges, there could be a shortfall or material delay in investment recovery charge collections, which might result in missed or delayed payments of principal and interest and lengthened weighted average lives of the investment recovery bonds. Please read “ELL’s Financing Order—True-Ups” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process.”

Inaccurate forecasting of electricity consumption by the servicer might result from, among other things, unanticipated weather or economic conditions, resulting in less electricity consumption than forecast; general economic conditions being worse than expected, causing ELL’s customers to migrate or reduce their electricity consumption; the occurrence of a natural disaster, such as a hurricane or an act of terrorism or other catastrophic event; unanticipated changes in the market structure of the electric industry; customers consuming less electricity than anticipated because of increased energy prices, unanticipated increases in conservation efforts or unanticipated increases in electric usage efficiency; or customers unexpectedly switching to alternative sources of energy, including self-generation of electric power.

The servicer’s use of inaccurate delinquency or charge-off rates might result also from, among other things, unexpected deterioration of the economy, the occurrence of a natural disaster, an act of terrorism or other catastrophic event or the unanticipated declaration of a moratorium on terminating electric service to customers in the event of extreme weather, any of which would cause greater delinquencies or charge-offs than expected or force ELL to grant additional payment relief to more customers; or the introduction into Louisiana of alternative electricity suppliers who collect the investment recovery charges from ELL’s customers, but who may fail to remit investment recovery charges to the servicer in a timely manner; or the failure of alternative electricity suppliers to submit accurate and timely information to the servicer regarding their collections and charge-offs; or any other unanticipated change in law that makes it more difficult for ELL to terminate service to nonpaying customers or that requires ELL to apply more lenient credit standards in accepting customers.

Changes to billing and collection practices may reduce the amount of funds available for payments on the investment recovery bonds.

The methodology of determining the amount of the investment recovery charge billed to each customer is or will be specified in the financing order. Although ELL may not change this methodology, except to address any material deviations between investment recovery charge collections and amounts required to provide for the timely payment of scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds, ELL, as servicer, may set, and may change, its own billing and collection arrangements with each customer. For example, to recover part of an outstanding electricity bill, ELL may agree to extend a customer’s payment schedule or to write off the remaining portion of the bill. Similarly, the Louisiana commission may require changes to these practices. Under the methodology specified in a financing order, this might result in an extension of the customer’s payment of investment recovery charges. Thus, any changes in billing and collection practices or regulations might make it more difficult for the servicer to collect the investment recovery charge and might adversely affect the value of the investment recovery bonds and their weighted average lives. The servicing agreement provides, however, that the servicer will not take any action that will adversely impair our interest in the investment recovery property.

Your investment in the investment recovery bonds depends on ELL or its successor or assignee, acting as servicer of the investment recovery property.

ELL, as servicer, will be responsible for, among other things, calculating, billing and collecting the investment recovery charges from customers, submitting requests to the Louisiana commission to adjust these charges, monitoring the collateral for the investment recovery bonds and taking certain actions in the event of non-payment by customers. The trustee’s receipt of collections in respect of investment recovery charges, which will be used to make payments on the investment recovery bonds, will depend in part on the skill and diligence of the servicer in performing these functions. The systems the State of Louisiana, the Louisiana commission and the servicer have in place for investment recovery charge billings and collections might, in particular circumstances, cause the servicer to experience difficulty in performing these functions in a timely and completely accurate manner. If the servicer fails to make collections for any reason, then the servicer’s payments to the trustee in respect of the investment recovery charges might be delayed or reduced. In that event, our payments on the investment recovery bonds might be delayed or reduced.

If we replace ELL as the servicer, we may experience difficulties finding and using a replacement servicer.

If ELL ceases to service the investment recovery property, it might be difficult to find a successor servicer. Under the financing order, the annual servicing fee payable to a successor servicer is capped and the payment of compensation in excess of the cap is dependent upon LPSC approval. Please read “The Servicing Agreement—Servicing Compensation.” Also, any successor servicer might have less experience and ability than ELL and might experience difficulties in collecting investment recovery charges and determining appropriate adjustments to the investment recovery charges, and billing and/or payment arrangements may change, resulting in delays or disruptions of collections. A successor servicer might charge fees that, while permitted under the financing order, are substantially higher than the fees paid to ELL as servicer. In the event of the commencement of a case by or against the servicer under the United States Bankruptcy Code or similar laws, we and the trustee might be prevented from effecting a transfer of servicing due to operation of the Bankruptcy Code. Any of these factors and others might delay the timing of payments and may reduce the value of your investment.

Limits on rights to terminate service might make it more difficult to collect the investment recovery charges.

The servicer may terminate electric service to the customer for non-payment of investment recovery charges pursuant to the applicable rules of the Louisiana commission. Nonetheless, Louisiana statutory requirements and the rules and regulations of the Louisiana commission, which may change from time to time, regulate and control the right to disconnect service. The Louisiana commission enforces specific weather rules on ELL in extreme weather conditions. An electric utility must not disconnect service for a residential customer in a parish on a day when (1) the previous day’s highest temperature did not exceed 32 degrees Fahrenheit, and the temperature is predicted to remain at or below that level for the next 24 hours, according to the nearest National Weather Service reports; or (2) the nearest National Weather Service issues a “heat advisory” as defined by the National Weather Service. To the extent these customers do not pay for their electric service, ELL will not be able to collect investment recovery charges from these customers.

RISKS ASSOCIATED WITH THE UNUSUAL NATURE OF THE INVESTMENT RECOVERY PROPERTY

Foreclosure of the trustee’s lien on the investment recovery property for the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect.

Under the Securitization Law and the indenture, the trustee or the investment recovery bondholders have the right to foreclose or otherwise enforce the lien on the investment recovery property securing the investment recovery bonds. However, in the event of foreclosure, there is likely to be a limited market, if any, for the investment recovery property. Therefore, foreclosure might not be a realistic or practical remedy. Moreover, although principal of the investment recovery bonds will be due and payable upon acceleration of the investment recovery bonds before maturity, investment recovery charges would not likely be accelerated and the nature of our business will result in the principal of the investment recovery bonds being paid as funds become available. If there is an acceleration of the investment recovery bonds, all tranches will be paid pro rata; therefore, some tranches might be paid earlier than expected and some tranches might be paid later than expected.

STORM RELATED RISK

Storm damage to ELL’s operations could impair payment of the investment recovery bonds.

ELL’s operations were impacted by Hurricanes Rita and Katrina in 2005, and again by Hurricanes Gustav and Ike in 2008. Future storms could have similar or more drastic effects. Transmission and/or distribution and generation facilities could be damaged or destroyed and usage of electricity could be interrupted temporarily, reducing the collections of investment recovery charges. There could be longer-lasting weather-related adverse effects on residential and commercial development and economic activity among ELL’s customers, which could cause the investment recovery charge to be greater than expected. Legislative action adverse to the bondholders might be taken in response, and such legislation, if challenged as violative of the State Pledge, might be defended on the basis of public necessity. Please read “The Securitization Law—The Securitization Law Authorizes Utilities to Recover Investment Recovery Costs Through the Issuance of Bonds Pursuant to a Financing Order” and “—ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs—State and Commission Pledges” in this prospectus.

RISKS ASSOCIATED WITH POTENTIAL BANKRUPTCY PROCEEDINGS OF THE SELLER OR THE SERVICER

For a more detailed discussion of the following bankruptcy risks, please read “How a Bankruptcy May Affect Your Investment.”

The servicer will commingle the investment recovery charges with other revenues it collects, which might obstruct access to the investment recovery charges in case of the servicer’s bankruptcy and reduce the value of your investment in the investment recovery bonds.

The servicer will be required to remit to the trustee on a daily basis investment recovery charge payments received by the servicer from or on behalf of customers. Such remittances must be made within two servicer business days after such payments are received by the servicer. The servicer will not segregate the investment recovery charges from the other funds it collects from customers or its general funds. The investment recovery charges will be segregated only when the servicer pays them to the trustee.

Despite this requirement, the servicer might fail to remit the full amount of the investment recovery charges to the trustee or might fail to do so on a timely basis. This failure, whether voluntary or involuntary, might materially reduce the amount of investment recovery charge collections available to make payments on the investment recovery bonds.

The Securitization Law provides that the priority of a security interest perfected in investment recovery property is not impaired by the commingling of the funds arising from investment recovery charges with any other funds. In a bankruptcy of the servicer, however, a bankruptcy court might rule that federal bankruptcy law takes precedence over the Securitization Law and might decline to recognize our right to collections of the investment recovery charges that are commingled with other funds of the servicer as of the date of bankruptcy. If so, the collections of the investment recovery charges held by the servicer as of the date of bankruptcy would not be available to pay amounts owing on the investment recovery bonds. In this case, we would have only a general unsecured claim against the servicer for those amounts. This decision could cause material delays in payments of principal or interest, or losses, on your investment recovery bonds and could materially reduce the value of your investment in the investment recovery bonds.

The bankruptcy of ELL or any successor seller might result in losses or delays in payments on the investment recovery bonds.

The Securitization Law and the financing order provide that as a matter of Louisiana state law:

•	the rights and interests of a selling utility under the financing order, including the right to impose, bill, collect and receive investment recovery charges, are contract rights of the seller,

•

the seller may make a present transfer of its rights under the financing order, including the right to impose, bill, collect and receive future investment recovery charges that customers do not yet owe,

•	the investment recovery property constitutes a present property right, even though the imposition and collection of investment recovery charges depend on further acts that have not yet occurred, and

•

a transfer of the investment recovery property from the seller or its affiliate, to us, under an agreement that expressly states the transfer is a sale or other absolute transfer, is a true sale of the investment recovery property and not a pledge of the investment recovery property to secure a financing by the seller.

These provisions are important to maintaining payments on the investment recovery bonds in accordance with their terms during any bankruptcy of ELL. In addition, the transaction has been structured with the objective of keeping us legally separate from ELL and its affiliates in the event of a bankruptcy of ELL or any such affiliates.

A bankruptcy court generally follows state property law on issues such as those addressed by the state law provisions described above. However, a bankruptcy court does not follow state law if it determines that the state law is contrary to a paramount federal bankruptcy policy or interest. If a bankruptcy court in an ELL bankruptcy refused to enforce one or more of the state property law provisions described above, the effect of this decision on you as a beneficial owner of the investment recovery bonds might be similar to the treatment you would receive in an ELL bankruptcy if the investment recovery bonds had been issued directly by ELL. A decision by the bankruptcy court that, despite our separateness from ELL, our assets and liabilities and those of ELL should be consolidated would have a similar effect on you as a bondholder.

We have taken steps together with ELL, as the seller, to reduce the risk that in the event the seller or an affiliate of the seller were to become the debtor in a bankruptcy case, a court would order that our assets and liabilities be substantively consolidated with those of ELL or an affiliate. Nonetheless, these steps might not be completely effective, and thus if ELL or an affiliate of the seller were to become a debtor in a bankruptcy case, a court might order that our assets and liabilities be consolidated with those of ELL or an affiliate of the seller. This might cause material delays in payment of, or losses on, your investment recovery bonds and might materially reduce the value of your investment in the investment recovery bonds. For example:

•	without permission from the bankruptcy court, the trustee might be prevented from taking actions against ELL or recovering or using funds on your behalf or replacing ELL as the servicer,

•	the bankruptcy court might order the trustee to exchange the investment recovery property for other property, of lower value,

•

tax or other government liens on ELL’s property might have priority over the trustee’s lien and might be paid from collected investment recovery charges before payments on the investment recovery bonds,

•

the trustee’s lien might not be properly perfected in the collected investment recovery property collections prior to or as of the date of ELL’s bankruptcy, with the result that the investment recovery bonds would represent only general unsecured claims against ELL,

•

the bankruptcy court might rule that neither our property interest nor the trustee’s lien extends to investment recovery charges in respect of electricity consumed after the commencement of ELL’s bankruptcy case, with the result that the investment recovery bonds would represent only general unsecured claims against ELL,

•

we and ELL might be relieved of any obligation to make any payments on the investment recovery bonds during the pendency of the bankruptcy case and might be relieved of any obligation to pay interest accruing after the commencement of the bankruptcy case,

•	ELL might be able to alter the terms of the investment recovery bonds as part of its plan of reorganization,

•	the bankruptcy court might rule that the investment recovery charges should be used to pay, or that we should be charged for, a portion of the cost of providing electric service, or

•

the bankruptcy court might rule that the remedy provisions of the sale agreement are unenforceable, leaving us with an unsecured claim for actual damages against ELL that may be difficult to prove or, if proven, to collect in full.

Furthermore, if ELL enters bankruptcy proceedings, it might be permitted to stop acting as servicer and it may be difficult to find a third party to act as servicer. The failure of the servicer to perform its duties or the inability to find a successor servicer might cause payment delays or losses on your investment in the investment recovery bonds. Also, the mere fact of a servicer or seller bankruptcy proceeding might have an adverse effect on the resale market for the investment recovery bonds and on the value of the investment recovery bonds.

The sale of the investment recovery property might be construed as a financing and not a sale in a case of ELL’s bankruptcy which might delay or limit payments on the investment recovery bonds.

The Securitization Law provides that the characterization of a transfer of investment recovery property as a sale or other absolute transfer will not be affected or impaired by treatment of the transfer as a financing for federal or state tax purposes or financial reporting purposes. We and ELL will treat the transaction as a sale under applicable law, although for financial reporting and federal and state tax purposes the transaction is intended to be treated as a financing. In the event of a bankruptcy of ELL, a party in interest in the bankruptcy might assert that the sale of the investment recovery property to us was a financing transaction and not a “sale or other absolute transfer” and that the treatment of the transaction for financial reporting and tax purposes as a financing and not a sale lends weight to that position. If a court were to characterize the transaction as a financing, we expect that we would, on behalf of ourselves and the trustee, be treated as a secured creditor of ELL in the bankruptcy proceedings, although a court might determine that we only have an unsecured claim against ELL. Even if we had a security interest in the investment recovery property, we would not likely have access to the investment recovery charge collections during the bankruptcy and would be subject to the risks of a secured creditor in a bankruptcy case, including the possible bankruptcy risks described in the immediately preceding risk factor. As a result, repayment of the investment recovery bonds might be significantly delayed and a plan of reorganization in the bankruptcy might permanently modify the amount and timing of payments to us of the investment recovery charge collections and therefore the amount and timing of funds available to us to pay investment recovery bondholders.

If the servicer enters bankruptcy proceedings, the collections of the investment recovery charges held by the servicer as of the date of bankruptcy might constitute preferences, which means these funds might be unavailable to pay amounts owing on the investment recovery bonds.

In the event of a bankruptcy of the servicer, a party in interest might take the position that the remittance of funds prior to bankruptcy of the servicer, pursuant to the servicing agreement or an intercreditor agreement, constitutes a preference under bankruptcy law if the remittance of those funds was deemed to be paid on account of a preexisting debt. If a court were to hold that the remittance of funds constitutes a preference, any such remittance within 90 days of the filing of the bankruptcy petition could be avoidable, and the funds could be required to be returned to the bankruptcy estate of the servicer. To the extent that investment recovery charges have been commingled with the general funds of the servicer, the risk that a court would hold that a remittance of funds was a preference would increase. Also, we would probably be considered an “insider” of the servicer. If we are considered to be an “insider” of the servicer, any such remittance made within one year of the filing of the bankruptcy petition could be avoidable as well if the court were to hold that such remittance constitutes a preference. In either case, we or the trustee would merely be an unsecured creditor of the servicer. If any funds were required to be returned to the bankruptcy estate of the servicer, we would expect that the amount of any future investment recovery charges would be increased through the true-up mechanism to recover such amount.

Claims against ELL or any successor seller might be limited in the event of a bankruptcy of the seller.

If the seller were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us against the seller under the sale agreement and the other documents executed in connection with the sale agreement could be unsecured claims and would be disposed of in the bankruptcy case. In addition, the bankruptcy court might estimate any contingent claims that we have against the seller and, if it determines that the contingency giving rise to these claims is unlikely to occur, estimate the claims at a lower amount. A party in interest in the bankruptcy of the seller might challenge the enforceability of the indemnity provisions in a sale agreement. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against the seller based on breach of contract principles, which would be subject to estimation and/or calculation by the court. We cannot give any assurance as to the result if any of the above-described actions or claims were made. Furthermore, we cannot give any assurance as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving the seller.

The bankruptcy of ELL or any successor seller might limit the remedies available to the trustee.

Upon an event of default of the investment recovery bonds under the indenture, the Securitization Law permits the trustee to enforce the security interest in the related investment recovery property in accordance with the terms of that indenture. In this capacity, the trustee is permitted to request that the Louisiana district court of the domicile of the Louisiana commission order the sequestration and payment to bondholders of all revenues arising with respect to the related investment recovery property. There can be no assurance, however, that such district court would issue this order after an ELL bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee would be required to seek an order from the bankruptcy court lifting the automatic stay to permit this action by the Louisiana court, and an order requiring an accounting and segregation of the revenues arising from the investment recovery property. There can be no assurance that a court would grant either order.

OTHER RISKS ASSOCIATED WITH AN INVESTMENT IN THE INVESTMENT RECOVERY BONDS

ELL’s indemnification obligations under the sale and servicing agreements are limited and might not be sufficient to protect your investment in the investment recovery bonds.

ELL is obligated under the sale agreement to indemnify us and the trustee, for itself and on behalf of the investment recovery bondholders, only in specified circumstances and will not be obligated to repurchase any investment recovery property in the event of a breach of any of its representations, warranties or covenants regarding the investment recovery property. Similarly, ELL is obligated under the servicing agreement to indemnify us and the trustee, for itself and on behalf of the investment recovery bondholders only in specified circumstances. Please read “The Sale Agreement” and “The Servicing Agreement.”

Neither the trustee nor the investment recovery bondholders will have the right to accelerate payments on the investment recovery bonds as a result of a breach under the sale agreement or servicing agreement, absent an event of default under the indenture as described in “Description of the Investment Recovery Bonds—Events of Default; Rights Upon Event of Default.” Furthermore, ELL might not have sufficient funds available to satisfy its indemnification obligations under these agreements, and the amount of any indemnification paid by ELL might not be sufficient for you to recover all of your investment in the investment recovery bonds. In addition, if ELL becomes obligated to indemnify investment recovery bondholders, the ratings on the investment recovery bonds will likely be downgraded as a result of the circumstances causing the breach and the fact that investment recovery bondholders will be unsecured creditors of ELL with respect to any of these indemnification amounts.

ELL may cause the issuance of additional investment recovery property through another affiliated entity.

ELL may in the future sell investment recovery property to one or more entities other than us in connection with the issuance of a new issuance of investment recovery property, in any such case without your prior review or approval. Any new issuance may include terms and provisions that would be unique to that particular issue. We may not issue additional investment recovery bonds. ELL will likely serve as servicer for any new issuance.

ELL may not sell investment recovery property to other entities issuing investment recovery bonds if the issuance would result in the credit ratings on any outstanding series of investment recovery bonds being reduced or withdrawn. In the event a customer does not pay in full all amounts owed under any bill, including investment recovery charges, ELL, as servicer, is required to allocate any resulting shortfalls in investment recovery charges ratably based on the amounts of investment recovery charges owing in respect of the bonds, amounts owing to us and any amounts owing to any subsequently created affiliate of ELL which issues investment recovery bonds. However, we cannot assure you that new issuance would not cause reductions or delays in payment of your investment recovery bonds.

ELL’s ratings might affect the market value of the investment recovery bonds.

A downgrading of the credit ratings on the debt of ELL might have an adverse effect on the market value of your investment recovery bonds.

Technological change might make alternative energy sources more attractive in the future.

Technological developments might result in the introduction of economically attractive alternatives to purchasing electricity through ELL’s distribution or transmission facilities for increasing numbers of customers. Manufacturers of self-generation facilities may develop smaller-scale, more fuel-efficient generating units that can be cost-effective options for a greater number of customers. Customers who made a clear, substantial and irrevocable financial commitment to finance the construction of self- or co-generation before May 1, 2011 are not liable for the investment recovery charge. In addition, new load for new plants and plant expansions by industrial customers that is served by self generation will also be exempt from the investment recovery charges. However, investment recovery charges will be imposed on all standby or maintenance power obtained for the load served by such self-generation facilities. Investment recovery charges will not be imposed on customers who receive no transmission or distribution service from ELL and who do not initiate new self generation projects after May 1, 2011 or otherwise purchase or acquire power from a third party, including but not limited to an affiliate of the customer. Technological developments might thus allow greater numbers of customers to avoid investment recovery charges, which may reduce the total number of customers from which investment recovery charges will be collected.

The absence of a secondary market for the investment recovery bonds might limit your ability to resell your investment recovery bonds.

The underwriters for the investment recovery bonds might assist in resales of the investment recovery bonds, but they are not required to do so. A secondary market for the investment recovery bonds might not develop. If a secondary market does develop, it might not continue or it might not be sufficiently liquid to allow you to resell any of your investment recovery bonds. Please read “Plan of Distribution.”

THE SECURITIZATION LAW

The Securitization Law Authorizes Utilities to Recover Investment Recovery Costs Through the Issuance of Bonds Pursuant to a Financing Order

In July 2010 the Louisiana Legislature enacted The Louisiana Electric Utility Investment Recovery Securitization Act, which authorized electric utilities to use securitization financing for investment recovery costs, including the costs associated with the cancellation of an electric generating facility. This new provision of Louisiana law, the Securitization Law, is codified at Louisiana Revised Statutes 45:1251-1261. The Securitization Law governs the application for, and the Louisiana commission’s issuance of, a financing order allowing for the securitization of investment recovery costs and upfront financing costs.

A Louisiana utility subject to the jurisdiction of the Louisiana commission must apply to the Louisiana commission for a financing order under the Securitization Law to authorize the issuance of investment recovery bonds. ELL applied for a financing order under the Securitization Law, which was issued by the Louisiana commission on August 12, 2011.

ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs

We May Issue Investment Recovery Bonds to Recover ELL’s Investment Recovery Costs.

Under the Securitization Law and the plenary power granted to the Louisiana commission under the Louisiana Constitution, the Louisiana commission may issue financing orders approving the issuance of investment recovery bonds, such as the investment recovery bonds issued by us, to recover certain costs of an electric utility, including investment recovery costs, the cost of carrying investment recovery costs and the upfront costs of issuing investment recovery bonds. A utility, its successors or a third-party assignee of a utility may issue investment recovery bonds. The Securitization Law requires the proceeds of the investment recovery bonds to be used for the purposes of recovering or financing investment recovery costs and financing costs, solely as determined by the Louisiana commission. The investment recovery bonds are secured by and payable from investment recovery property, which includes the right to impose, bill, collect and receive investment recovery charges. Investment recovery charges can be imposed only when and to the extent that investment recovery bonds are issued.

The Securitization Law contains a number of provisions designed to facilitate the securitization of investment recovery and upfront financing costs.

Creation of Investment Recovery Property.

As authorized by the Securitization Law, and provided by the financing order, the investment recovery property was created when the financing order was issued.

A Financing Order is Irrevocable.

A financing order, once effective, together with the investment recovery charges authorized in the financing order, is irrevocable and not subject to reduction, impairment, or adjustment by the Louisiana commission, except for adjustments pursuant to the Securitization Law in order to correct overcollections or undercollections and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service and all other financing costs in connection with the investment recovery bonds. Although a financing order is irrevocable, the Securitization Law allows for applicants to apply for one or more new financing orders to provide for retiring and refunding investment recovery bonds.

State and Commission Pledges.

Under the Securitization Law, the legislature and the State of Louisiana has each pledged, for the benefit and protection of investment recovery bondholders and ELL, that it will not take or permit any action that would impair the value of the investment recovery property, or, except for adjustments discussed in “ELL’s Financing Order—True-ups” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process,” reduce, alter, or impair the investment recovery charges to be imposed, collected and remitted to investment recovery bondholders until the principal, interest and premium, if any, and any other charges incurred and contracts to be performed in connection with the related investment recovery bonds have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions.”

As authorized by the Securitization Law, in the financing order the Louisiana commission has pledged that the financing order will be irrevocable until the indefeasible payment in full of the investment recovery bonds and the financing costs. Except for adjustments discussed in “ELL’s Financing Order—True-ups” and “The Servicing Agreement—The Investment Recovery Charge Adjustment Process,” the Louisiana commission will not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges or in any way reduce or impair the value of the investment recovery property. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party. Please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions.”

Constitutional Matters.

To date, no federal or Louisiana cases addressing the repeal or amendment of securitization provisions analogous to those contained in the Securitization Law have been decided. There have been cases in which federal courts have applied the Contract Clause of the United States Constitution to strike down legislation regarding similar matters, such as legislation reducing or eliminating taxes, public charges or other sources of revenues servicing other types of bonds issued by public instrumentalities or private issuers, or otherwise substantially impairing or eliminating the security for bonds or other indebtedness. The Louisiana Supreme Court has declared that the Contract Clause of the Louisiana Constitution is virtually identical and substantially equivalent to the Contract Clause of the United States Constitution. Based upon this case law, Phelps Dunbar, L.L.P. will opine, prior to the closing of the offering of the investment recovery bonds described in the prospectus supplement accompanying this prospectus, to the effect that the pledge described above unambiguously indicates the State’s intent to be bound with the bondholders and, subject to all of the qualifications, limitations and assumptions set forth in its opinion, supports the conclusion that the State Pledge constitutes a binding contractual relationship between the State and the bondholders for purposes of both the Federal Contract Clause and Louisiana Contract Clause. Subject to all of the qualifications, limitations and assumptions set forth in its opinion, including that any impairment of the contract be “substantial,” a reviewing court of competent jurisdiction would hold that the State of Louisiana could not constitutionally repeal or amend the Securitization Law or take any other action contravening the State Pledge and creating an impairment (without, as the Securitization Law requires, providing full compensation by law for the full protection of the investment recovery charges to be collected pursuant to the financing order and full protection of the bondholders), unless such court would determine that such impairment clearly is a reasonable and necessary exercise of the State of Louisiana’s sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the emergency or other significant and legitimate public purpose justifying such action.

Phelps Dunbar, L.L.P., subject to all of the qualifications, limitations and assumptions (including the assumption that any impairment would be “substantial”) will opine that a Louisiana state court reviewing an appeal of LPSC action of a legislative character would conclude that the Commission Pledge (i) creates a binding contractual obligation of the State of Louisiana for purposes of the Federal Contract Clause and the Louisiana Contract Clause and (ii) provides a basis upon which the bondholders could challenge successfully on appeal any such action by the Louisiana commission of a legislative character, including the rescission or amendment of the financing order, that such court determines violates the Commission pledge in a manner that substantially reduces, limits or impairs the value of the investment recovery property or the investment recovery charges, prior to the time that the bonds are fully paid and discharged, unless there is a judicial finding that the Commission action clearly is exercised for a public end and is reasonably necessary to the accomplishment of that public end so as not to be arbitrary, capricious or an abuse of authority.

In addition, any action of the Louisiana legislature adversely affecting the investment recovery property or the ability to collect investment recovery charges may be considered a “taking” under the United States or Louisiana Constitutions. Phelps Dunbar, L.L.P. has advised us that it is not aware of any federal or Louisiana court cases addressing the applicability of the Takings Clause of the United States or Louisiana Constitution in a situation analogous to that which would be involved in an amendment or repeal of the Securitization Law. It is possible that a court would decline even to apply a Takings Clause analysis to a claim based on an amendment or repeal of the Securitization Law, since, for example, a court might determine that a Contract Clause analysis rather than a Takings Clause analysis should be applied. Assuming a Takings Clause analysis were applied under the United States Constitution or the Louisiana Constitution, Phelps Dunbar, L.L.P. will opine, prior to the closing of the offering of the investment recovery bonds described in the prospectus supplement accompanying this prospectus, to the effect that under existing case law, a reviewing court of competent jurisdiction would hold, subject to all of the qualifications, limitations and assumptions set forth in its opinion, if it concludes that the investment recovery property is protected by the Takings Clause of the United States Constitution and Takings Clause of the Louisiana Constitution, that the State would be required to pay just compensation to bondholders, as determined by such court, if the State Legislature repealed or amended the Securitization Law or took any other action contravening the State Pledge, if the court determines doing so constituted a permanent appropriation of a substantial property interest of the bondholders in the investment recovery property and deprived the bondholders of their reasonable expectations arising from their investments in the bonds. In examining whether action of the Louisiana legislature amounts to a regulatory taking, both federal and state courts will consider the character of the governmental action and whether such action substantially advances the State’s legitimate governmental interests, the economic impact of the governmental action on the bondholders, and the extent to which the governmental action interferes with distinct investment-backed expectations. There is no assurance, however, that, even if a court were to award just compensation, it would be sufficient for you to recover fully your investment in the investment recovery bonds.

In connection with the foregoing, Phelps Dunbar, L.L.P. has advised us that issues relating to the Contract and Takings Clauses of the United States and Louisiana Constitutions are essentially decided on a case-by-case basis and that the courts’ determinations, in most cases, appear to be strongly influenced by the facts and circumstances of the particular case, and Phelps Dunbar, L.L.P. has further advised us that there are no reported controlling judicial precedents that are directly on point. The opinions described above will be subject to the qualifications included in them. The degree of impairment necessary to meet the standards for relief under a Takings Clause analysis or Contract Clause analysis could be substantially in excess of what an investment recovery bondholder would consider material.

In addition, Phelps Dunbar, L.L.P. will opine, prior to the closing of the offering of the investment recovery bonds described in the prospectus supplement accompanying this prospectus, to the effect that under existing case law, a reviewing court of competent jurisdiction would hold that the Securitization Law is constitutional in all material respects under the United States Constitution and, subject to all of the qualifications, limitations and assumptions set forth in its opinion, that the State Pledge is not an impermissible attempt to “contract away” the police power of the State of Louisiana, and will not be disregarded under the reserved powers doctrine, and that the Securitization Law is constitutional in all material respects under the Louisiana Constitution.

We will file a copy of each of the Phelps Dunbar, L.L.P. opinions with the SEC.

For a discussion of risks associated with potential judicial, legislation or regulatory actions, please read “Risk Factors—Risks Associated with Potential Judicial, Legislative or Regulatory Actions.”

The Louisiana Commission May Adjust Investment Recovery Charges.

The Securitization Law authorizes the Louisiana commission to provide, and the Louisiana commission has provided, in the financing order, that investment recovery charges be adjusted at least semi-annually and quarterly following the last scheduled final payment date. The purposes of these adjustments are:

•	to correct any overcollections or undercollections during the preceding six months, and

•	to ensure the projected recovery of amounts sufficient to provide timely payment of debt service and all other financing costs in connection with the investment recovery bonds.

Investment Recovery Charges Are Nonbypassable.

The Securitization Law provides that the investment recovery charges are nonbypassable subject to the terms of the financing order. “Nonbypassable” means that ELL collects these charges from its existing and future LPSC-jurisdictional customers receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana commission, subject to limited exceptions described below. Under current law, customers of Louisiana public utilities cannot buy their electricity from alternative electricity suppliers.

Investment recovery charges will not be imposed on certain curtailable and interruptible loads of industrial and large commercial customers. In 2010, this service accounted for approximately 1.9% of electric delivery revenues. In addition, investment recovery charges will not be imposed upon: (a) customers who completely discontinue all service from ELL and who do not (i) initiate new self -generation projects after May 1, 2011 or (ii) otherwise purchase or acquire power from a third party, including, but not limited to, an affiliate of the customer; (b) customer load reductions for reasons other than self-generation or the purchase or acquisition of power from a third party, including, but not limited to, an affiliate of the customer; (c) load served by self-generation projects for which a customer had made a clear, substantial and irrevocable financial commitment prior to May 1, 2011 to install such self-generation; (d) that portion of new load that comes on-line after May 1, 2011 due to plant expansion project(s) and that is served by new self-generation; and (e) that portion of new load created after May 1, 2011 by new plant(s) constructed in Louisiana that is served by new self-generation. Investment recovery charges will be nonbypassable for customers who initiate new self-generation projects after May 1, 2011 to serve load that is being served by ELL as of May 1, 2011.

Under Louisiana law, locations not currently served by ELL, such as undeveloped parcels, whether or not adjacent to existing ELL customer locations, are not required to use ELL’s transmission or distribution retail electric service if the metering point on such parcel is within 300 feet of a connection to another utility.

The Securitization Law Protects the Bondholders’ Security Interest in Investment Recovery Property.

The Securitization Law provides that a valid and enforceable security interest in investment recovery property will attach only after the issuance of a financing order, the execution and delivery of a security agreement in connection with issuance of the investment recovery bonds and the receipt of value for the investment recovery bonds. The security interest attaches automatically at the time when all of the foregoing conditions have been met.

Upon perfection by filing a financing statement, under Section 1256(D) of the Securitization Law and otherwise in accordance with the Uniform Commercial Code (“UCC”) of the State of Louisiana, the security interest will be a perfected security interest in the investment recovery property and all proceeds of the property, whether accrued or not, and will have priority in the order of perfection and take precedence over any subsequent lien creditor. The servicer pledges in the servicing agreement to file all necessary continuation statements.

The Securitization Law provides that priority of transfers of and security interests in investment recovery property will not be impaired by:

•	commingling of funds arising from investment recovery charges with other funds, or

•	modifications to the financing order resulting from any true-up adjustment.

Please read “Risk Factors—Risks Associated with the Unusual Nature of the Investment Recovery Property.”

The Securitization Law Characterizes the Transfer of Investment Recovery Property as a True Sale.

The Securitization Law provides that an electric utility’s or an assignee’s transfer of investment recovery property is a “true sale” under Louisiana law and is not a secured transaction and that the transferor’s right, title, and interest in, to, and under the investment recovery property passes to the transferee, if the agreement governing that transfer expressly states that the transfer is a sale or other absolute transfer. Please read “The Sale Agreement” and “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of the Seller or the Servicer.”

ELL’S FINANCING ORDER

ELL’s Securitization Proceeding and Financing Order

In March 2008 the LPSC approved an estimated $1.26 billion project to repower ELL’s 538-MW Little Gypsy steam generating station located in St. Charles Parish. However, shortly after issuance of its approval, ELL applied for and was granted relief to suspend the project temporarily in order to address air permitting issues arising under the Federal Clean Air Act. In May 2009, the LPSC ordered a longer term suspension of the project, without prejudice to ELL’s rights to recover its prudently incurred costs. In October 2009, ELL filed an application with the LPSC seeking authority to cancel the repowering project and recover its prudently incurred cancellation costs. On April 13, 2011, ELL filed an application with the Louisiana commission seeking authority to securitize approximately $200 million of its investment recovery costs associated with the cancellation of the project, plus carrying costs and related financing costs. We refer to this application as the original securitization application.

On April 20, 2011, the staff of the LPSC, ELL and named intervenors in the Little Gypsy proceeding filed a proposed uncontested stipulated settlement which, subject to approval by the LPSC, would resolve certain issues relating to the recovery by ELL of its cancellation costs, and provide a framework for the securitization of such costs. The resolved issues included the cancellation of the project, the establishment of the quantification of the prudently incurred and recoverable cancellation costs, the level(s) at which carrying costs could be accrued on a going forward basis, the appropriate allocation of the recoverable cancellation costs among ELL’s customer classes and customers, and subject to the issuance of a financing order, the framework for the securitization of the recoverable cancellation costs.

On June 1, 2011, the LPSC issued a “quantification order” approving the April 20, 2011 uncontested stipulated settlement and determining that ELL was entitled to recover $200 million in investment recovery costs, plus carrying costs and related financing costs. On June 24, 2011, the staff of the LPSC, ELL and named intervenors in the Little Gypsy proceeding filed a proposed uncontested stipulated settlement which, subject to approval of the LPSC, would resolve all remaining issues in the Little Gypsy docket, including the authorization of the securitization and issues relating to the issuance of the financing order.

On June 24, 2011, the Louisiana commission issued to ELL a financing order in response to the original securitization application, which we refer to as the prior financing order, authorizing the issuance of investment recovery bonds in the aggregate principal amount of approximately $206.1 million (subject to adjustment for carrying costs and upfront financing costs).

On July 21, 2011, ELL filed with the Louisiana commission a supplemental application for the re-approval and re-issuance of the prior financing order. This request for re-approval and re-issuance was necessitated to cure a technical error in the publication of notices in connection with the original securitization application.

On August 12, 2011 the Louisiana commission issued a new financing order, superseding the prior financing order and authorizing the issuance of investment recovery bonds in the aggregate principal amount of approximately $207.2 million (based upon an assumed September 2011 issuance date), consisting of: (a) $200 million of investment recovery costs, plus carrying costs through the projected issuance date of the investment recovery bonds of August 1, 2011, plus (b) upfront financing costs in an amount not to exceed approximately $3.4 million, plus any adjustment to reflect the cost of any approved credit enhancement, plus or minus (c) any carrying costs based upon the actual bond delivery date. This financing order became final and non-appealable on August 30, 2011. Any references in this prospectus to the financing order, unless the context indicates otherwise, refer to the financing order issued by the Louisiana commission on August 12, 2011.

ELL has filed the financing order with the SEC as an exhibit to the registration statement of which this prospectus forms a part. The following summary does not purport to be complete and is subject to and qualified by reference to the provisions of the financing order.

In the financing order, the Louisiana commission stated that it will act pursuant to the irrevocable financing order as expressly authorized by the Securitization Law to ensure that expected investment recovery charge revenues are sufficient to pay the scheduled principal of and interest on the investment recovery bonds issued pursuant to the financing order and all other financing costs in connection with the investment recovery bonds. Such financing order, pursuant to its terms and the Louisiana commission’s constitutional plenary power and the provisions of the Securitization Law, is irrevocable and is not subject to reduction, impairment or adjustment by further action of the Louisiana commission, except as contemplated by the periodic true-up adjustments. The financing order also concludes that the true-up mechanism and all other undertakings of the State of Louisiana and the Louisiana commission set forth in the irrevocable financing order are direct, explicit, irrevocable and unconditional upon issuance of the investment recovery bonds, and are legally enforceable against the State of Louisiana and the Louisiana commission. Please read “Rick Factors—Risks Associated With Potential Judicial, Legislative or Regulatory Actions.”

Collection of Investment Recovery Charges

The financing order authorizes ELL to collect investment recovery charges from customers or, in the future as a result of a fundamental change in the manner of regulation of public utilities in Louisiana, any alternative electricity suppliers serving ELL’s customers in an amount sufficient at all times to provide for recovery of ELL’s aggregate investment recovery costs and upfront and ongoing financing costs, which include principal and interest and certain ongoing fees and expenses associated with the investment recovery bonds. There is no “cap” on the level of investment recovery charges that may be imposed on customers, including the State of Louisiana and other governmental entities, to pay on a timely basis scheduled principal and interest on the investment recovery bonds. There is also no limit on how long investment recovery charges may be imposed; pursuant to the financing order, the charges will be imposed until the investment recovery bonds and all related financing costs have been paid in full.

Issuance Advice Letter

Within twenty four hours following the determination of the final terms of the investment recovery bonds and prior to their issuance, ELL is required to file with the Louisiana commission an issuance advice letter, which will:

•	confirm that customers will experience savings relative to traditional methods of financing,

•	confirm that the structure, term and pricing of the investment recovery bonds is consistent with the terms of the financing order,

•	evidence the actual terms on which the investment recovery bonds will be issued,

•	show the actual initial investment recovery charges for each customer class,

•	identify us, and

•	certify that the structuring and pricing of the investment recovery bonds resulted in the lowest investment recovery charges consistent with market conditions on the date and time of such pricing.

Within twenty four hours of receipt of the issuance advice letter, a designee of the Louisiana commission will either (a) approve the transaction by executing a concurrence, or (b) reject the issuance advice letter and state the reasons therefor. The designee will approve the final structure, terms and pricing of the transaction if he or she determines that the final structure, terms and pricing of the transaction are consistent with the criteria established by the financing order and that the mathematical calculations in the issuance advice letter are accurate. The designee’s concurrence shall represent the final, binding and irrevocable approval by the Louisiana commission of the structure, terms and pricing of the investment recovery bonds and all related documents and security. A change in market conditions from the date and time of the actual pricing of the investment recovery bonds shall not constitute grounds for rejecting the issuance advice letter.

Tariff

We are required, prior to the issuance of any investment recovery charges, to complete and file a tariff in the form attached to the financing order. The tariff establishes the initial investment recovery charges. Please read “Description of the Investment Recovery Property—Tariffs Imposing Investment Recovery Charges.”

True-Ups

The Securitization Law authorizes and the financing order requires that investment recovery charges be adjusted at least semi-annually to correct any overcollections or undercollections in the preceding six months, or such shorter period following the issuance of the investment recovery bonds, as set forth in the related prospectus supplement, and to ensure the projected recovery of amounts sufficient to provide for the timely payment of scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds during the subsequent 12 month period (or in the case of quarterly true-ups, the period ending on the next bond payment date), except for the first true-up adjustment period, which may be longer or shorter than six months, but in any event no longer than nine months. If the investment recovery bonds are outstanding after the last scheduled final payment date, the financing order requires that investment recovery charges be adjusted quarterly to provide for the payment of all such bonds, including interest due thereon, by the next succeeding payment date.

Additionally, the financing order also authorizes the servicer to make interim true-up adjustments more frequently if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds during the current or next succeeding semi-annual period and to replenish any draws upon the capital subaccount. These adjustments are intended to ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the investment recovery bonds for the two payment dates next succeeding the adjustment. The Securitization Law does not cap the level of investment recovery charges that may be imposed on customers as a result of the true-up process.

The Louisiana commission must be given at least 15 days’ notice prior to making either the semi-annual or quarterly true-up adjustment or any interim true-up adjustment. In the event any correction to a true-up adjustment due to mathematical errors in the calculation of the adjustment or otherwise is necessary, it will be made in a future true-up adjustment.

The financing order also authorizes the servicer to request an amendment to the true-up mechanism, referred to as non-standard true-up adjustment, from the Louisiana commission, at any time, to address any material deviations between investment recovery charge collections and amounts required amounts required to provide for the timely payment of scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds. No non-standard true-up adjustment may become effective unless the rating agency condition has been satisfied.

Under the terms of the financing order, investment recovery charges for each customer rate class will be calculated based upon each investment recovery cost group’s percentage of projected base revenue, subject to certain adjustments as described below under “Description of the Investment Recovery Property—Tariffs Imposing Investment Recovery Charges.” Although the cost responsibility among each investment cost recovery group will differ, any overcollection or undercollection of investment recovery charges from any investment cost recovery group will be included in the true-up and will be taken into account in the application of the true-up mechanism to adjust the investment recovery charge for all customers.

The State of Louisiana has pledged in the Securitization Law and the Louisiana commission has pledged in the financing order that it will not take or permit any action that would impair the value of the investment recovery property, or, except as permitted in connection with a true-up adjustment authorized by the statute, reduce, alter or impair the investment recovery charges until the principal, interest and premium, and any other charges incurred and contracts to be performed in connection with the investment recovery bonds, have been paid and performed in full. Please read “The Securitization Law—ELL and Other Utilities May Securitize Investment Recovery and Upfront Financing Costs,” “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” for further information.

Servicing Agreement

In the financing order, the Louisiana commission required ELL to enter into a servicing agreement described under “The Servicing Agreement” in this prospectus.

Binding on Successors

The financing order, along with the investment recovery charges authorized in the financing order, is binding on:

•	ELL

•	any successor to ELL that provides transmission and distribution service directly to ELL’s LPSC-jurisdictional customers,

•	any other entity that provides distribution service to ELL’s LPSC-jurisdictional customers,

•	any other entity responsible for billing and collecting investment recovery charges on our behalf, and

•	any successor to the Louisiana commission.

DESCRIPTION OF THE INVESTMENT RECOVERY PROPERTY

Creation of Investment Recovery Property; Financing Order

The Securitization Law defines investment recovery property as the rights and interests of an electric utility or successor under a financing order, including the right to impose, collect and receive investment recovery charges, which charges include amounts to be charged to recover investment recovery costs, established in the financing order. The investment recovery property was created when the financing order was issued. The investment recovery bonds will be secured by investment recovery property, as well as the other collateral described under “Security for the Investment Recovery Bonds.”

In addition to the right to impose, collect and receive investment recovery charges, the financing order:

•	authorizes the transfer of investment recovery property to us and the issuance of investment recovery bonds;

•	establishes procedures for periodic true-up adjustments to investment recovery charges in the event of overcollection or undercollection; and

•

provides that the financing order is irrevocable and not subject to reduction, impairment, or adjustment by further act of the Louisiana commission (except for the periodic adjustments to the investment recovery charges).

A form of issuance advice letter and a form of tariff will be attached to the financing order. We will complete and file both documents with the Louisiana commission immediately after the pricing of the investment recovery bonds.

The issuance advice letter confirms to the Louisiana commission the interest rate and expected amortization schedule for the investment recovery bonds and sets forth the actual dollar amount of the initial investment recovery charges as described above under “ELL’s Financing Order—Issuance Advice Letter.” The dollar amount of the initial investment recovery charges, along with any other terms of the issuance advice letter and tariff affecting the terms of the investment recovery bonds, will be more fully described in the prospectus supplement.

Calculation of Investment Recovery Charges

The investment recovery charges will be calculated to generate revenues sufficient to pay the scheduled principal and interest on the investment recovery bonds, together with related financing costs, for the next succeeding 12 month or, following the scheduled final payment date for the latest maturing tranche, such shorter period, as applicable. This revenue requirement is referred to as the Periodic Billing Requirement (“PBR”). Under the financing order, payment responsibility for the PBR is allocated among all existing and future LPSC-jurisdictional customers as described below.

Under the financing order, payment responsibility for the PBR is calculated by reference to four customer investment cost recovery groups, generally described as follows: first, residential customers; second, small commercial customers; third, large commercial and industrial customers, and fourth, certain miscellaneous customers. Under the cost allocation methodology, virtually all of the PBR is allocated to the first three investment cost recovery groups, the last group bears only a nominal responsibility. The PBR is allocated to the first three investment cost recovery group based upon the group’s estimated base rate revenues. (“Base rate revenues” include customer energy (kWh) and demand (kW) service charges.) However, investment recovery charges are not assessed on certain curtailable and interruptible loads of industrial and large commercial customers (which represented less than approximately 1.9% of electric delivery revenues in 2010). Further the cost responsibility allocated to the third group (large commercial and industrial customers) is approximately 5% higher than would otherwise result from an allocation based strictly on the group’s base revenues. This increased allocation to the third investment cost recovery group is offset by a corresponding reduction in cost allocation to the residential investment cost recovery group. Based upon base rate revenues for each of the investment cost recovery groups for 2010, the allocation of responsibility for the PBR would be as follows:

Group 1 (Residential): 39%

Group 2 (Small Commercial): 32%

Group 3 (Large Commercial and Industrial): 29%

Group 4 (Misc.): Approximately 0%

Once payment responsibility for the PBR is allocated among the four investment cost recovery groups as described above, a charge is determined for each investment cost recovery group in an amount sufficient to generate revenues equal to the PBR allocated to the investment cost recovery group. Each charge is calculated as a percentage of the base rate revenues forecasted to be generated by the customer investment cost recovery group. The investment recovery charges are based upon the foregoing percentages.

Any undercollection (or overcollection) of the investment recovery charges from any customer will be included in calculating the PBR payable by all customers in the next true-up adjustment. See “ELL’s Financing Order—True-Ups.”

Should ELL seek a future financing order under the Securitization Law, investment recovery charges associated with any additional investment recovery bonds may be calculated using a different cost allocation methodology. Further, storm restoration charges, while based upon base rate revenues and collected from the same customers, are calculated using a different cost allocation methodology that that used for investment recovery charges. See “The Seller, Initial Servicer and Sponsor—Servicing Activities Relating to System Restoration Bonds” herein.

Tariffs Imposing Investment Recovery Charges

The tariff establishes the investment recovery charges (expressed as a percentage of base rate revenues) for customers in each investment cost recovery group. A tariff will be filed before or upon the issuance of the investment recovery bonds, and will be effective as of the issuance date of the investment recovery bonds, although the initial investment recovery charge may not appear on customer bills until the start of the first billing cycle following issuance of the investment recovery bonds. The tariff will be amended each time the investment recovery charges are adjusted.

The investment recovery charge will be calculated on each customer bill as a percentage of base rate revenues. The initial investment recovery charge (expressed as a percentage of base rate revenues) for each investment cost recovery group will be set forth in the related prospectus supplement.

Billing and Collection Terms and Conditions

Investment recovery charges will be assessed by the servicer, for our benefit as owner of the investment recovery property, based on a customer’s actual consumption of electricity from time to time. Investment recovery charges will be collected by the servicer directly from customers as part of its normal collection activities. Investment recovery charges will be deposited by the servicer on a daily basis into the collection account under the terms of the indenture and the servicing agreement.

The obligation to pay investment recovery charges is not subject to any right of set-off in connection with the bankruptcy of the seller or any other entity. Investment recovery charges are “nonbypassable” in accordance with the provisions set forth in the Securitization Law and the financing order. If any customer does not pay the full amount of any bill to the servicer, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits, second, to all service charges of the servicer on the bill (which do not include investment recovery charges), third, to all system restoration charges (on a pari passu basis), fourth, to all investment recovery charges under the financing order or any future financing order (on a pari passu basis), and fifth, to additional pledges billed to the customer. If there is more than one owner of investment recovery property, or if the sole or any owner of investment recovery property has issued multiple issuances of investment recovery bonds, such partial collections representing investment recovery charges will be allocated among such owners, and among such issuances of investment recovery bonds, pro-rata based upon the amounts billed with respect to each issuance of investment recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.

THE SELLER, INITIAL SERVICER AND SPONSOR

General

ELL will be the seller and initial servicer of the investment recovery property securing the investment recovery bonds, and will be the sponsor of the securitization in which investment recovery bonds covered by this prospectus are issued.

ELL is a limited liability company organized under the laws of the State of Texas. As part of a restructuring involving a Texas statutory merger-by-division effective December 31, 2005, ELL succeeded to all of the regulated utility operations of the Louisiana corporation, Entergy Louisiana, Inc. (“ELI”), an electric public utility company providing service to customers in the State of Louisiana since 1927. ELL was allocated substantially all of the property and other assets of ELI, including all assets used to provide retail and wholesale electric service to ELL’s customers, and assumed substantially all of the liabilities of ELI, including all of its debt securities and leases but excluding the outstanding preferred stock of ELI.

On December 31, 2005, and immediately prior to the formation of ELL, ELI changed its state of incorporation from Louisiana to Texas and its name to Entergy Louisiana Holdings, Inc. Upon the effectiveness of the statutory merger-by-division on December 31, 2005, ELL was organized and Entergy Louisiana Holdings, Inc. held all of ELL’s common membership interests. All of the common membership interests of ELL continue to be held by Entergy Louisiana Holdings, Inc. and all of the common stock of Entergy Louisiana Holdings, Inc. continues to be held by Entergy Corporation.

ELL is therefore indirectly owned by Entergy Corporation, a Delaware corporation (“Entergy”). In addition to ELL, the principal operating utility subsidiaries of Entergy are Entergy Arkansas, Inc., Entergy Gulf States, Louisiana, L.L.C., Entergy Mississippi, Inc., Entergy Texas, Inc. and Entergy New Orleans, Inc. Entergy also owns, among other things, all of the common stock of System Energy Resources, Inc., a generating company that owns the Grand Gulf Electric Generating Station, and Entergy Operations, Inc., a nuclear management services company.

ELL is a vertically integrated utility providing generation, transmission and distribution service in Louisiana. As of December 31, 2010, ELL provided electric service to approximately 666,634 retail customers in Louisiana. As of December 31, 2010, approximately 22,170 customers are not under the jurisdiction of the LPSC and will not pay the investment recovery charges. The retail customer base includes a mix of residential, commercial and diversified industrial retail customers. During the twelve months ended December 31, 2010, ELL delivered approximately 30.6 billion kilowatt hours of electricity resulting in billed electric revenue of $2,242.9 million. During the twelve months ended December 31, 2010, approximately 47% of ELL’s total retail electric deliveries were to industrial customers, 21% were to commercial customers, 31% were to residential customers and 2% were to government and municipal customers.

ELL is subject to regulation by the Louisiana commission as to electric and gas service, rates and charges, certification of generating facilities and power or capacity purchase contracts, depreciation, accounting and other matters involving the territories ELL serves in Louisiana. ELL is also subject to the jurisdiction of the Federal Energy Regulatory Commission or FERC under the Federal Power Act with respect to the sale of electricity for resale, transmission of electricity in interstate commerce, the issuance of securities, acquisitions and divestitures of utility assets, certain affiliate transactions and other matters.

Where to Find Information About ELL. ELL files periodic reports with the SEC as required by the Exchange Act. Reports filed with the SEC are available for inspection without charge at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of periodic reports and exhibits thereto may be obtained at the above location at prescribed rates. Information as to the operation of the public reference facilities is available by calling the SEC at 1 800-SEC 0330. Information filed with the SEC can also be inspected at the SEC site on the World Wide Web at http://www.sec.gov. You may access a copy of ELL’s filings at http://www.entergy.com.

Municipalization

ELL operates pursuant to municipal franchises. ELL holds non-exclusive franchises to provide electric services in approximately 116 Louisiana municipalities and 45 Louisiana parishes. Most ELL’s franchises have 25-year terms.

Louisiana law may authorize certain local municipalities to seek to acquire portions of ELL’s electric distribution facilities through voluntary transactions or through the power of expropriation for use as part of municipally-owned utility systems. The power of expropriation has been used by municipalities in Louisiana to acquire electric distribution systems when the city limits were enlarged to include areas served by ELL. There can be no assurance that one or more municipalities will not seek to acquire a portion of some or all of ELL’s electric distribution facilities. The Securitization Law requires that the financing order provide, and the financing order does so provide, that investment recovery charges approved by the financing order shall be collected by an electric utility for the benefit and account of any party to which it sells investment recovery property. In the servicing agreement, ELL will covenant to assert in an appropriate forum that any municipality that acquires any portion of ELL’s electric distribution facilities must be treated as a successor to ELL under the Securitization Law and the financing order and that customers in such municipalities formerly served by ELL must remain responsible for payment of investment recovery charges. However, the involved municipality might assert that it should not be treated as a successor to ELL for these purposes and that its distribution customers are not responsible for payment of investment recovery charges. In any such cases, there can be no assurance that the investment recovery charges will be collected from customers of municipally-owned utilities who were formerly customers of ELL. ELL has covenanted that the portion of the proceeds ELL may receive from the expropriation of its customers and allocated to the investment recovery charge be used to pay scheduled principal or defease the principal on the investment recovery bonds.

ELL Customer Base and Electric Energy Consumption

The following tables show the electricity delivered to retail customers, electric delivery revenues and number of retail customers for each of ELL’s revenue-reporting customer classes for the five preceding years. All data is for all of ELL’s retail customers, including those who are not under the jurisdiction of the LPSC and will not pay the investment recovery charges. The data includes revenues and usage of certain interruptable and curtailable which is exempted from the investment recovery charge and which represented less than approximately 1.9% of electric delivery revenues in 2010. As of December 31, 2010, approximately 22,170 of ELL’s 666,634 customers are not subject to the jurisdiction of the LPSC. There can be no assurances that the retail electricity sales, retail electric revenues and number of retail customers or the composition of any of the foregoing will remain at or near the levels reflected in the following tables.

	Electricity Delivered to Retail Customers (As Measured by GWh Sales) by Customer Class and Percentage Composition*
Customer Class	2006		2007		2008		2009		2010
Residential	8,557	31.08%	8,646	30.72%	8,487	30.43%	8,684	30.58%	9,533	31.11%
Commercial	5,714	20.74%	5,848	20.78%	5,784	20.74%	5,867	20.66%	6,164	20.11%
Industrial	12,770	46.59%	13,209	46.93%	13,162	47.19%	13,386	47.14%	14,472	47.22%
Government & Municipal	440	1.59%	445	1.58%	458	1.64%	459	1.62%	479	1.56%

Total Retail	27,481	100.00%	28,149	100.00%	27,892	100.00%	28,396	100.00%	30,648	100.00%

*	Numbers not exact due to rounding.

	Electric Delivery Revenues by Customer Class Percentage Composition (Dollars in thousands)*
Customer Class	2006		2007		2008		2009		2010
Residential	$797,197	36.57%	$853,780	36.37%	$967,445	35.30%	$669,084	36.65%	$840,011	37.45%
Commercial	$532,999	24.45%	578,026	24.63%	659,880	24.08%	456,274	24.99%	543,308	24.22%
Industrial	$809,237	37.12%	871,853	37.14%	1,061,887	38.75%	664,377	36.39%	817,454	36.45%
Government & Municipal	$40,455	1.86%	43,550	1.86%	51,064	1.86%	35,760	1.96%	42,124	1.88%

Total Retail	$2,179,887	100.00%	$2,347,208	100.00%	$2,740,277	100.00%	$1,825,495	100.00%	$2,242,897	100.00%

*	Numbers not exact due to rounding.

	Number of Retail Electric Customers and Percentage Composition in Louisiana as of December 31 of the Year Shown Below*
Customer Class	2006		2007		2008		2009		2010
Residential	560,462	86.91%	568,893	86.79%	571,301	86.84%	575,388	86.81%	578,466	86.77%
Commercial	71,029	11.01%	73,012	11.14%	73,617	11.19%	74,608	11.26%	75,493	11.32%
Industrial	8,563	1.33%	8,374	1.28%	7,592	1.15%	7,247	1.09%	6,971	1.05%
Government & Municipal	4,858	0.75%	5,229	0.80%	5,387	0.82%	5,539	0.84%	5,704	0.86%

Total Retail	644,912	100.00%	655,508	100.00%	657,897	100.00%	662,782	100.00%	666,634	100.00%

*	Numbers not exact due to rounding.

Percentage Concentration Within ELL’s Large Commercial Customers

For the year ended December 31, 2010, the ten largest electric Customers in the area served by ELL in Louisiana represented approximately 29% of ELL’s retail gigawatt-hour sales and 13% of ELL’s retail revenues. All ten Customers are industrial class accounts. There are no material concentrations in the residential and commercial classes.

Forecasting Electricity Consumption

Entergy uses econometric models for forecasting residential, commercial, small industrial and governmental sales for all of its regulated electric utilities, including ELL. The models use ten years of monthly historical sales data when possible, although several models use only five to eight years because of reliability issues with older data. Entergy’s largest 150 industrial Customers (the “Top 150”) are forecasted and tracked individually through account managers. Of the Top 150 accounts, 36 are located in the area served by ELL.

Economic driver data used in the econometric models, both historical and forecasted, are obtained from Moody’s Economy.com. The data includes both customized data for the area served by ELL, as well as national drivers for a wide variety of economic variables. Temperature data is obtained from the national weather service and converted to cooling and heating degree days for use in all the models except for those instances (such as for all the industrial class models) where no dependence of sales related to weather could be established. Actual data is used for the historical time periods and normal (defined as fifteen-year average) cooling and heating days are used for the forecasted time periods.

Econometric sales forecasts for ELL’s residential class are derived from separate usage per customer (“UPC”) and customer count models, the outputs of which are multiplied together on a monthly basis to produce estimated total sales volumes. For the other classes, total usage is directly calculated by the models (i.e., monthly UPC can be calculated by dividing the output of those models by the outputs of the customer count models). The key drivers for the UPC/usage models are generally gross area economic output (similar to national gross domestic product) or real income, while customer count models are typically based on drivers such as population or households. The residential UPC and commercial usage models additionally incorporate end use variables such as appliance efficiencies and home size to account for the impact of changing end use characteristics through time. These models are generically known as Statistically Adjusted End Use (SAE) models.

Commercial and small industrial class forecasts formerly (prior to 2007) were derived from total usage models on a segment basis. The segments were defined by North American Industrial Classification System (“NAICS”) codes. Eighteen segment models for the commercial class and nine for the small industrials were used. Economic drivers typically included variables such as NAICS class employment or output, area economic output, or total national industrial output. These segment models have been discontinued for all future forecasts.

Once per year (typically in July), Entergy completes a comprehensive five-year sales forecast where the econometric models are completely re-estimated and where each Top 150 account forecast is produced. The output of this exercise is the sales forecast that underlies Entergy’s annual five-year business plan. This forecast is typically completed during July as the first step in a multi-stage planning process that determines the hourly demand (gigawatt), generation mix and fuel cost assumptions in the business plan. In the past, the final sales forecast, although largely based on the econometric model outputs, has been revised by qualitative judgments from management. Starting in the 2007 to 2011 business plan, however, the sales forecast for the area served by ELL in the five-year business plan is based solely on the econometric modeling and large industrial forecasting processes.

The table below shows the annual variance from original forecasted sales for each of the most recent five calendar years.

Annual Forecast Variance For Ultimate Electric Delivery (GWh)

	2006	2007	2008	2009	2010
Residential
Forecast	8,944	8,622	8,814	8,650	8,804
Actual	8,558	8,646	8,487	8,684	9,533
Variance (%)	-4.3%	0.3%	-3.7%	0.4%	8.3%
Commercial
Forecast	5,819	5,825	5,791	5,760	5,875
Actual	5,714	5,848	5,748	5,867	6,164
Variance (%)	-1.8%	0.4%	-3.1%	1.9%	4.9%
Industrial
Forecast	13,189	13,026	14,643	15,305	15,106
Actual	12,770	13,209	13,162	13,386	14,472
Variance (%)	-3.2%	1.4%	-10.1%	-12.5%	-4.2%
Government
Forecast	445	430	457	465	465
Actual	441	445	458	459	479
Variance (%)	-0.9%	3.5%	0.3%	-1.3%	2.5%
TOTAL
Forecast	28,397	27,903	29,881	30,181	30,252
Actual	27,483	28,149	27,892	28,396	30,648
Variance (%)	-3.2%	0.9%	-6.7%	-5.9%	1.3%

Credit Policy; Billing Process; Collections Process; Termination of Service; Weather Rules

ELL bills its customers under LPSC-jurisdiction directly, and its current credit policies, billing process, and termination of service policies are described below.

Credit Policy

ELL is required to provide customers within designated service areas electric utility service. Using information provided by the Customer Care System (CCS) we will determine whether ELL has previously served a consumer. Certain accounts are secured with deposits or guarantees as a precautionary measure. The amount of the deposit for residential Customers is based upon previous history of usage at location and can be up to two times the highest bill. Normally a residential Customer is billed an initial deposit of $150 if a home owner initial deposit will be $50. ELL does not require deposits from all new residential consumers.

ELL uses certain criteria for establishing credit. ELL uses a positive identification and consumer credit scoring service from a third party provider (currently Experian) to determine creditworthiness of its new residential Customers. If a deposit is required to establish credit, residential Customers must deposit cash equal to $150 for combination gas/electric account or electric only. LPSC regulations require ELL to pay 5% simple interest for any cash deposits held by ELL on a customer account, ELL will refund interest in January/February of each year as a credit on a customer’s account. Deposits of less than six months are exempt from receiving interest.

ELL’s current business practice requires industrial and commercial applicants to pay an initial deposit of up to two times the average or estimated bill for location in some situations the deposits can be two times the highest bill for location. These customers may obtain an irrevocable letter of credit or a surety bond for deposit requirements in excess of $2,000. Cash deposits are accounted for as an obligation, but are not required to be escrowed and are included in working capital.

Billing Process

ELL bills its Customers on average every 30 days. For the year ended December 31, 2010, ELL mailed out an average of 29,255 bills on each business day to its customers. For accounts with potential billing error exceptions, reports are generated for manual review. This review examines accounts that have abnormally high or low bills, potential meter-reading errors, possible meter malfunctions and/or unbilled accounts.

Collection, Termination of Service and Write-Off Policy.

In 2010, ELL received approximately 39% of payments by mail, 23% were walk-in payments, 8% pay by phone, and 30% were electronic payments. ELL does not collect payments at ELL local offices. Walk-in and pay by phone payments are handled by a third party provider. Walk-in payments collected by a third party provider must be remitted to ELL by the second business day following such payment.

Customers are sent a bill which is due and payable upon receipt, past due after 21 calendar days. If the bill is not paid on the last day to pay indicated on the statement, and the customer’s payment history makes the account eligible for collection activity for the outstanding balance, a disconnect notice is mailed on the fourth business day after the past due date to ensure consideration of any payment en route by the last day to pay. The disconnect notice gives the customer an additional seven calendar days to pay the bill. On the last day to pay noted on the disconnect notice, a courtesy call is attempted with a predictive dialer. If the bill is not paid or if the customer has not called for extended payment arrangements, a disconnect order will be generated on the next business day. Once the disconnect order has been generated, payment in full is required to stop the termination. If the customer is disconnected, payment in full is required plus a $12 reconnect fee. In addition, the customer may be subject to an additional deposit which is normally billed in increments of $25.00 until the maximum deposit (two times the highest bill) is reached for residential customers. For non-residential customers, an additional deposit is billed after disconnection based on usage at location and the full amount of two times the highest bill in last 18 months is due prior to the reconnection.

ELL provides several payment options to help customers manage their electric usage and payments. ELL customer service representatives as well as Entergy.com and an Automated Voice Response Unit (VRU) are available 24 hours a day, 365 days a year to assist Customers with payment arrangements. Most customers can receive an extension of their last day to pay through the VRU, Entergy webpage or by talking with a customer service representative. Extensions are denied in some cases based on payment history of the account. Programs such as Pick-A-Date, which allows the customer to choose a preferred due date, and Levelized Billing Programs which allow customers to pay an average bill each month while spreading the difference over the remaining months, are available to most residential customers. Automated draw draft and Internet billing and payments are also available.

Unpaid final bills are written off after 120 days. ELL does mail a final bill to all customers. If not paid in 45 days, an in-house collection letter is mailed. A second letter is mailed approximately 15 days later. lf not paid, a third letter is mailed by a third party collector at approximately 75 days after the account finals. Once the account is written off, it is turned over to a third party collection agency on a contingency basis.

Weather Rules

The Louisiana statutory requirements and the rules and regulations of the LPSC, which may change from time to time, regulate and control the right to disconnect service. The LPSC enforces specific weather rules on ELL in extreme weather conditions. An electric utility must not disconnect service for a residential customer in a parish on a day when (1) the previous day’s highest temperature did not exceed 32 degrees Fahrenheit, and the temperature is predicted to remain at or below that level for the next 24 hours, according to the nearest National Weather Service reports; or (2) the nearest National Weather Service issues a “heat advisory” as defined by the National Weather Service. To the extent these customers do not pay for their electric service, ELL will not be able to collect investment recovery charges from these customers.

Write-off and Delinquency Experience

The following tables set forth information relating to the total billed revenues and write-off experience for the past years. Such historical information is presented because ELL’s actual experience with respect to write-offs and delinquencies may affect the timing of investment recovery charge collections. ELL does not expect, but cannot assure, that the delinquency or write-off experience with respect to investment recovery charge collections will differ substantially from the rates indicated. Write-off and delinquency data is affected by factors such as the overall economy, weather and changes in collection practices. The net write-off and delinquency experience is expected, but cannot be assured, to be similar to ELL previous experience. Please read “Servicing Risks.”

The following table shows total ELL electric revenues for the past five calendar years for each customer class.

	Billed Electric Revenue by Customer Class (Dollars in thousands)*
Customer Class	2006	2007	2008	2009	2010
Residential	$797,197	$853,780	$967,445	$669,084	$840,011
Commercial	532,999	578,026	659,881	456,274	543,308
Industrial	809,237	871,853	1,061,887	664,377	817,454
Government & Municipal	40,455	43,550	51,064	35,760	42,124

Total Retail	$2,179,887	$2,347,208	$2,740,277	$1,825,495	$2,242,897

*	Numbers not exact due to rounding.

The following table shows gross write-offs for electricity and gross write-offs as a percentage of total billed revenue for the past five years.

Gross Write-Offs as a Percentage of Revenues*

	As of December 31,
	2006	2007	2008	2009	2010
Billed Electric Revenues ($000)	$2,179,887	$2,347,208	$2,740,277	$1,825,495	$2,242,897
Gross Write-Offs ($000)	$37,853	$11,434	$9,883	$13,524	$14,115
Percentage of Billed Revenue	1.74%	0.49%	0.36%	0.74%	0.63%

*	Numbers not exact due to rounding.

The following table shows total ELL net write-offs and total net write-offs as a percentage of total electric billed revenue for the past five years in Louisiana. Net write-offs include amounts recovered by ELL from deposits, bankruptcy proceedings and payments received after an account has been either written-off by ELL or transferred to one of its external collection agencies.

Net Write-Offs as a Percentage of Revenues*

	As of December 31,
	2006	2007	2008	2009	2010
Billed Electric Revenues ($000)	$2,179,887	$2,347,208	$2,740,277	$1,825,495	$2,242,897
Gross Write-Offs ($000)	$14,640	$6,471	$5,662	$7,981	$3,972
Percentage of Billed Revenue	0.67%	0.28%	0.21%	0.44%	0.18%

*	Numbers not exact due to rounding.

Delinquencies

The following table sets forth information relating to the delinquency experience of ELL for residential, commercial, industrial and governmental customers on December 31 of each of the three preceding years:

Customer Delinquency Data*

	December 31, 2008	December 31, 2009	December 31, 2010
Residential
Percent of Billed Revenue Not Collected Within:
0-30 days	15.86%	16.58%	16.91%
31-60 days	1.28%	1.07%	1.02%
61-90 days	0.32%	0.35%	0.17%
91 days or more	0.22%	0.22%	0.11%
Commercial, Industrial, Governmental & Residential
Percent of Billed Revenue Not Collected Within:
0-30 days	6.75%	7.23%	7.59%
31-60 days	0.71%	0.62%	0.54%
61-90 days	0.25%	0.21%	0.11%
91 days or more	0.17%	0.13%	0.07%

*	Data shows statistics for electric revenues for open accounts for each respective month and is calculated based upon the past due amounts included in current month billings as a percentage of the prior month’s billed revenue. Data is not available for earlier periods.

ELL does not believe that the delinquency experience with respect to investment recovery charge collections will differ substantially from the approximate rates indicated above.

Servicing Activities relating to System Restoration Bonds

In 2005, Louisiana was struck by Hurricanes Katrina and Rita. The severity of the resulting damage to the infrastructure of utilities in Louisiana, including ELL, prompted the Louisiana Legislature to assist electric utilities by authorizing a new financing mechanism to provide utilities with low-cost capital. As a result, the Louisiana Legislature passed the Restoration Law, codified at La. R.S. 45:1311-1328, which authorized the creation of the Louisiana Utilities Restoration Corporation, or LURC, for the purpose of making non-shareholder capital contributions to utilities and financing that contribution through the issuance of “system restoration bonds.” Under the Restoration Law, an affected utility must apply for and receive a financing order from the Louisiana commission to cause the issuance of the bonds and the resulting non-shareholder capital contribution of the proceeds thereof to the utility.

Following Hurricanes Katrina and Rita in 2005, ELL and LURC applied for and received from the Louisiana commission a financing order authorizing the issuance by the Louisiana Public Facilities Authority of $687.7 million of system restoration bonds. These bonds were issued on July 29, 2008. Following the occurrence of Hurricanes Gustav and Ike in 2008, ELL and LURC again applied for and received a financing order authorizing the issuance by the Louisiana Local Government Environmental Facilities and Community Development Authority of $468.9 million of additional system restoration bonds. These bonds were issued on July 22, 2010.

Each issuance of system restoration bonds is secured by system restoration property, which includes the right to impose, bill and collect, and adjust from time to time, system restoration charges from ELL’s customers. Like the investment recovery charges, the system restoration charges are irrevocable and nonbypassable and must be collected until the system restoration bonds are paid. The last scheduled maturity of the system restoration bonds is in August, 2022.

Pursuant to the Restoration Law, the system restoration property was created solely in favor of the LURC. ELL has no interest, beneficial or otherwise, in the system restoration property. However, ELL acts as the servicer for the collection of the system restoration charges which it remits to the trustee for the related system restoration bonds on a daily basis. The system restoration bonds are secured by the system restoration property and are not secured by the investment recovery property.

If a customer does not pay the full amount of any bill to the servicer, after the application of amounts due with respect to customer deposits and to all service charges of the servicer, ELL, as servicer for both the system restoration property and the investment recovery property, is required to allocate any resulting remaining revenues, first to payment of the system restoration charges, and then to the payment of the investment recovery charges See “Description of the Investment Recovery Property—Billing and Collection Terms and Conditions.”

The system restoration charges for the system restoration bonds represented approximately 6.83% of the total bill received by a typical residential customer of ELL in 2010.

ENTERGY LOUISIANA INVESTMENT RECOVERY FUNDING I, L.L.C., THE ISSUING ENTITY

We are a special purpose limited liability company formed under Louisiana law pursuant to a limited liability company operating agreement executed by our sole member or owner, ELL, and by us, and the filing of articles of organization and an initial report with the Secretary of the State of Louisiana. Our limited liability company operating agreement restricts us from engaging in activities other than those described in this section. We do not have any employees, but we will pay our member for administrative services in accordance with our administration agreement. We have summarized selected provisions of our limited liability company operating agreement below, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. On the date of issuance of the investment recovery bonds, our capital will be equal to 0.5%

of the principal amount of such investment recovery bonds issued or such other amount as may allow us to achieve the desired security rating and treat the investment recovery bonds as debt under applicable IRS regulations. Our capitalization after giving effect to the issuance of any investment recovery bonds will be set forth in the prospectus supplement.

As of the date of this prospectus, we have not carried on any business activities and have no operating history. We are not an agency or instrumentality of the State of Louisiana.

Our assets will consist of:

•	the investment recovery property,

•	our rights under the sale agreement (and under any bills of sale delivered thereunder), the servicing agreement, the administration agreement, and the other basic documents,

•	collections of investment recovery charges that are allocated to us and the trust accounts held by the trustee, and

•	any money distributed by the trustee from the collection account in accordance with the indenture.

Restricted Purpose

We have been created for the sole purpose of:

•	purchasing and owning the investment recovery property and the other collateral;

•	registering and issuing the investment recovery bonds, which may be comprised of one or more tranches;

•	making payment on the investment recovery bonds;

•	distributing amounts released to us;

•	pledging our interest in the investment recovery property and other collateral to the trustee under the indenture in order to secure the investment recovery bonds; and

•	performing other activities that are necessary, suitable or convenient to accomplish these purposes.

Our limited liability company operating agreement does not permit us to engage in any activities not directly related to these purposes, including issuing securities (other than the investment recovery bonds), borrowing money or making loans to other persons. The list of permitted activities set forth in our limited liability company operating agreement may not be altered, amended or repealed without the affirmative vote of a majority of our managers, which vote must include the affirmative vote of our independent manager(s).

Our Relationship with ELL

On the issue date for the investment recovery bonds, ELL will sell investment recovery property to us pursuant to a sale agreement between us and ELL. ELL will service the investment recovery property pursuant to a servicing agreement between us and ELL. Please read “The Sale Agreement” and “The Servicing Agreement.”

Our Management

Pursuant to our limited liability company operating agreement, our business will be managed by five managers appointed from time to time by ELL. We refer to ELL or any successor as our owner or owners. Following the initial issuance of investment recovery bonds, we will have at least one independent manager who, among other things, is not and has not been for at least five years from the date of their appointment:

•	a direct or indirect legal or beneficial owner of us, our owner, any of our respective affiliates or any of our owner’s affiliates,

•	a relative, supplier, employee, officer, director, manager, contractor or material creditor of us, our owner or any of our affiliates or any of our owner’s affiliates, or

•

a person who controls (whether directly, indirectly or otherwise) our owner or its affiliates or any creditor, employee, officer, director, manager or material supplier or contractor of our owner or its affiliates; provided, that the indirect or beneficial ownership of stock of our owner or its affiliates through a mutual fund or similar diversified investment vehicle with respect to which the owner does not have discretion or control over the investments held by such diversified investment vehicle shall not preclude such owner from being an independent manager.

The remaining managers will be employees or officers of ELL, its affiliates or any new owner. The managers will devote the time necessary to conduct our affairs.

ELL, as our sole member, will appoint the independent manager(s) prior to the issuance of the investment recovery bonds.

Manager Fees and Limitation on Liabilities

We have not paid any compensation to any manager since we were formed. We will not compensate our managers, other than the independent manager(s), but, to the extent permitted by law, we may reimburse out managers for out-of-pocket expenses incurred in connection with their services on our behalf. We will pay the independent manager(s) annual fees from our revenues and will reimburse them for their reasonable expenses. These expenses include the expenses and disbursements of the agents, representatives, experts and counsel that the independent manager(s) may employ in connection with the exercise and performance of their rights and duties under our limited liability company operating agreement, the indenture, the sale agreement and the servicing agreement. Our limited liability company operating agreement provides that to the extent permitted by law, the managers will not be personally liable for any of our debts, obligations or liabilities. Our limited liability company operating agreement further provides that, except as described below, to the fullest extent permitted by law, we will indemnify the managers against any liability incurred in connection with their services as managers for us if they acted in good faith and in a manner which they reasonably believed to be in or not opposed to our best interests. With respect to a criminal action, the managers will be indemnified unless they had reasonable cause to believe their conduct was unlawful. We will not indemnify the manager for any judgment, penalty, fine or other expense directly caused by their fraud, gross negligence or willful misconduct. In addition, unless ordered by a court, we will not indemnify the managers if a final adjudication establishes that their acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and were material to the cause of action. We will pay any indemnification amounts owed to the managers out of funds in the collection account, subject to the priority of payments described in “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated.”

We Are a Separate and Distinct Legal Entity from ELL

Under our limited liability company operating agreement, we may not file a voluntary petition for relief under the Bankruptcy Code, without the affirmative vote of our member and the affirmative vote of all of our managers, including each independent manager(s). ELL has agreed that it will not cause us to file a voluntary petition for relief under the Bankruptcy Code. Our limited liability company operating agreement requires us, except for financial reporting purposes and for federal income tax purposes, and, to the extent consistent with applicable state law, state income and franchise tax purposes, to maintain our existence separate from ELL including:

•	taking all reasonable steps to continue our identity as a separate legal entity;

•	making it apparent to third persons that we are an entity with assets and liabilities distinct from those of ELL, other affiliates of ELL, the managers or any other person; and

•	making it apparent to third persons that, except for federal and certain other tax purposes, we are not a division of ELL or any of its affiliated entities or any other person.

Administration Agreement

ELL will, pursuant to an administration agreement between ELL and us, provide administrative services to us, including services relating to the preparation of financial statements, required filings with the SEC, any tax returns we might be required to file under applicable law, qualifications to do business, and minutes of our managers’ meetings. We will pay ELL a fixed fee of $100,000 per annum, payable in installments of $50,000 on each payment date for performing these services. However, ELL may seek to recover any actual incremental internal costs of administering us in excess of this amount through a request for reimbursement with the Louisiana commission outside of the investment recovery charge process. In addition, we will reimburse ELL for all costs and expenses for services performed by unaffiliated third-parties and actually incurred by ELL in performing such services described above.

USE OF PROCEEDS

We will use the proceeds of the issuance of the investment recovery bonds to pay the upfront financing costs of the investment recovery bonds and to purchase related investment recovery property from ELL. In accordance with the financing order, ELL will apply the proceeds it receives from the sale of the investment recovery property, net of any upfront financing costs payable by ELL, as a reimbursement for previously-incurred investment recovery costs.

DESCRIPTION OF THE INVESTMENT RECOVERY BONDS

General

We will issue the investment recovery bonds pursuant to the terms of an indenture between us and the trustee. The particular terms of the investment recovery bonds will be established in a supplement to the indenture referred to herein as the series supplement and the material terms will be described in the related prospectus supplement. Although we have summarized below selected provisions of the indenture and the investment recovery bonds, this summary does not purport to be complete and is subject to the terms and provisions of the indenture and related supplements, forms of which are filed as exhibits to the registration statement of which this prospectus forms a part. Please read “Where You Can Find More Information.”

We may issue the investment recovery bonds in the future in one or more tranches. Tranches of investment recovery bonds may differ as to the interest rate, maturity and the timing, sequential order and amount of payments of principal or interest, or both.

The prospectus supplement will describe the specific terms of the investment recovery bonds (and the tranches (if any)). All investment recovery bonds will be identical in all respects except for the denominations, unless there is more than one tranche, in which case all investment recovery bonds of the same tranche will be identical in all respects except for the denominations.

All investment recovery bonds that we issue under the indenture will be payable solely from, and secured solely by, a pledge of and lien on the investment recovery property and the other collateral provided in the indenture. Please read “Security for the Investment Recovery Bonds—Pledge of Collateral.”

The prospectus supplement will describe the following terms of the investment recovery bonds and, if applicable, the tranches of the investment recovery bonds:

•	the number of tranches, if any,

•	the principal amount of the bonds and, if applicable, the tranches,

•	the investment recovery charges,

•	the annual rate at which interest accrues or the method or methods of determining such annual rate and, if applicable, the tranches,

•	the payment dates,

•	the collateral,

•	the scheduled final payment date and the final maturity date of the investment recovery bonds and, if applicable, the tranches,

•	the issuance date,

•	the authorized denominations,

•	the expected sinking fund schedule for principal and, if applicable, the tranches,

•

any other material terms of the tranches that are not inconsistent with the provisions of the indenture and that will not result in any rating agency suspending, reducing or withdrawing its rating of any outstanding tranche of investment recovery bonds, and

•	the identity of the trustee.

The investment recovery bonds are not a debt, liability or other obligation of the State of Louisiana, the Louisiana commission or of any political subdivision, governmental agency, authority or instrumentality of the State of Louisiana and do not represent an interest in or legal obligation of ELL, Entergy or any of their affiliates, other than us. Neither ELL, Entergy nor any of their affiliates will guarantee or insure the investment recovery bonds. Financing orders authorizing the issuance of the investment recovery bonds do not constitute a pledge of the full faith and credit of the State of Louisiana or of any of its political subdivisions, agencies or instrumentalities. The issuance of the investment recovery bonds under the Securitization Law will not directly, indirectly or contingently obligate the State of Louisiana or any of its political subdivisions or instrumentalities to levy any tax or to make any appropriation for the payment of investment recovery bonds other than for paying investment recovery charges in their capacity as consumers of electricity.

Interest and Principal on the Investment Recovery Bonds

Interest will accrue on the principal balance of a tranche of investment recovery bonds at the interest rate specified in or determined in the manner specified in the prospectus supplement. Interest will be payable on each payment date, commencing on the date specified in the prospectus supplement. Interest payments will be made from collections of investment recovery charges, including amounts available in the excess funds subaccount and, if necessary, the amounts available in the capital subaccount. Please read “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated.”

Principal of the investment recovery bonds and the tranches, if any, will be payable in the amounts and on the payment dates specified in the prospectus supplement, but only to the extent that amounts in the applicable collection account are available, and subject to the other limitations described below, under “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated.” Accordingly, principal of the investment recovery bonds may be paid later, but generally not sooner, than reflected in the expected sinking fund schedule and expected amortization schedule, except in the case of an acceleration. The prospectus supplement will set forth the expected sinking fund schedule and expected amortization schedule for the investment recovery bonds and, if applicable, the tranches. The expected sinking fund schedule will be established in a manner required by the financing order. If principal of any tranche is not paid in full on the final maturity date for such tranche, an event of default will occur. On any payment date, unless an event of default has occurred and is continuing and the investment recovery bonds have been declared due and payable, the trustee will make principal payments on the investment recovery bonds only until the outstanding principal balances of those investment recovery bonds have been reduced to the principal balances specified in the applicable expected amortization schedule for that payment date. The trustee will retain in the excess funds subaccount for payment on later payment dates any collections of investment recovery charges in excess of amounts payable as:

•	fees and expenses of the servicer, the independent manager(s) and the trustee (including the servicing fee),

•	payments of interest on and principal of the investment recovery bonds,

•	an investment return on amounts contributed to the capital subaccount by ELL to be released to us for remittance to ELL, and

•	allocations to the capital subaccount (all as described under “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated”).

If the trustee receives insufficient collections of investment recovery charges for any payment date, and amounts in the collection account (and the applicable subaccounts of the collection account) are not sufficient to make up the shortfall, principal of any tranche of investment recovery bonds may be payable later than expected, as described in this prospectus. Please read “Risk Factors—Other Risks Associated with an Investment in the Investment Recovery Bonds.” The failure to make a scheduled payment of principal on the investment recovery bonds because there are not sufficient funds in the collection account does not constitute a default or an event of default under the indenture, except for the failure to pay in full the unpaid balance of any tranche on the final maturity date for such tranche. If an event of default (other than a breach by the State of Louisiana or the Louisiana commission of its pledge) has occurred and is continuing, then the trustee or the holders of not less than a majority in principal amount of the investment recovery bonds then outstanding may declare the investment recovery bonds to be immediately due and payable, in which event the entire unpaid principal amount of the investment recovery bonds will become due and payable. Please read “—Events of Default; Rights Upon Event of Default.”

Unless the context requires otherwise, all references in this prospectus to principal of the investment recovery bonds include any premium that might be payable if the investment recovery bonds are redeemed, as described in the prospectus supplement.

Payments on the Investment Recovery Bonds

The trustee will pay on each payment date to the holders of each tranche of investment recovery bonds, to the extent of available funds in the applicable collection account, all payments of principal and interest then due. The trustee will make each payment other than the final payment with respect to any investment recovery bonds to the holders of record of the investment recovery bonds of the applicable tranche on the record date for that payment date. The trustee will make the final payment for each tranche of investment recovery bonds, however, only upon presentation and surrender of the investment recovery bonds of that tranche at the office or agency of the trustee specified in the notice given by the trustee of the final payment. The trustee will mail notice of the final payment to the related bondholders no later than five days prior to the final payment date, specifying the date set for the final payment and the amount of the payment.

The failure to pay accrued interest on any payment date (even if the failure is caused by a shortfall in investment recovery charges received) will result in an event of default for the investment recovery bonds unless such failure is cured within five business days. Please read “—Events of Default; Rights Upon Event of Default.” Any interest not paid within such five business day period (plus interest on the defaulted interest at the applicable interest rate to the extent lawful) will be payable to the bondholders on a special record date. The special record date will be at least fifteen business days prior to the date on which the trustee is to make a special payment (a special payment date). We will fix any special record date and special payment date. At least ten days before any special record date, the trustee will mail to each affected bondholder a notice that states the special record date, the special payment date and the amount of defaulted interest (plus interest on the defaulted interest) to be paid.

At the time, if any, we issue the investment recovery bonds in the form of definitive bonds and not to DTC or its nominee, the trustee will make payments with respect to that tranche on a payment date or a special payment date by check mailed to each holder of a definitive bond of the tranche of record on the applicable record date at its address appearing on the register maintained with respect to the investment recovery bonds. Upon application by a holder of any tranche of investment recovery bonds in the principal amount of $10,000,000 or more to the trustee not later than the applicable record date, the trustee will make payments by wire transfer to an account maintained by the payee in New York, New York.

If any special payment date or other date specified for any payments to bondholders is not a business day, the trustee will make payments scheduled to be made on that special payment date or other date on the next succeeding business day and no interest will accrue upon the payment during the intervening period.

Registration, Transfer and Denominations of the Investment Recovery Bonds

If specified in the prospectus supplement, we may issue one or more tranches of investment recovery bonds in definitive form, which will be transferable and exchangeable at the office of the registrar identified in the prospectus supplement. There will be no service charge for any registration or transfer of the investment recovery bonds, but the trustee may require the owner to pay a sum sufficient to cover any tax or other governmental charge.

We will issue each tranche of investment recovery bonds in the minimum initial denominations set forth in the prospectus supplement.

The trustee will make payments of interest and principal on each payment date to the bondholders in whose names the investment recovery bonds were registered on the record date.

Investment Recovery Bonds Will Be Issued in Book-Entry Form

Unless we specify otherwise in the prospectus supplement, the investment recovery bonds will be available to investors only in the form of book-entry investment recovery bonds. You may hold your bonds through DTC in the United States or through Clearstream Banking, société anonyme, referred to herein as Clearstream, or Euroclear Bank S.A./N.V., referred to herein as Euroclear, in Europe, or in any other manner we describe in the prospectus supplement. You may hold your bonds directly with one of these systems if you are a participant in the system or indirectly through organizations that are participants.

The Role of DTC, Clearstream and Euroclear

Cede & Co., as nominee for DTC, will hold the global bond or bonds representing the investment recovery bonds. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream customers and Euroclear participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. These depositaries will, in turn, hold these positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

The Function of DTC

DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

The Function of Clearstream

Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of securities. Transactions may be settled by Clearstream in any of various currencies, including United States dollars. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in various countries through established depositary and custodial relationships. Clearstream is registered as a bank in Luxembourg and therefore is subject to regulation by the Luxembourg Commission de Surveillance du Secteur

Financier, which supervises Luxembourg banks. Clearstream’s customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations, among others, and may include the underwriters of the investment recovery bonds. Clearstream’s United States customers are limited to securities brokers and dealers and banks. Clearstream has customers located in various countries. Indirect access to Clearstream is also available to other institutions that clear through or maintain a custodial relationship with an account holder of Clearstream. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

The Function of Euroclear

The Euroclear System was created in 1968 in Brussels. Euroclear holds securities and book-entry interests in securities for Euroclear participants and facilitates the clearance and settlement of securities transactions between Euroclear participants, and between Euroclear participants and participants of certain other securities intermediaries through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of securities and any risk from lack of simultaneous transfers of securities and cash. Such transactions may be settled in any of various currencies, including United States dollars. The Euroclear System includes various other services, including, among other things, safekeeping, administration, clearance and settlement, securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described below. The Euroclear System is operated by Euroclear Bank SA/NV. Euroclear participants include central banks and other banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the investment recovery bonds. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Terms and Conditions of Euroclear

Securities clearance accounts and cash accounts with Euroclear are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). These Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System and receipts of payments with respect to securities in the Euroclear System. All securities in Euroclear are held on a fungible basis without attribution of specific securities to specific securities clearance accounts. Euroclear acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

The Rules for Transfers Among DTC, Clearstream or Euroclear Participants

Transfers between DTC participants will occur in accordance with DTC rules. Transfers between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with their applicable rules and operating procedures and will be settled using procedures applicable to conventional securities held in registered form.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, those cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in that system in accordance with its rules and procedures and within its established deadlines, which will be based on European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving investment recovery bonds in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to Clearstream’s and Euroclear’s depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and those credits or any transactions in those securities settled during that processing will be reported to the relevant Clearstream customer or Euroclear participant on that business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

DTC Will Be the Holder of the Investment Recovery Bonds

Investment recovery bondholders that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interest in, investment recovery bonds may do so only through participants and indirect participants. In addition, investment recovery bondholders will receive all distributions of principal of and interest on the investment recovery bonds from the trustee through the participants, who in turn will receive them from DTC. Under a book-entry format, investment recovery bondholders may experience some delay in their receipt of payments because payments will be forwarded by the trustee to Cede & Co., as nominee for DTC. DTC will forward those payments to its participants, who thereafter will forward them to indirect participants or investment recovery bondholders. It is anticipated that the only “bondholder” will be Cede & Co., as nominee of DTC. The trustee will not recognize investment recovery bondholders as bondholders, as that term is used in the indenture, and investment recovery bondholders will be permitted to exercise the rights of bondholders only indirectly through the participants, who in turn will exercise the rights of investment recovery bondholders through DTC.

Under the rules, regulations and procedures creating and affecting DTC and its operations, DTC is required to make book-entry transfers of book-entry certificates among participants on whose behalf it acts with respect to the investment recovery bonds and is required to receive and transmit distributions of principal and interest on the investment recovery bonds. Participants and indirect participants with whom investment recovery bondholders have accounts with respect to the investment recovery bonds similarly are required to make book-entry transfers and receive and transmit those payments on behalf of their respective investment recovery bondholders. Accordingly, although investment recovery bondholders will not possess investment recovery bonds, investment recovery bondholders will receive payments and will be able to transfer their interests.

Because DTC can act only on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an investment recovery bondholder to pledge investment recovery bonds to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of those bonds, may be limited due to the lack of a physical certificate for those investment recovery bonds.

DTC has advised us that it will take any action permitted to be taken by an investment recovery bondholder under the indenture only at the direction of one or more participants to whose account with DTC the investment recovery bonds are credited. Additionally, DTC has advised us that it will take those actions with respect to specified percentages of the collateral amount only at the direction of and on behalf of participants whose holdings include interests that satisfy those specified percentages. DTC may take conflicting actions with respect to other interests to the extent that those actions are taken on behalf of participants whose holdings include those interests.

Except as required by law, none of any underwriter, the servicer, ELL, the trustee, us or any other party will have any liability for any aspect of the records relating to or payments made on account of beneficial interests in the certificates held by Cede & Co., as nominee for DTC, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

How Investment Recovery Bond Payments Will Be Credited by Clearstream and Euroclear

Distributions with respect to investment recovery bonds held through Clearstream or Euroclear will be credited to the cash accounts of Clearstream customers or Euroclear participants in accordance with the applicable system’s rules and operating procedures, to the extent received by its depositary. Those distributions will be subject to tax reporting in accordance with relevant United States tax laws and regulations. Please read “Material U.S. Federal Income Tax Consequences” in this prospectus. Clearstream or the Euroclear operator, as the case may be, will take any other action permitted to be taken by an investment recovery bondholder under the indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its applicable rules and operating procedures and subject to its depositary’s ability to effect those actions on its behalf through DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the investment recovery bonds among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

Definitive Investment Recovery Bonds

We will issue investment recovery bonds in registered, certificated form to bondholders, or their nominees, rather than to DTC, only under the circumstances provided in the indenture, which will include: (1) DTC or us advising the trustee in writing that DTC is no longer willing or able to properly discharge its responsibilities as nominee and depositary with respect to the book-entry bonds and that we are unable to locate a qualified successor, (2) our electing to terminate the book-entry system through DTC, with written notice to the trustee, or (3) after the occurrence of an event of default under the indenture, holders of investment recovery bonds representing not less than a majority of the aggregate outstanding principal amount of the investment recovery bonds maintained as book-entry bonds advising us, the trustee, and DTC in writing that the continuation of a book-entry system through DTC (or a successor) is no longer in the best interests of those bondholders. Upon issuance of definitive bonds, the investment recovery bonds evidenced by such definitive bonds will be transferable directly (and not exclusively on a book-entry basis) and registered holders will deal directly with the trustee with respect to transfers, notices and payments.

Upon surrender by DTC of the definitive securities representing the investment recovery bonds and instructions for registration, the trustee will issue the investment recovery bonds in the form of definitive bonds, and thereafter the trustee will recognize the registered holders of the definitive bonds as bondholders under the indenture.

The trustee will make payment of principal of and interest on the investment recovery bonds directly to bondholders in accordance with the procedures set forth herein and in the indenture and the prospectus supplement. The trustee will make interest payments and principal payments to bondholders in whose names the definitive bonds were registered at the close of business on the related record date. The trustee will make payments by check mailed to the address of the bondholder as it appears on the register maintained by the trustee or in such other manner as may be provided in the series supplement, except that certain payments will be made by wire transfer as described in the indenture. The trustee will make the final payment on any investment recovery bond (whether definitive bonds or notes registered in the name of Cede & Co.), however, only upon presentation and surrender of the bond on the final payment date at the office or agency that is specified in the notice of final payment to bondholders. The trustee will provide the notice to registered bondholders not later than the fifth day prior to the final payment date.

Definitive bonds will be transferable and exchangeable at the offices of the transfer agent and registrar, which initially will be the trustee. There will be no service charge for any registration of transfer or exchange, but the transfer agent and registrar may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

Optional Redemption

The indenture does not permit an optional redemption of investment recovery bonds under any circumstances.

Access of Bondholders

Upon written request of any bondholder or group of bondholders evidencing not less than 10 percent of the aggregate outstanding principal amount of the investment recovery bonds, the trustee will afford the bondholder or bondholders making such request a copy of a current list of bondholders for purposes of communicating with other bondholders with respect to their rights under the indenture.

The indenture does not provide for any annual or other meetings of bondholders.

Reports to Bondholders

On or prior to each payment date, special payment date or any other date specified in the indenture for payments with respect to the investment recovery bonds, the trustee will deliver to the bondholders, a statement prepared by the servicer with respect to the payment to be made on the payment date, special payment date or other date, as the case may be, setting forth the following information:

•	the amount of the payment to bondholders allocable to principal and interest,

•	the aggregate outstanding principal balance of the investment recovery bonds, before and after giving effect to payments allocated to principal reported immediately above,

•	the difference, if any, between the amount specified immediately above and the principal amount scheduled to be outstanding on that date according to the related expected amortization schedule,

•	any other transfers and payments to be made on such payment date, including amounts paid to the trustee and the servicer, and

•	the amounts on deposit in the capital subaccount and the excess funds subaccount, after giving effect to the foregoing payments.

Unless and until investment recovery bonds are no longer issued in book-entry form, the reports will be provided to the depository for the investment recovery bonds, or its nominee, as sole beneficial owner of the investment recovery bonds. The reports will be available to bondholders upon request to the trustee or the servicer. Such reports will not constitute financial statements prepared in accordance with generally accepted accounting principles. The financial information provided to bondholders will not be examined and reported upon by an independent public accountant. In addition, an independent public accountant will not provide an opinion on the financial information.

Within the prescribed period of time for tax reporting purposes after the end of each calendar year during the term of the investment recovery bonds, the trustee, so long as it is acting as paying agent and transfer agent and registrar for the investment recovery bonds, will, upon written request by us or any investment recovery bondholder, mail to persons who at any time during the calendar year were bondholders and received any payment on the investment recovery bonds, a statement containing certain information for the purposes of the bondholder’s preparation of U.S. federal and state income tax returns.

We and the Trustee May Modify the Indenture

Modifications of the Indenture that do not Require Consent of Investment Recovery Bondholders

From time to time, and without the consent of the bondholders (but with prior notice to the rating agencies and with the consent or deemed consent of the Louisiana commission only if the proposed amendment would increase the ongoing financing costs, we may enter into one or more agreements supplemental to the indenture for various purposes described in the indenture, including:

•

to correct or amplify the description of any property including, without limitation, the collateral subject to the indenture, or to better convey, assure and confirm to the trustee any property subject to the indenture,

•	to add to the covenants for the benefit of the bondholders and the trustee, or surrender any right or power conferred to us with the indenture,

•	to convey, transfer, assign, mortgage or pledge any property to or with the trustee,

•

to cure any ambiguity or correct or supplement any provision in the indenture or in any supplemental indenture which may be inconsistent with any other provision in the indenture or in any supplemental indenture or to make any other provisions with respect to matters or questions arising under the indenture or in any supplemental indenture, provided however, that (i) such action will not, as evidenced by an opinion of independent counsel, adversely affect in any material respect the interests of the bondholders and (ii) the rating agency condition shall have been satisfied with respect thereto,

•

to evidence the succession of another person to us or to the trustee in accordance with the terms of the indenture and to make any necessary modifications to the terms of the indenture to allow that succession,

•	to effect qualification under the Trust Indenture Act,

•	to qualify the investment recovery bonds for registration with a clearing agency, or

•	to satisfy any rating agency requirements.

We may also, without the consent of the bondholders, enter into one or more other agreements supplemental to the indenture so long as (i) the supplemental agreement does not, as evidenced by an opinion of independent counsel, adversely affect the interests of any holders of investment recovery bonds then outstanding in any material respect, (ii) the rating agency condition shall have been satisfied with respect thereto, and (iii) with respect to any amendment that would increase ongoing financing costs, we have obtained the consent or deemed consent of the Louisiana commission.

Modifications of the Indenture that Require the Approval of Investment Recovery Bondholders.

We may, with the consent of bondholders holding not less than a majority of the aggregate outstanding principal amount of the investment recovery bonds of all affected tranches (and with the consent or deemed consent of the Louisiana commission if such supplemental indenture will increase ongoing financing costs, although the consent of the Louisiana commission will not be required with respect to the first supplemental indenture), enter into one or more indentures supplemental to the indenture for the purpose of, among other things, adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture. No supplement, however, may, without the consent of each bondholder affected thereby, take certain actions enumerated in the indenture, including:

•

change the date of payment of any installment of principal of or premium, if any, or interest on any investment recovery bond, or reduce in any manner the principal amount thereof, the interest rate thereon or the premium, if any, with respect thereto,

•

change the provisions of the indenture and any applicable supplemental indenture relating to the application of collections on, or the proceeds of the sale of, the collateral to payment of principal of or premium, if any, or interest on the investment recovery bonds, or change the coin or currency in which any investment recovery bond or any interest thereon is payable,

•	impair the right to institute suit for the enforcement of those provisions of the indenture specified therein regarding payment,

•

reduce the percentage of the aggregate amount of the outstanding investment recovery bonds, or of a tranche thereof, the consent of the investment recovery bondholders of which is required for any supplemental indenture, or the consent of the investment recovery bondholders of which is required for any waiver of compliance with those provisions of the indenture specified therein or of defaults specified therein and their consequences provided for in the indenture,

•	reduce the percentage of the outstanding amount of the investment recovery bonds, the holders of which are required to consent to direct the trustee to sell or liquidate the collateral,

•

modify any of the provisions of the indenture in a manner so as to affect the amount of any payment of interest, principal or premium, if any, payable on any investment recovery bond on any payment date or change the expected amortization schedules or final maturity dates of any investment recovery bonds or tranche,

•	decrease the required capital amount,

•

permit the creation of any lien ranking prior to or on a parity with the lien of the indenture with respect to any of the collateral for the investment recovery bonds, except as otherwise permitted or contemplated in the indenture, terminate the lien of the indenture on any property at any time subject thereto or deprive the holder of any investment recovery bond of the security provided by the lien of the indenture, or

•	cause any material adverse federal tax consequences to the seller, the trustee, the holders or us.

Promptly following the execution of any supplement to the indenture, the trustee will furnish written notice of the substance of the supplement to each bondholder.

Notification of the Rating Agencies, the Louisiana Commission, the Trustee and the Investment Recovery Bondholders of Any Modification

If we, ELL or the servicer or any other party to the applicable agreement:

•

proposes to amend, modify, waive, supplement, terminate or surrender, or agree to any other amendment, modification, waiver, supplement, termination or surrender of, the terms of the sale agreement, the servicing agreement or the administration agreement, or

•	waives timely performance or observance by ELL or the servicer under a sale agreement, a servicing agreement or the administration agreement,

in each case in a way which would materially and adversely affect the interests of the related investment recovery bondholders, we must first notify the rating agencies of the proposed amendment or other action. Upon receiving notification regarding satisfaction of the rating agency condition, we must thereafter notify the related trustee and the Louisiana commission in writing and the trustee shall notify the related investment recovery bondholders of the proposed amendment or other action and whether the rating agency condition has been satisfied with respect thereto. The trustee will consent to this proposed amendment, modification, supplement or waiver or other action only with the written consent of the holders of a majority of the outstanding principal amount of the investment recovery bonds or tranches materially and adversely affected thereby. In determining whether a majority of holders have consented, investment recovery bonds owned by us, ELL or any affiliate of us to ELL shall be disregarded, except that, in determining whether the indenture trustee shall be protected in relying upon any such consent, the indenture trustee shall only be required to disregard any investment recovery bonds it actually knows to be so owned.

Modifications to the Sale Agreement, the Administration Agreement and the Servicing Agreement

With the prior written consent of the trustee, the sale agreement, the administration agreement and the servicing agreement, may be amended, so long as the rating agency condition is satisfied in connection therewith, at any time and from time to time, without the consent of the investment recovery bondholders but, with respect to amendments that would increase ongoing financing costs as defined in the financing order, with the consent or deemed consent of the Louisiana commission. However, any such amendment, as evidenced by an opinion of independent counsel, may not adversely affect the interest of any investment recovery bondholder in any material respect without the consent of the holders of a majority of the outstanding principal amount of the investment recovery bonds. Notwithstanding the foregoing, no bondholder consent shall be required with respect to the assumption of the anticipated Louisiana successor utility of all obligations under the sale agreement, the administration agreement, and the servicing agreement and the release of ELL of all liabilities thereunder. The parties to the servicing agreement acknowledge that the financing order provides that the Louisiana commission, acting through its authorized legal representative and for the benefit of Louisiana customers, may enforce the servicer’s obligations imposed under the servicing agreement pursuant to the financing order to the extent permitted by law.

Enforcement of the Sale Agreement, the Administration Agreement and the Servicing Agreement

The indenture provides that we will take all lawful actions to enforce our rights under the sale agreement, the administration agreement, and the servicing agreement. The indenture also provides that we will take all lawful actions to compel or secure the performance and observance by ELL, the administrator and the servicer of their respective obligations to us under or in connection with the sale agreement, the administration agreement, and the servicing agreement. So long as no event of default occurs and is continuing, we may exercise any and all rights, remedies, powers and privileges lawfully available to us under or in connection with the sale agreement, the administration agreement, and the servicing agreement. However, if we or the servicer propose to amend, modify, waive, supplement, terminate or surrender in any material respect, or agree to any material amendment, modification, supplement, termination, waiver or surrender of, the process for adjusting the investment recovery charges, we must notify the trustee and the Louisiana commission in writing and the trustee must notify the investment recovery bondholders of this proposal. In addition, the trustee may consent to this proposal only with the written consent of the holders of a majority of the principal amount of the outstanding investment recovery bonds materially and adversely affected thereby and only if the rating agency condition is satisfied. In addition, any proposed amendment of the indenture, the sale agreement or the servicing agreement that would increase ongoing financing costs as defined in the financing order requires the prior written consent or deemed consent of the Louisiana commission.

If an event of default occurs and is continuing, the trustee may, and, at the written direction of the holders of a majority of the outstanding amount of the investment recovery bonds shall, exercise all of our rights, remedies, powers, privileges and claims against ELL, the administrator and servicer, under or in connection with the sale agreement, administration agreements and servicing agreement, and any right of ours to take this action shall be suspended.

Procedure for obtaining consent or deemed consent of the Louisiana commission

To the extent the consent of the Louisiana commission is required to effect any amendment, modification or supplemental indenture of the indenture or any other of the basic documents that is reasonably anticipated to increase ongoing financing costs, each such document sets forth a procedure whereby at least 31 days prior to the effectiveness of any amendment or supplemental indenture we may request such consent and the Louisiana commission shall, within 30 days of receiving such a request, either (i) provide notice of its consent or lack of consent, or (ii) be conclusively deemed to have consented to the proposed amendment, modification or supplemental indenture.

Our Covenants

We may not consolidate with or merge into any other entity, unless:

•	the entity formed by or surviving the consolidation or merger is organized under the laws of the United States or any State;

•	the entity expressly assumes, by a supplemental indenture, the performance or observance of all of our agreements and covenants under the indenture and the series supplement;

•	the entity expressly assumes all of our obligations and succeeds to all of our rights under the sale agreement, servicing agreement and any other basic document to which we are a party;

•	no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the merger or consolidation;

•	the rating agency condition will have been satisfied with respect to the merger or consolidation;

•

we have delivered to ELL, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel (as selected by us, in form and substance reasonably satisfactory to ELL and the trustee) regarding such consolidation or merger;

•

any action necessary to maintain the lien and the first priority perfected security interest in the collateral created by the indenture and the series supplement has been taken, as evidenced by an opinion of counsel; and

•

we have delivered to the trustee an officer’s certificate and an opinion of independent counsel, each stating that all conditions precedent in the indenture provided for relating to the transaction have been complied with.

We may not sell, convey, exchange, transfer or otherwise dispose of any of our properties or assets included in the collateral to any person or entity, unless:

•	the person or entity acquiring the properties and assets:

•	is a U.S. citizen or an entity organized under the laws of the United States or any State,

•	expressly assumes, by a supplemental indenture, the performance or observance of all of our agreements and covenants under the indenture and the series supplement and all of the other basic documents,

•	expressly agrees by a supplemental indenture that all right, title and interest so conveyed or transferred will be subject and subordinate to the rights of bondholders,

•

unless otherwise specified in the supplemental indenture, expressly agrees to indemnify, defend and hold us and the trustee harmless against and from any loss, liability or expense arising under or related to the indenture, the series supplement and the outstanding investment recovery bonds,

•

expressly agrees by means of the supplemental indenture that the person (or if a group of persons, then one specified person) will make all filings with the SEC (and any other appropriate person) required by the Exchange Act in connection with the investment recovery bonds; and

•

if such sale, conveyance, exchange, transfer or disposal relates to our rights and obligations under the sale agreement or servicing agreement, such person or entity assumes all obligations and succeeds to all of our rights under the sale agreement and the servicing agreement, as applicable;

•	no default, event of default or servicer default under the indenture has occurred and is continuing immediately after the transactions;

•	the rating agency condition has been satisfied with respect to such transaction;

•

we have delivered to ELL, the trustee and the rating agencies an opinion or opinions of independent tax counsel (as selected by us, in form and substance reasonably satisfactory to ELL and the trustee) a no material adverse tax change opinion regarding such disposition;

•

any action necessary to maintain the lien and the first priority perfected security interest in the collateral created by the indenture and the series supplement has been taken as evidenced by an opinion of counsel of independent counsel; and

•

we have delivered to the trustee an officer’s certificate and an opinion of independent counsel, each stating that the conveyance or transfer complies with the indenture and the series supplement and all conditions precedent therein provided for relating to the transaction have been complied with.

We will not, among other things, for so long as any investment recovery bonds are outstanding:

•	except as expressly permitted by the indenture, sell, transfer, exchange or otherwise dispose of any of our assets unless directed to do so by the trustee;

•

claim any credit on, or make any deduction from the principal or premium, if any, or interest payable in respect of, the investment recovery bonds (other than amounts properly withheld from such payments under the Internal Revenue Code or other tax laws) or assert any claim against any present or former bondholder by reason of the payment of the taxes levied or assessed upon any part of the collateral;

•	terminate our existence, or dissolve or liquidate in whole or in part;

•	permit the validity or effectiveness of the indenture or the series supplement or any of the other basic documents to be impaired;

•

permit the lien of the indenture and any series supplement to be amended, hypothecated, subordinated, terminated or discharged or permit any person to be released from any covenants or obligations with respect to the investment recovery bonds except as may be expressly permitted by the indenture;

•

permit any lien, charge, excise, claim, security interest, mortgage or other encumbrance, other than the lien and security interest granted under the indenture and the related series supplement, to be created on or extend to or otherwise arise upon or burden the collateral or any part thereof or any interest therein or the proceeds thereof (other than tax liens arising by operation of law with respect to amounts not yet due);

•	permit the lien granted under the indenture and each series supplement not to constitute a valid first priority perfected security interest in the collateral;

•	enter into any swap, hedge or similar financial arrangement;

•

elect to be classified as an association taxable as a corporation for federal income tax purposes or otherwise take any action, file any tax return, or make any election inconsistent with our treatment, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from our sole member;

•

change our name, identity or structure or the location of our chief executive office, unless at least 10 days prior to the effective date of any such change, we deliver to the trustee such documents, instruments or agreements, executed by us, as are necessary to reflect such change and to continue the perfection of the security interest of the indenture and the series supplement;

•	take any action which is subject to the rating agency condition if such action would result in a downgrade; or

•	issue any investment recovery bonds under the Securitization Act or any similar legislation (other than the investment recovery bonds offered by this prospectus).

We may not engage in any business other than financing, purchasing, owning and managing the investment recovery property and the other collateral and the issuance of the investment recovery bonds in the manner contemplated by the financing order and the basic documents, or certain related activities incidental thereto.

We will not issue, incur, assume, guarantee or otherwise become liable for any indebtedness except for the investment recovery bonds. Also, we will not, except as contemplated by the investment recovery bonds and the related basic documents, make any loan or advance or credit to, or guarantee (directly or indirectly or by an instrument having the effect of assuring another’s payment or performance on any obligation or capability of doing so or otherwise), endorse or otherwise become contingently liable in connection with the obligations, stocks or dividends of, or own, purchase, repurchase or acquire (or agree contingently to do so) any stock, obligations, assets or securities of, or any other interest in, or make any capital contribution to, any other person. Other than certain expenditures made out of available funds in an aggregate amount not to exceed $25,000 in any calendar year, we will not, except as contemplated by the investment recovery bonds and the related basic documents, make any expenditure (by long-term or operating lease or otherwise) for capital assets (either real or personal).

We will not make any payments, distributions, dividends or redemptions to any holder of our equity interests in respect of that interest except in accordance with the indenture.

We will cause the servicer to deliver to the trustee the annual accountant’s certificates, compliance certificates, reports regarding distributions and statements to bondholders required by the servicing agreement.

Events of Default; Rights Upon Event of Default

An “event of default” with respect to any investment recovery bonds will be defined in the indenture as any one of the following events:

•

a default for five business days in the payment of any interest on any investment recovery bond (whether such failure to pay interest is caused by a shortfall in investment recovery charges received or otherwise),

•	a default in the payment of the then unpaid principal of the investment recovery bonds on the final maturity date for that tranche,

•

a default in the observance or performance of any of our covenants or agreements made in the indenture (other than defaults described above) and the continuation of any default for a period of 30 days after the earlier of (i) the date that written notice of the default is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the investment recovery bonds then outstanding or (ii) the date that we had actual knowledge of the default,

•

any representation or warranty made by us in the indenture or in any certificate delivered pursuant to the indenture or in connection with the indenture having been incorrect in any material respect as of the time made, and such breach not having been cured within 30 days after the earlier of (i) the date that notice of the breach is given to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the investment recovery bonds then outstanding or (ii) the date that we had actual knowledge of the default,

•	certain events of bankruptcy, insolvency, receivership or liquidation,

•

an act or omission by the State of Louisiana or any of its agencies (including the Louisiana commission), officers or employers that violates or is not in accordance with the State Pledge or the Commission Pledge, or

•	any other event designated as such in the series supplement and described in the prospectus supplement.

If an event of default (other than as specified in the sixth bullet point above) should occur and be continuing with respect to the investment recovery bonds, the trustee or holders of not less than a majority in principal amount of the investment recovery bonds then outstanding may declare the unpaid principal of the investment recovery bonds and all accrued and unpaid interest thereon to be immediately due and payable. However, the nature of our business will result in payment of principal upon an acceleration of the investment recovery bonds being made as funds become available. Please read “Risk Factors—Risks Associated with the Unusual Nature of the Investment Recovery Property—Foreclosure of the trustee’s lien on the investment recovery property for the investment recovery bonds might not be practical, and acceleration of the investment recovery bonds before maturity might have little practical effect” and “Risk Factors—You may experience material payment delays or incur a loss on your investment in the investment recovery bonds because the source of funds for payment is limited.” The holders of a majority in principal amount of the investment recovery bonds may rescind that declaration under certain circumstances set forth in the indenture. Additionally, the trustee may exercise all of our rights, remedies, powers, privileges and claims against the seller or the servicer under or in connection with the sale agreement, the servicing agreement and the administration agreement. If an event of default as specified in the sixth bullet above has occurred, the servicer will be obligated to institute (and the trustee, for the benefit of the bondholders, will be entitled and empowered to institute) any suits, actions or proceedings at law, in equity or otherwise, to enforce the State Pledge and the Commission Pledge and to collect any monetary damages as a result of a breach thereof, and each of the servicer and the trustee may prosecute any suit, action or proceeding to final judgment or decree. The servicer would be required to advance its own funds in order to bring any suits, actions or proceedings and, for so long as the legal actions were pending, the servicer would, unless otherwise prohibited by applicable law or court or regulatory order in effect at that time, be required to bill and collect the investment recovery charges, perform adjustments and discharge its obligations under the servicing agreement. The costs of any such action would be payable by the seller pursuant to the sale agreement.

If the investment recovery bonds have been declared to be due and payable following an event of default, the trustee may, at the written direction of the holders of a majority in principal amount of the investment recovery bonds, either sell the investment recovery property or elect to have us maintain possession of such investment recovery property and continue to apply investment recovery charge collections as if there had been no declaration of acceleration. There is likely to be a limited market, if any, for the investment recovery property following a foreclosure, in light of the event of default, the unique nature of the investment recovery property as an asset and other factors discussed in this prospectus. In addition, the trustee is prohibited from selling the investment recovery property following an event of default, other than a default in the payment of any principal at final maturity or a default for five business days or more in the payment of any interest on any investment recovery bond, unless:

•	the holders of all the outstanding investment recovery bonds consent to the sale,

•	the proceeds of the sale are sufficient to pay in full the principal of and the accrued interest on the outstanding investment recovery bonds, or

•

the trustee determines that the proceeds of the collateral would not be sufficient on an ongoing basis to make all payments on the investment recovery bonds as those payments would have become due if the investment recovery bonds had not been declared due and payable, and the trustee obtains the consent of the holders of 66 2/3% of the aggregate outstanding amount of the investment recovery bonds.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the related investment recovery bonds at the request or direction of any of the holders of investment recovery bonds if the trustee reasonably believes it will not be adequately indemnified against the costs, expenses and liabilities which might be incurred by it in complying with the request. Subject to the provisions for indemnification and certain limitations contained in the indenture:

•

the holders of not less than a majority in principal amount of the outstanding investment recovery bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee and

•

the holders of not less than a majority in principal amount of the investment recovery bonds may, in certain cases, waive any default with respect thereto, except a default in the payment of principal or interest or a default in respect of a covenant or provision of the indenture that cannot be modified without the consent of all of the holders of the outstanding investment recovery bonds affected thereby.

No holder of any such investment recovery bond will have the right to institute any proceeding, to avail itself of any remedies provided in the Securitization Law or of the right to foreclose on the collateral, or otherwise to enforce the lien and security interest on the collateral or to seek the appointment of a receiver or trustee, or for any other remedy under the indenture, unless:

•	the holder previously has given to the trustee written notice of a continuing event of default,

•

the holders of not less than a majority in principal amount of the outstanding investment recovery bonds have made written request of the trustee to institute the proceeding in its own name as trustee,

•	the holder or holders have offered the trustee satisfactory indemnity,

•	the trustee has for 60 days failed to institute the proceeding, and

•	no direction inconsistent with the written request has been given to the trustee during the 60-day period by the holders of a majority in principal amount of the outstanding investment recovery bonds.

In addition, each of the trustee, the bondholders and the servicer will covenant that it will not, prior to the date which is one year and one day after the termination of the indenture, institute against us or against our managers or our member or members any bankruptcy, reorganization or other proceeding under any federal or state bankruptcy or similar law, subject to the right of a Louisiana district court of the domicile of the Louisiana commission to order sequestration and payment of revenues arising with respect to the investment recovery property.

Neither any manager nor the trustee in its individual capacity, nor any holder of any ownership interest in us, nor any of their respective owners, beneficiaries, agents, officers, directors, employees, successors or assigns will, in the absence of an express agreement to the contrary, be personally liable for the payment of the principal of or interest on the investment recovery bonds or for our agreements contained in the indenture.

Actions by Bondholders

Subject to certain exceptions, the holders of not less than a majority of the aggregate outstanding amount of the investment recovery bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee under the indenture; provided that:

•	the direction is not in conflict with any rule of law or with the indenture and would not involve the trustee in personal liability or expense;

•	subject to any other conditions specified in the indenture, the consent of 100% of the bondholders is required to direct the trustee to sell the collateral; and

•	the trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

In circumstances under which the trustee is required to seek instructions from the holders of the investment recovery bonds of any tranche with respect to any action or vote, the trustee will take the action or vote for or against any proposal in proportion to the principal amount of the corresponding tranche, as applicable, of investment recovery bonds taking the corresponding position. Notwithstanding the foregoing, the indenture allows each bondholder to institute suit for the nonpayment of (1) the interest, if any, on its investment recovery bonds which remains unpaid as of the applicable due date and (2) the unpaid principal, if any, of any tranche of its investment recovery bonds on the final maturity date therefor.

Annual Report of Trustee

If required by the Trust Indenture Act of 1939, the trustee will be required to mail each year to all bondholders a brief report. The report must state, among other things:

•	the trustee’s eligibility and qualification to continue as the trustee under the indenture,

•	any amounts advanced by it under the indenture,

•	the amount, interest rate and maturity date of specific indebtedness owing by us to the trustee in the trustee’s individual capacity,

•	the property and funds physically held by the trustee, and

•	any action taken by it that materially affects the investment recovery bonds and that has not been previously reported.

Annual Compliance Statement

We will file annually with the trustee and the rating agencies, a written statement as to whether we have fulfilled our obligations under the indenture.

Satisfaction and Discharge of Indenture

The indenture will cease to be of further effect with respect to the investment recovery bonds and the trustee, on our written demand and at our expense, will execute instruments acknowledging satisfaction and discharge of the indenture, when:

•

either all investment recovery bonds which have already been authenticated or delivered, with certain exceptions set forth in the indenture, have been delivered to the trustee for cancellation or if the final scheduled payment date has occurred with respect to the bonds not delivered for cancellation or such investment recovery bonds will be due and payable on the first scheduled payment date within one year and, in each case, we have irrevocably deposited in trust with the trustee cash and/or U.S. government obligations in an aggregate amount sufficient to pay principal, interest and premium, if any, on the investment recovery bonds and all other sums payable by us with respect to such investment recovery bonds when scheduled to be paid and to discharge the entire indebtedness on such investment recovery bonds when due,

•	we have paid all other sums payable by us under the indenture with respect to the investment recovery bonds, and

•

we have delivered to the trustee an officer’s certificate, an opinion of independent counsel and, if required by the Trust Indenture Act or the trustee, a certificate from a firm of independent registered public accountants, each stating that there has been compliance with the conditions precedent in the indenture relating to the satisfaction and discharge of the indenture.

Our Legal and Covenant Defeasance Options

We may, at any time, terminate all of our obligations under the indenture, referred to herein as the legal defeasance option, or terminate our obligations to comply with some of the covenants in the indenture, including some of the covenants described under “—Our Covenants,” referred to herein as our covenant defeasance option.

We may exercise the legal defeasance option with respect to the investment recovery bonds notwithstanding our prior exercise of the covenant defeasance option. If we exercise the legal defeasance option with respect to any investment recovery bonds, those bonds will be entitled to payment only from the funds or other obligations set aside under the indenture for payment thereof on the scheduled final payment date or redemption date therefor as described below. Those bonds will not be subject to payment through redemption or acceleration prior to the scheduled final payment date or redemption date, as applicable. If we exercise the covenant defeasance option, the final payment of the investment recovery bonds may not be accelerated because of an event of default relating to a default in the observance or performance of any of our covenants or agreements made in the indenture.

The indenture provides that we may exercise our legal defeasance option or our covenant defeasance option only if:

•

we irrevocably deposit or cause to be deposited in trust with the trustee cash and/or U.S. government obligations in an aggregate amount sufficient to pay principal, interest and premium, if any, on the investment recovery bonds and other sums payable by us under the indenture with respect to such investment recovery bonds when scheduled to be paid and to discharge the entire indebtedness on such investment recovery bonds when due,

•

we deliver to the trustee a certificate from a nationally recognized firm of independent registered public accountants expressing its opinion that the payments of principal and interest on the U.S. government obligations when due and without reinvestment plus any deposited cash will provide cash at times and in sufficient amounts to pay the investment recovery bonds,

•	principal in accordance with the expected amortization fund schedule therefor,

•	interest when due, and

•	all other sums payable by us under the indenture with respect to such investment recovery bonds,

•

in the case of the legal defeasance option, 95 days pass after the deposit is made and during the 95-day period no default relating to events of our bankruptcy, insolvency, receivership or liquidation occurs and is continuing at the end of the period,

•	no default has occurred and is continuing on the day of this deposit and after giving effect thereto,

•

in the case of the legal defeasance option, we deliver to the trustee an opinion of independent counsel stating that: we have received from, or there has been published by, the IRS a ruling, or since the date of execution of the indenture, there has been a change in the applicable federal income tax law, and in either case confirming that the holders of the investment recovery bonds will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the legal defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred,

•

in the case of the covenant defeasance option, we deliver to the trustee an opinion of independent counsel to the effect that the holders of the investment recovery bonds will not recognize income, gain or loss for federal income tax purposes as a result of the exercise of the covenant defeasance option and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred,

•

we deliver to the trustee a certificate of one of our officers and an opinion of counsel, each stating that all conditions precedent to the legal defeasance option or the covenant defeasance option, as applicable, have been complied with as required by the indenture,

•

we deliver to the trustee an opinion of independent counsel to the effect that (a) in a case under the Bankruptcy Code in which ELL (or any of its affiliates, other than us) is the debtor, the court would hold that the deposited cash or U.S. government obligations would not be in the bankruptcy estate of ELL (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations); and (b) in the event ELL (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations), were to be a debtor in a case under the Bankruptcy Code, the court would not disregard the separate legal existence of ELL (or any of its affiliates, other than us, that deposited the cash or U.S. government obligations) and us so as to order substantive consolidation under the Bankruptcy Code of our assets and liabilities with the assets and liabilities of ELL or such other affiliate, and

•	the rating agency condition will be satisfied with respect to the exercise of any legal defeasance option or covenant defeasance option.

THE TRUSTEE

The trustee for the investment recovery bonds will be The Bank of New York Mellon. The Bank of New York Mellon is a New York banking corporation. The Bank of New York Mellon has acted as indenture trustee on numerous asset-backed securities transactions involving pools of utility company receivables that are structurally similar to the storm recovery charges. The address of the principal office of The Bank of New York Mellon is 101 Barclay Street, Floor 4W, New York, New York 10286.

The trustee may resign at any time by so notifying us. The holders of a majority in principal amount of the investment recovery bonds then outstanding may remove the trustee by so notifying the trustee and may appoint a successor trustee. We will remove the trustee if the trustee ceases to be eligible to continue in this capacity under the indenture, the trustee becomes a debtor in a bankruptcy proceeding or is adjudicated insolvent, a receiver, other public officer takes charge of the trustee or its property, the trustee becomes incapable of acting or the trustee fails to provide to us certain information we reasonably request which is necessary for us to satisfy our reporting obligations under the securities laws. If the trustee resigns or is removed or a vacancy exists in the office of trustee for any reason, we will be obligated promptly to appoint a successor trustee eligible under the indenture. No resignation or removal of the trustee will become effective until acceptance of the appointment by a successor trustee. We are responsible for payment of the expenses associated with any such removal or resignation.

The trustee will at all times satisfy the requirements of the Trust Indenture Act and Rule 3a-7 under the Investment Company Act of 1940 and have a combined capital and surplus of at least $50 million and a long term debt rating of “BBB” (or the equivalent thereof) or better by all of the rating agencies from which a rating is available. If the trustee consolidates with, merges or converts into, or transfers all or substantially all of its corporate trust business or assets to, another entity, the resulting, surviving or transferee entity will without any further action be the successor trustee.

The trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers; provided that its conduct does not constitute willful misconduct, negligence or bad faith. We have agreed to indemnify the trustee and its officers, directors, employees and agents against any and all loss, liability or expense (including reasonable attorney’s fees and expenses) incurred by it in connection with the administration of the trust and the performance of its duties under the indenture, provided that we are not required to pay any expense or indemnify against any loss, liability or expense incurred by the trustee through the trustee’s own willful misconduct, negligence or bad faith.

SECURITY FOR THE INVESTMENT RECOVERY BONDS

General

The investment recovery bonds will be payable solely from and secured solely by a pledge of and lien on the investment recovery property and certain other collateral as provided in the indenture. As noted under “Description of the Investment Recovery Bonds,” we will issue the investment recovery bonds pursuant to the terms of the indenture. We will establish the particular terms of the investment recovery bonds in the series supplement. We will describe the material terms of the investment recovery bonds in the related prospectus supplement.

Pledge of Collateral

To secure the payment of principal of and interest on the investment recovery bonds and certain other ongoing financing costs, we will grant to the trustee a security interest in all of our right, title and interest (whether now owned or hereafter acquired or arising) in and to the collateral. The principal asset pledged will be investment recovery property, which is a present property right created under the Securitization Law by a financing order issued by the Louisiana commission. The collateral will also consist of:

•

our rights under the sale agreement pursuant to which we will acquire the investment recovery property, under an administration agreement and under the bill of sale delivered by ELL pursuant to the sale agreement,

•

our rights under the financing order, including the right to charge and receive investment recovery charges and to obtain periodic adjustments to such charges under the true-up mechanism and all revenues, rights and proceeds arising therefrom,

•

our rights under the servicing agreement and any subservicing, agency, intercreditor or collection agreements executed in connection with the servicing agreement to the extent related to the investment recovery property and the investment recovery bonds,

•	the collection account for the investment recovery bonds and all related subaccounts,

•	all accounts, chattel paper, deposit accounts, goods and certain other property related to the foregoing,

•	all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, and

•	all payments on or under and all proceeds in respect of any or all of the foregoing.

The security interest does not extend to:

•	amounts released to us as a return on amounts in the capital subaccount;

•	amounts deposited in the capital subaccount or any other subaccount that have been released to us or as we direct following retirement of the investment recovery bonds, and

•	amounts deposited with us on the issuance date for payment of costs of issuance with respect to the investment recovery bonds (together with any interest earnings thereon).

We refer to the foregoing assets in which we, as assignee of the seller, will grant the trustee a security interest as the collateral.

Security Interest in the Collateral

Section 1256 of the Securitization Law provides that investment recovery property does not constitute property in which a security interest may be created under the Louisiana UCC, except to the extent not governed by the Securitization Law. Section 1256 of the Securitization Law provides that a valid and enforceable security interest in investment recovery property will attach only after the issuance of a financing order, the execution and delivery of a security agreement in connection with issuance of investment recovery bonds and the receipt of value for the investment recovery bonds. The security interest attaches automatically at the time when all of the foregoing conditions have been met. Upon perfection by filing a financing statement under Section 1256(D) of the Securitization Law and otherwise in accordance with the Louisiana UCC, the security interest will be a perfected security interest in the investment recovery property and all proceeds of the property, whether accrued or not, will have priority in the time of perfection and take precedence over any subsequent lien creditor.

The financing order authorizes the creation of a valid and enforceable security interest in the investment recovery property and the indenture states that it constitutes a security agreement within the meaning of the Securitization Law. The servicer will pledge in the servicing agreement to file in accordance with the Louisiana UCC the filing required by Section 1256 of the Securitization Law to perfect the lien of the trustee in the investment recovery property and to file all necessary continuation statements. The seller will represent, at the time of issuance of the investment recovery bonds, that no prior filing has been made under the terms of Section 1256 of the Securitization Law with respect to the investment recovery property securing the investment recovery bonds to be issued other than a filing which provides the trustee with a first priority perfected security interest in the investment recovery property.

Certain items of the collateral may not constitute investment recovery property, and the perfection of the trustee’s security interest in those items of collateral would therefore be subject to the UCC and not Section 1256 of the Securitization Law. These items consist of our rights in:

•	the sale agreement, the servicing agreement, the administration agreement and any other basic documents,

•

the capital subaccount or any other funds on deposit in the applicable collection account which do not constitute investment recovery charge collections, together with all instruments, investment property or other assets on deposit therein or credited thereto and all financial assets and securities entitlements carried therein or credited thereto which do not constitute investment recovery charge collections,

•

all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters-of-credit, letter-of-credit rights, money, commercial tort claims and supporting obligations and all of our other property to the extent not investment recovery property, and

•	proceeds of the foregoing items.

Additionally, any contractual rights we have against customers (other than the right to impose investment recovery charges and rights otherwise included in the definition of investment recovery property) would be collateral to which the UCC applies.

As a condition to the issuance of the investment recovery bonds, we will have made all filings and taken any other action required by the UCC to perfect the lien of the trustee in all the items included in collateral which do not constitute investment recovery property. We will also covenant to take all actions necessary to maintain or preserve the lien and security interest on a first priority basis. We will represent, along with the seller, at the time of issuance of the investment recovery bonds, that no prior filing has been made with respect to the party under the terms of the UCC, other than a filing which provides the trustee with a first priority perfected security interest in the collateral on a parity basis with that securing any outstanding investment recovery bonds.

Right of Foreclosure

Section 1256(G) of the Securitization Law provides that if an event of default occurs with respect to the investment recovery bonds, the secured party may foreclose or otherwise enforce the security interest in the related investment recovery property as if they were secured parties under the Louisiana UCC. A Louisiana district court of the domicile of the Louisiana commission may order that amounts arising from investment recovery charges be transferred to a separate account with the trustee for the financing parties’ benefit, to which their security interest will apply.

Description of Indenture Accounts

Collection Account.

Pursuant to the indenture, we will establish a segregated trust account in the name of the trustee with an eligible institution, called the collection account. The collection account will be under the sole dominion and exclusive control of the trustee. The trustee will hold the collection account for our benefit as well as for the benefit of the bondholders. The collection account will consist of three subaccounts: a general subaccount, an excess funds subaccount, and a capital subaccount, which need not be separate bank accounts. For administrative purposes, the subaccounts may, but need not, be established by the trustee as separate accounts which will be recognized individually as subaccounts and collectively as the collection account. All amounts in the collection account not allocated to any other subaccount will be allocated to the general subaccount. We may establish additional subaccounts to provide credit enhancement for the investment recovery bonds as provided in the series supplement. Unless the context indicates otherwise, references in this prospectus to the collection account include each of the subaccounts contained therein.

Permitted Investments for Funds in the Collection Account.

Funds in the collection account may be invested only in such investments as meet the criteria described below and which mature on or before the business day preceding the next payment date:

•	direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America,

•	time deposits and certificates of deposit of depository institutions meeting the requirements of the definition of “eligible institution” in the Glossary,

•

commercial paper (other than commercial paper issued by ELL or any of its affiliates) having, at the time of investment or contractual commitment to invest, a rating in the highest rating category from each rating agency from which a rating is available,

•	money market funds which have the highest rating from Moody’s, S&P and Fitch, if rated by Fitch, or

•	any other investment permitted by each rating agency.

The trustee will have access to the collection account for the purpose of making deposits in and withdrawals from the collection account in accordance with the indenture. The servicer will select the eligible investments in which funds will be invested, unless otherwise directed by us.

The servicer will remit investment recovery charge payments to the collection account in the manner described under “The Servicing Agreement—Remittances to Collection Account.”

General Subaccount

The general subaccount will hold all funds held in the collection account that are not held in the other two subaccounts. The servicer will remit all investment recovery charge payments to the general subaccount. On each payment date, the trustee will draw on amounts in the general subaccount to pay our expenses and to pay interest and make scheduled payments on the investment recovery bonds, and to make other payments and transfers in accordance with the terms of the indenture. Funds in the general subaccount will be invested in the eligible investments described above.

Excess Funds Subaccount

The servicer will allocate to the excess funds subaccount investment recovery charge collections available with respect to any payment date in excess of amounts necessary to make the payments specified on such payment date. The excess funds subaccount will also hold all investment earnings on the collection account in excess of such amounts.

Capital Subaccount

In connection with the issuance of the investment recovery bonds, the seller, in its capacity as our sole owner, will invest in our capital in an amount equal to the required capital level, which will equal 0.50% of the principal amount of the investment recovery bonds issued. This amount will be funded by the seller and not from the proceeds of the sale of the investment recovery bonds, and will be deposited into the capital subaccount at the time of issuance. In the event that amounts on deposit in the general subaccount and the excess funds subaccount are insufficient to make scheduled payments of principal and interest on the investment recovery bonds and payments of fees and expenses contemplated by the first eight bullets under “—How Funds in the Collection Account Will Be Allocated,” the trustee will first draw on amounts on deposit in the excess funds subaccount, and then draw on amounts in the capital subaccount to make such payments up to the lesser of the amount of such insufficiency and the amounts on deposit in the capital subaccount. In the event of any such withdrawal, collected investment recovery charges available on any subsequent payment date that are not necessary to pay scheduled payments of principal and interest on the investment recovery bonds and payments of fees and expenses will be used to replenish any amounts drawn from the capital subaccount. If the investment recovery bonds have been retired as of any payment date, the amounts on deposit in the capital subaccount will be released to us, free of the lien of the indenture.

How Funds in the Collection Account Will Be Allocated

On each payment date, the trustee will, pay or allocate, at the direction of the servicer, all amounts on deposit in the collection account (including investment earnings thereon) which have accumulated from the first billing date of the month in which the prior payment date occurred until the final billing date of the month immediately preceding the month of the relevant payment date, to pay the following amounts in the following priority:

•	amounts owed by us to the trustee, and the total amount of which may be paid in any 12-month period will be capped, as set forth in the prospectus supplement;

•	a servicing fee and any unpaid servicing fees from prior payment dates as described under “The Servicing Agreement—Servicing Compensation,” to the servicer;

•

an administration fee, which administration fee will be a fixed amount specified in the administration agreement between us and ELL and the fees owed to our independent manager(s), which will be a fixed amount specified in an agreement between us and our independent manager(s), in each case with any unpaid administration fees from prior payment dates;

•	all of our other ordinary periodic operating expenses, such as accounting and audit fees, rating agency fees, legal fees and other reimbursable costs of the servicer under the servicing agreement;

•	interest then due on the investment recovery bonds, including any past-due interest;

•	principal then due and payable on the investment recovery bonds as a result of an event of default or on the final maturity date for the investment recovery bonds;

•	scheduled principal payments of the investment recovery bonds according to the expected sinking fund schedule, together with any overdue scheduled principal payments,

•	any remaining unpaid operating expenses and any remaining amounts owed pursuant to the basic documents, including indemnity amounts owed to the trustee;

•	replenishment of any shortfalls in the applicable capital subaccount;

•

if there is a positive balance after making the foregoing allocations, payment to us for remittance to ELL of a return on ELL’s capital contribution equal to the rate of interest payable on the longest maturing tranche of investment recovery bonds; provided that no event of default has occurred or is continuing,

•	the trustee will pay the remainder, if any, to the applicable excess funds subaccount for distribution on subsequent payment dates; and

•

after principal of and premium, if any, and interest on all investment recovery bonds and all of the other foregoing amounts have been paid in full, the balance (including all amounts then held in the applicable capital subaccount and the applicable excess funds subaccount), if any, shall be paid to us free and clear from the lien of the indenture and the related series supplement.

If on any payment date funds on deposit in the general subaccount are insufficient to make the payments contemplated by the first eight bullet points above, the trustee will first, draw from amounts on deposit in the excess funds subaccount, and second, draw from amounts on deposit in the capital subaccount, up to the amount of the shortfall, in order to make those payments in full. If the trustee uses amounts on deposit in the capital subaccount to pay those amounts or make those transfers, as the case may be, subsequent adjustments to the investment recovery charges will take into account, among other things, the need to replenish those amounts. In addition, if on any payment date funds on deposit in the general subaccount are insufficient to make the transfers described in the ninth bullet point above, the trustee will draw from amounts on deposit in the excess funds subaccount to make the transfers notwithstanding the fact that, on that payment date, the obligation to pay unpaid operating expenses to the persons entitled thereto may not have been fully satisfied.

The trustee will make payments to the bondholders on the payment dates specified in the prospectus supplement.

State and Commission Pledges

Section 1258 of the Securitization Law provides in part: “Investment recovery bonds shall not be a debt or a general obligation of the state or any of its political subdivisions, agencies, or instrumentalities and shall not be not a charge on their full faith and credit. An issue of investment recovery bonds does not, directly, indirectly, or contingently, obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the bonds, other than for paying investment recovery charges in their capacity as consumers of electricity.”

Section 1259 of the Securitization Law provides in part:

“The state and the Legislature of Louisiana each pledge to and agree with bondholders, the owners of the investment recovery property, and other financing parties that the state and the Legislature of Louisiana shall not do any of the following:

(a) Alter the provisions of [the Securitization Law] which authorize the commission to create an irrevocable contract right by the issuance of a financing order, to create investment recovery property, and to make the investment recovery charges imposed by a financing order irrevocable, binding, and nonbypassable;

(b) Take or permit any action that impairs or would impair the value of investment recovery property; or

(c) Except as provided for in this [State Pledge] and except for adjustments under any true-up mechanism established by the commission, reduce, alter, or impair investment recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the related investment recovery bonds have been paid and performed in full.

Nothing in this [State Pledge] shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the investment recovery charges imposed, charged and collected pursuant to a financing order and full protection of the holders of investment recovery bonds and any assignee or financing party.”

In the financing order, the Louisiana commission provides that:

“After the earlier of the transfer of the investment recovery property to an assignee or issuance of the investment recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Commission covenants, pledges and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges approved in this Financing Order, or in any way reduce or impair the value of the investment recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized under [the Securitization Law] or the periodic true-up adjustments authorized by this Financing Order, until the indefeasible payment in full of the investment recovery bonds and the related financing costs.”

The financing order also provides that: “Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the investment recovery charges approved pursuant to this Financing Order and the full protection of the holders of investment recovery bonds and any assignee or financing party.”

The bondholders and the trustee, for the benefit of the bondholders, will be entitled to the benefit of the pledges and agreements of the State of Louisiana and the Louisiana commission set forth in Section 1259 of the Securitization Law and the financing order, and we are authorized to include these pledges and agreements in any contract with the bondholders, the trustee or with any assignees pursuant to the Securitization Law. We have included these pledges and agreements in the indenture and the investment recovery bonds for the benefit of the trustee and the bondholders, and acknowledge that any purchase by a bondholder of an investment recovery bond is made in reliance on these agreements and pledges of the State of Louisiana (including the Louisiana commission).

WEIGHTED AVERAGE LIFE AND YIELD CONSIDERATIONS

FOR THE INVESTMENT RECOVERY BONDS

The rate of principal payments, the amount of each interest payment and the actual final payment date of the tranche of the investment recovery bonds and the weighted average life thereof will depend primarily on the timing of receipt of investment recovery charges by the trustee and the true-up mechanism. The aggregate amount of collected investment recovery charges and the rate of principal amortization on the investment recovery bonds will depend, in part, on actual energy usage and energy demands, and the rate of delinquencies and write-offs. The investment recovery charges are required to be adjusted from time to time based in part on the actual rate of collected investment recovery charges. However, we can give no assurance that the servicer will be able to forecast accurately actual electricity usage and the rate of delinquencies and write-offs or implement adjustments to the investment recovery charges that will cause collected investment recovery charges to be received at any particular rate. Please read “Risk Factors—Servicing Risks,” “—Inaccurate consumption forecasting or unanticipated delinquencies or charge-offs might reduce scheduled payments on the investment recovery bonds” and “ELL’s Financing Order—True-Ups.”

If the servicer receives investment recovery charges at a slower rate than expected, the investment recovery bonds may be retired later than expected. Except in the event of an acceleration of the investment recovery bonds after an event of default, however, the investment recovery bonds will not be paid at a rate faster than that contemplated in the expected amortization schedule for each tranche of the investment recovery bonds even if the receipt of collected investment recovery charges is accelerated. Instead, receipts in excess of the amounts necessary to amortize the investment recovery bonds in accordance with the applicable expected amortization schedules, to pay interest and related fees and expenses and to fund subaccounts of the collection account will be allocated to the excess funds subaccount. Acceleration of the final maturity date after an event of default will result in payment of principal earlier than the related scheduled final payment dates. A payment on a date that is earlier than forecast might result in a shorter weighted average life, and a payment on a date that is later than forecast might result in a longer weighted average life. In addition, if a larger portion of the delayed payments on the investment recovery bonds is received in later years, the investment recovery bonds may have a longer weighted average life.

THE SALE AGREEMENT

The following summary describes particular material terms and provisions of the sale agreement pursuant to which we will purchase investment recovery property from the seller. We and ELL have filed the form of the sale agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject and qualified by reference to the provisions of the sale agreement.

Sale and Assignment of the Investment Recovery Property

The seller will offer and sell investment recovery property to us, subject to the satisfaction of the conditions specified in the sale agreement and the indenture. We will finance the purchase of investment recovery property through the issuance of investment recovery bonds. On the date of issuance of the investment recovery bonds, or closing date, the seller will sell to us, without recourse, its entire right, title and interest in and to the investment recovery property to be transferred to us on that date. The investment recovery property will include all of the seller’s rights under the financing order related to such investment recovery property to impose, collect and receive investment recovery charges in an amount sufficient to recover all costs approved in that financing order.

Under the Securitization Law, the sale of the investment recovery property will constitute a true sale under state law whether or not, among other circumstances:

•	we have any recourse against ELL,

•	ELL retains any equity interest in the investment recovery property under state law,

•	ELL acts as a collector of investment recovery charges relating to the investment recovery property, or

•	ELL treats the transfer as a financing for tax, financial reporting or other purposes.

In accordance with the Securitization Law, a valid and enforceable security interest in the investment recovery property will be created upon the issuance of the financing order, the execution and delivery of the security agreement in connection with the issuance of the investment recovery bonds and the receipt of value for the investment recovery bonds. The security interest attaches automatically from the time that all of the foregoing conditions have been met and, through the filing of a financing statement, under Section 1256 of the Securitization Act and otherwise in accordance with the Louisiana UCC, will be a continuously perfected security interest in the investment recovery property and all proceeds of the investment recovery property subject only to the filing of continuation statements. Upon the issuance of the financing order, the execution and delivery of the sale agreement and the related bill of sale and the filing of a financing statement under the Securitization Act and in accordance with the Louisiana UCC, the transfer of the investment recovery property will be perfected as against all third persons, including subsequent lien creditors.

Conditions to the Sale of Investment Recovery Property

Our obligation to purchase and the seller’s obligation to sell investment recovery property on the closing date is subject to the satisfaction or waiver of each of the following conditions:

•	on or prior to the closing date, the seller must deliver to us a duly executed bill of sale identifying investment recovery property to be conveyed on that date;

•	on or prior to the closing date, the seller must have received a financing order from the Louisiana commission creating the investment recovery property;

•

as of the closing date, the seller may not be insolvent and may not be made insolvent by the sale of investment recovery property to us, and the seller may not be aware of any pending insolvency with respect to itself;

•

as of the closing date, the representations and warranties of the seller in the sale agreement must be true and correct (except to the extent they relate to an earlier date), the seller may not have breached any of its covenants in the sale agreement, and the servicer may not be in default under the servicing agreement;

•

as of the closing date, we must have sufficient funds available to pay the purchase price for investment recovery property to be conveyed and all conditions to the issuance of the investment recovery bonds intended to provide the funds to purchase that investment recovery property must have been satisfied or waived;

•

on or prior to the closing date, the seller must have taken all action required to transfer ownership of investment recovery property to be conveyed to us on the closing date, free and clear of all liens other than liens created by us pursuant to the basic documents and to perfect such closing including, without limitation, filing any statements or filings under the Securitization Law or the UCC; and we or the servicer, on our behalf, must have taken any action required for us to grant the trustee a first priority perfected security interest in the collateral and maintain that security interest as of the closing date;

•	on or as of the closing date, the seller must deliver appropriate opinions of counsel to us and to the rating agencies;

•

on or as of the closing date, the seller must receive and deliver to us and the trustee a no material adverse tax change opinion of independent tax counsel (as selected by the seller, and in form and substance reasonably satisfactory to us and the trustee) regarding such sale;

•

on and as of the closing date, our limited liability company operating agreement, the servicing agreement, the administration agreement, the sale agreement, the indenture, the Securitization Law, the financing order and any tariff authorizing the collection of investment recovery charges must be in full force and effect;

•	as of the closing date, the investment recovery bonds shall have received a rating or ratings as required by the financing order; and

•	on or as of the closing date, the seller must deliver to us and to the trustee an officer’s certificate confirming the satisfaction of each of these conditions.

Seller Representations and Warranties

In the sale agreement, the seller will represent and warrant to us, as of the closing date, to the effect, among other things, that:

•

no portion of the investment recovery property has been sold, transferred, assigned or pledged or otherwise conveyed by the seller to any person other than us and immediately prior to the sale of the investment recovery property, the seller owns the investment recovery property free and clear of all liens and rights of any other person, and no offsets, defenses or counterclaims exist or have been asserted with respect to the investment recovery property;

•

immediately upon the sale under the sale agreement, the investment recovery property will be validly transferred and sold to us, we will own the investment recovery property free and clear of all liens (except for liens created in favor of bondholders and the trustee by the Securitization Law and the basic documents) and all filings and actions to be made or taken by the seller (including filings under the Louisiana UCC) necessary in any jurisdiction to give us a perfected ownership interest (subject to any lien created by us in your favor under the basic documents or the Securitization Law) in the investment recovery property will have been made or taken;

•

subject to the clause below regarding assumptions used in calculating the investment recovery charges as of the transfer date, all written information, as amended or supplemented from time to time, provided by the seller to us with respect to the investment recovery property (including the expected amortization schedule, the financing order and the issuance advice letter relating to the investment recovery property) is true and correct in all material respects;

•	under the laws of the State of Louisiana (including the Securitization Law) and the United States in effect on the closing date:

•

the financing order pursuant to which the rights and interests of the seller have been created, including the right to impose, collect and receive the investment recovery charges and the interest in and to the investment recovery property, has become final and non-appealable and is in full force and effect and is irrevocable by its terms;

•	the investment recovery bonds are entitled to the protection provided in the Securitization Law and the financing order, and the issuance advice letter is not revocable by the Louisiana commission;

•	the tariff is in full force and effect and is not subject to modification by the Louisiana commission except for true-up adjustments made in accordance with the Securitization Law;

•	the process by which the financing order was approved and the financing order, issuance advice letter and tariff comply with all applicable laws and regulations and the Louisiana Constitution;

•

the issuance advice letter and the tariff have been filed in accordance with the financing order and an officer of the seller has provided the certification to the Louisiana commission required by the issuance advice letter; and

•

no other approval, authorization, consent, order or other action of, or filing with any governmental authority is required in connection with the creation of the investment recovery property transferred on the closing date, except those that have been obtained or made;

•

under the Securitization Law, the State of Louisiana has made the State Pledge and the LPSC has made the Commission Pledge. Under the laws of the State of Louisiana and the United States, (x) the State of Louisiana could not constitutionally repeal or amend the Securitization Law or take any other action contravening the State Pledge and creating an impairment (without, as the Securitization Law requires, making full compensation by law for the full protection of the investment recovery charges to be collected pursuant to the financing order and full protection of the holders), unless such impairment clearly is a reasonable and necessary exercise of the State of Louisiana’s sovereign powers based upon reasonable conditions and of a character reasonable and appropriate to the emergency or other significant and legitimate public purpose justifying such action, and (y) under the takings clauses of the United States and Louisiana Constitutions, the State of Louisiana would be required to pay just compensation to holders, if the State Legislature repealed or amended the Securitization Law or took any other action contravening the State Pledge, if the court determines doing so constituted a permanent appropriation of a substantial property interest of the holders of the investment recovery property and deprived the bond holders of their reasonable expectations arising from their investments in the bonds, (z) and under the laws of the State of Louisiana, the LPSC Pledge (i) creates a binding contractual obligation of the State of Louisiana for purposes of the contract clauses of the United States and Louisiana Constitutions, and (ii) provides a basis upon which the bondholders could challenge successfully any action of the LPSC of a legislative character, including the rescission or amendment of the financing order, that such court determines violates the LPSC Pledge in a manner that substantially reduces, limits or impairs the value of the investment recovery property or the investment recovery charges, prior to the time that the investment recovery bonds are paid in full and discharged, unless there is a judicial finding that the LPSC action clearly is exercised for a public end and is reasonably necessary to the accomplishment of that public end so as not to be arbitrary, capricious or an abuse of authority. There is no assurance, however, that, even if a court were to award just compensation it would be sufficient to pay the full amount of principal and interest on the investment recovery bonds;

•

based on information available to the seller on the closing date, the assumptions used in calculating the investment recovery charges as of the closing date are reasonable and are made in good faith; however, notwithstanding the foregoing, ELL makes no representation or warranty, express or implied, that amounts actually collected arising from those investment recovery charges will in fact be sufficient to meet the payment obligations on the related investment recovery bonds or that the assumptions used in calculating such investment recovery charges will in fact be realized;

•

upon the effectiveness of the financing order, the rights and interests of the seller under the financing order (except ELL’s right to seek to recover certain remaining costs of issuance in the course of its ordinary base rate filings), including the right to impose, collect and receive the investment recovery charges established in the financing order, became investment recovery property;

•

upon the effectiveness of the financing order, the issuance advice letter and the tariff with respect to the transferred investment recovery property and the transfer of such investment recovery property to us:

•	the investment recovery property constitutes a present property right vested in us;

•

the investment recovery property includes the right, title and interest of the seller in the financing order (except ELL’s right to seek to recover certain remaining upfront financing costs from charges which are not investment recovery charges, and except ELL’s rights, subject in all respects to the terms of the Indenture, to receive its servicing fee and administration fee and to receive a return on amounts in the capital subaccount) and the investment recovery charges, the right to impose, bill, collect and obtain periodic adjustments (with respect to adjustments, in the manner and with the effect provided in the servicing agreement) of the investment recovery charges, and the rates and other charges authorized by the financing order and all revenues, claims, payments, money or proceeds of or arising from the investment recovery charges;

•

the owner of the investment recovery property is legally entitled to bill investment recovery charges and collect payments in respect of the investment recovery charges in the aggregate sufficient to pay the interest on and principal of the related investment recovery bonds in accordance with the indenture, to pay the fees and expenses of servicing the investment recovery bonds, to replenish the capital subaccount to the required capital level until the investment recovery bonds are paid in full or until the last date permitted for the collection of payments in respect of the investment recovery charges under the financing order, whichever is earlier; and

•	the investment recovery property is not subject to any lien other than the lien created by the related basic documents;

•

the seller is a limited liability company duly organized and in good standing under the laws of the state of its organization, with power and authority to own its properties and conduct its business as currently owned or conducted;

•

the seller has the power and authority to obtain the financing order and to own the rights and interests under the financing order relating to the investment recovery bonds, to sell and assign those rights and interests to us, whereupon (subject to the effectiveness of the related issuance advice letter) such rights and interests will become investment recovery property;

•

the seller has the power and authority to execute and deliver the sale agreement and to carry out its terms, and the execution, delivery and performance of the sale agreement have been duly authorized by the seller by all necessary action;

•

the sale agreement constitutes a legal, valid and binding obligation of the seller, enforceable against it in accordance with its terms, subject to customary exceptions relating to bankruptcy, creditor’s rights and equitable principles;

•

the consummation of the transactions contemplated by the sale agreement and the fulfillment of its terms do not (a) conflict with or result in a breach of any of the terms or provisions of or otherwise constitute (with or without notice or lapse of time) a default under the seller’s organizational documents or any indenture, or other agreement or instrument to which the seller is a party or by which it or any of its property is bound, (b) result in the creation or imposition of any lien upon the seller’s properties pursuant to the terms of any such indenture, agreement or other instrument (other than any liens that may be granted in our favor or any liens created by us pursuant to the Securitization Law) or (c) violate any existing law or any existing order, rule or regulation applicable to the seller of any governmental authority having jurisdiction over the seller or its properties;

•	no proceeding is pending and, to the seller’s knowledge, no proceeding is threatened and no investigation is pending or threatened before any governmental authority:

•	asserting the invalidity of the Securitization Law, the financing order, the sale agreement, the investment recovery bonds and the other related basic documents;

•	seeking to prevent the issuance of the investment recovery bonds or the consummation of any of the transactions contemplated by the sale agreement or any of the other basic documents;

•

seeking a determination that could reasonably be expected to materially and adversely affect the performance by the seller of its obligations under, or the validity or enforceability of, the Securitization Law, the financing order, the investment recovery bonds, the sale agreement or the other related basic documents; or

•	seeking to adversely affect the federal income tax or state income or franchise tax classification of the investment recovery bonds as debt;

•

except for continuation filings under the UCC and other filings under the Securitization Law, no governmental approvals, authorizations, consents, orders or other actions or filings with any governmental authority are required for the seller to execute, deliver and perform its obligations under the sale agreement except those which have previously been obtained or made or are required to be made by the servicer in the future pursuant to the servicing agreement;

•

there is no order by any court providing for the revocation, alteration, limitation or other impairment of the Securitization Law, the financing order, the issuance advice letter, the investment recovery property or the investment recovery charges or any rights arising under any of them or that seeks to enjoin the performance of any obligations under the financing order; and

•	after giving effect to the sale of any investment recovery property under the sale agreement, ELL:

•	is solvent and expects to remain solvent;

•	is adequately capitalized to conduct its business and affairs considering its size and the nature of its business and intended purposes;

•	is not engaged and does not expect to engage in a business for which its remaining property represents an unreasonably small portion of its capital;

•	reasonably believes that it will be able to pay its debts as they become due; and

•	is able to pay its debts as they mature and does not intend to incur, or believes that it will not incur, indebtedness that it will not be able to repay at its maturity.

The seller will not make any representation or warranty, express or implied, that billed investment recovery charges will be actually collected from customers.

Certain of the representations and warranties that the seller will make in the sale agreement involve conclusions of law. The seller will make those representations and warranties in order to reflect the understanding of the basis on which we are issuing the investment recovery bonds and to reflect the agreement that if this understanding proves to be incorrect, the seller will be obligated to indemnify us.

The representations and warranties made by the seller will survive the execution and delivery of the sale agreement and may not be waived by us or the seller if such waiver would cause the investment recovery bonds not to be rated in one of the four highest categories by each of the applicable rating agencies. The seller will not be in breach of any representation or warranty as a result of any change in law by means of any legislative enactment, constitutional amendment or voter initiative.

Covenants of the Seller

In the sale agreement, the seller will make the following covenants:

•

Subject to its right to assign its rights and obligations under the sale agreement, and for a successor to assume the seller’s rights and obligations under the sale agreement, so long as any of the investment recovery bonds are outstanding, the seller or such successor will (a) keep in full force and effect its existence and remain in good standing under the laws of the jurisdiction of its organization, (b) obtain and preserve its qualifications to do business in those jurisdictions necessary to protect the validity and enforceability of the sale agreement and the other basic documents or to the extent necessary to perform its obligations under the sale agreement and the other basic documents and (c) continue to own and operate its transmission and distribution system (or, if by law, the seller is no longer required to own and/or operate both the transmission and distribution systems, then the seller’s distribution system) in order and to the extent required to provide electric service to its LPSC-jurisdictional customers. The seller is not prohibited from selling, assigning or otherwise divesting any of its assets; provided that if the seller sells, assigns or otherwise divests of all or any portion of its transmission and distribution system required to provide electric service to its LPSC-jurisdictional customers (or, if by law, the seller is no longer required to own and/operate both the transmission and distribution systems, and if the seller then sells, assigns or otherwise divests all or any portion of its distribution system required to provide electric service to its LPSC-jurisdictional customers), then the entity acquiring such distribution (and if owned and/or operated jointly, transmission) facilities is either required by law or agrees by contract to continue operating the facilities to provide electric services to the seller’s LPSC-jurisdictional customers, and, in the case of a sale, assignment or divestment of a portion of the distribution (and, if applicable transmission) assets, the rating agency condition is satisfied.

•

Except for the conveyances under the sale agreement or any lien under the Securitization Law for the benefit of us, the bondholders or the trustee, the seller will not sell, pledge, assign or transfer, or grant, create, incur, assume or suffer to exist any lien on, the investment recovery property, or any interest therein, and the seller will defend the right, title and interest of us and of the trustee on behalf of the bondholders and itself, in, to and under the investment recovery property against all claims of third parties claiming through or under the seller. The seller will also covenant that, in its capacity as seller, it will not at any time assert any lien against, or with respect to, any of the investment recovery property.

•

If the seller receives any payments in respect of the investment recovery charges or the proceeds thereof other than in its capacity as the servicer, the seller agrees to pay all those payments to the servicer, on behalf of us, and to hold such amounts in trust for us and the trustee prior to such payment.

•

The seller will notify us and the trustee promptly after becoming aware of any lien on any of the investment recovery property, other than the conveyances under the sale agreement or under the indenture.

•

The seller agrees to comply with its organizational or governing documents and all laws, treaties, rules, regulations and determinations of any governmental authority applicable to it, except to the extent that failure to so comply would not materially adversely affect our or the trustee’s interests in the investment recovery property or under the related basic documents to which the seller is a party or the seller’s performance of its obligations under the related basic documents to which the seller is a party.

•	So long as any of the investment recovery bonds are outstanding, the seller will:

•	treat the investment recovery bonds as debt for all purposes and specifically as our debt, other than for financial reporting, state or federal regulatory or tax purposes;

•

disclose in its financial statements that we and not the seller are the owner of the investment recovery property and that our assets are not available to pay creditors of the seller or its affiliates (other than us);

•	not own or purchase any investment recovery bonds; and

•	disclose the effects of all transactions between us and the seller in accordance with generally accepted accounting principles.

•	The seller will agree that, as of the closing date:

•

to the fullest extent permitted by law, including applicable Louisiana commission regulations and the Securitization Law, we will have all of the rights originally held by the seller with respect to the investment recovery property, including the right (subject to the terms of the servicing agreement) to exercise any and all rights and remedies to collect any amounts payable by any customer in respect of the investment recovery property, notwithstanding any objection or direction to the contrary by the seller (and the seller agrees not to make any such objection or to take any such contrary action), and

•

any payment by any customer to us will discharge that customer’s obligations, if any, in respect of the investment recovery property to the extent of that payment, notwithstanding any objection or direction to the contrary by the seller.

•	So long as any of the investment recovery bonds are outstanding:

•

in all proceedings relating directly or indirectly to the investment recovery property, the seller will affirmatively certify and confirm that it has sold all of its rights and interests in and to such property (other than for financial reporting or tax purposes), and will not make any statement or reference in respect of the investment recovery property that is inconsistent with our ownership interest (other than for financial accounting, state or federal regulatory, or tax purposes),

•

the seller will not take any action in respect of the investment recovery property except solely in its capacity as servicer pursuant to the servicing agreement or as otherwise contemplated by the basic documents,

•

the seller will not sell investment recovery property under a separate financing order in connection with the issuance of additional investment recovery bonds unless the rating agency condition has been satisfied, and

•

neither the seller nor the issuing entity will take any action, file any tax return, or make any election inconsistent with the treatment of the issuing entity, for federal income tax purposes and, to the extent consistent with applicable state tax law, state income and franchise tax purposes, as a disregarded entity that is not separate from the seller (or, if relevant, from another sole owner of us, as the issuing entity).

•

The seller will execute and file the filings required by law to fully preserve, maintain, protect and perfect our ownership interest in and the trustee’s lien on the investment recovery property, including all filings required under the Securitization Law and the UCC relating to the transfer of the ownership of the rights and interests related to the investment recovery bonds under the financing order by the seller to us and the pledge of the transferred investment recovery property to the trustee and will deliver file-stamped copies of them to the trustee. The seller will institute any action or proceeding necessary to compel performance by the Louisiana commission, the State of Louisiana or any of their respective agents of any of their undertakings or duties under the Securitization Law, any financing order or any issuance advice letter. The seller also will take those legal or administrative actions, including defending against or instituting and pursuing legal actions and appearing or testifying at hearings or similar proceedings, in each case, as may be reasonably necessary (i) to protect us, the bondholders and the trustee from claims, state actions or other actions or proceedings of third parties which, if successfully pursued, would result in a breach of any representation or warranty of the seller in the sale agreement and (ii) to block or overturn any attempts to cause a repeal of, rescission of, modification of or supplement to the Securitization Law, the financing order, the issuance advice letter or the rights of holders by legislative enactment or constitutional amendment that would be materially adverse to us, the trustee or the bondholder or which would otherwise cause an impairment of our rights or those of the bondholders and the trustee, and the seller will pay the costs of any such actions or proceedings.

•

Even if the sale agreement or the indenture is terminated, the seller will not, prior to the date which is one year and one day after the termination of the indenture and payment in full of the investment recovery bonds or any other amounts owed under the indenture, petition or otherwise invoke or cause us to invoke the process of any court or government authority for the purpose of commencing or sustaining an involuntary case against us under any federal or state bankruptcy, insolvency or similar law, appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official or any substantial part of our property, or ordering the winding up or liquidation of our affairs.

•

So long as any of the investment recovery bonds are outstanding, the seller will, and will cause each of its subsidiaries to, pay all taxes, assessments and governmental charges imposed upon it or any of its properties or assets or with respect to any of its franchises, business, income or property before any penalty accrues if the failure to pay any such taxes, assessments and governmental charges would, after any applicable grace periods, notices or other similar requirements, result in a lien on the investment recovery property; provided that no such tax need be paid if the seller or any of its subsidiaries is contesting the same in good faith by appropriate proceedings promptly instituted and diligently conducted and if the seller or such subsidiary has established appropriate reserves as shall be required in conformity with generally accepted accounting principles.

•	The seller will not withdraw the filing of any issuance advice letter with the Louisiana commission.

•	The seller will make all reasonable efforts to keep each tariff in full force and effect at all times.

•

Promptly after obtaining knowledge of any breach in any material respect of its representations, warranties or covenants in the sale agreement, the seller will notify us, the trustee and the rating agencies of the breach.

•	The seller will use the proceeds of the sale of the investment recovery property in accordance with the financing order and the Securitization Law.

•

Upon our request, the seller will execute and deliver such further instruments and do such further acts as may be reasonably necessary to carry out more effectively the provisions and purposes of the sale agreement.

Indemnification

The seller will indemnify, defend and hold harmless us, the trustee (for itself and for the benefit of the bondholders) and any of our and the trustee’s respective officers, directors, employees and agents against:

•	any and all amounts of principal and interest on the investment recovery bonds not paid when due or when scheduled to be paid,

•	any deposits required to be made by or to us under the basic documents or any financing order which are not made when required, and

•	any and all other liabilities, obligations, losses, claims, damages, payment, costs or expenses incurred by any of these persons in each case, as a result of a breach by the seller of any of its representations, warranties and covenants in the sale agreement.

The seller will indemnify us and the trustee (for itself and for the benefit of the bondholders) and each of their respective officers, directors, employees, trustees, managers, and agents for, and defend and hold harmless each such person from and against, any and all taxes (other than taxes imposed on the bondholders as a result of their ownership of an investment recovery bond) that may at any time be imposed on or asserted against any such person as a result of (i) the sale of the transferred investment recovery property to us, (ii) our ownership and assignment of the investment recovery property, (iii) the issuance and sale by us of the investment recovery bonds or (iv) the other transactions contemplated in the basic documents, including any franchise, sales, gross receipts, general corporation, tangible personal property, privilege or license taxes but excluding, any taxes imposed as a result of a failure of such person to withhold or remit taxes with respect to payments on any investment recovery bonds.

In addition, the seller will indemnify, defend and hold harmless the trustee (for itself), our independent manager(s) and any of our respective affiliates, officers, directors, employees and agents against any and all other liabilities, obligations, losses, claims, damages, payments, costs or expenses incurred by any of these parties as a result of the seller’s breach of any of its representations and warranties or covenants contained in the sale agreement, except to the extent of such losses either resulting from the willful misconduct, bad faith or gross negligence of such indemnified persons or resulting from a breach of a representation or warranty made by such indemnified persons in the indenture or any related documents that gives rise to the seller’s breach.

The seller will indemnify the servicer (if the servicer is not the seller) for the costs of any action instituted by the servicer pursuant to the servicing agreement which are not paid as an operating expense under the indenture.

There is no indemnification under the sale agreement based solely on the inability or failure of customers to timely pay all or a portion of the investment recovery charges.

The indemnification provided for in the sale agreement will survive any repeal of, rescission of, modification of, or supplement to, or judicial invalidation of, the Securitization Law or any financing order and will survive the resignation or removal of the trustee, or the termination of the sale agreement and will rank in priority with other general, unsecured obligations of the seller. The seller will not indemnify any party under the indemnity provisions of the sale agreement for any changes in law after the closing date in respect of the investment recovery bonds, whether such changes in law are effected by means of any legislative enactment, constitutional amendment or any final and non-appealable judicial decision.

The obligations of the seller to indemnify are limited to those described above and explicitly set forth in the sale agreement.

Successors to the Seller

Any entity, which becomes the successor by merger, division, conversion, consolidation, reorganization, sale, transfer, management contract or otherwise to all or substantially all of the electric distribution system business assets of ELL serving its LPSC-jurisdictional customers may assume the rights and obligations of ELL under the sale agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to ELL’s LPSC-jurisdictional customers taking service at facilities, premises or loads may assume ELL’s rights and obligations under the sale agreement. So long as the conditions of any such assumption are met, ELL will automatically be released from its obligations under the sale agreement. The conditions include that:

•

immediately after giving effect to any transaction referred to in this paragraph, no representation, warranty or covenant made in the sale agreement will have been breached, and no servicer default, and no event that, after notice or lapse of time, or both, would become a servicer default will have occurred and be continuing,

•	the successor must execute an agreement of assumption to perform all of the obligations of the seller under the sale agreement;

•	officers’ certificates and opinions of counsel specified in the sale agreement will have been delivered to us, the trustee and the rating agencies, and

•	the rating agencies specified in the sale agreement will have received prior written notice of the transaction.

Amendment

The sale agreement may be amended in writing by the seller and us, if notice of the amendment is provided by us to each rating agency and the rating agency condition is satisfied, with the consent of the trustee and, with respect to amendments that would increase ongoing financing costs as defined in the financing order, the consent or deemed consent of the Louisiana commission. If any such amendment would adversely affect the interest of any bondholder in any material respect, the consent of the holders of a majority of each affected tranche of investment recovery bonds is also required.

THE SERVICING AGREEMENT

The following summary describes the material terms and provisions of the servicing agreement. We have filed the form of the servicing agreement as an exhibit to the registration statement of which this prospectus forms a part. This summary does not purport to be complete and is subject and qualified by reference to the provisions of the servicing agreement.

Servicing Procedures

The servicer, as our agent, will manage, service and administer, and bill and collect payments in respect of the investment recovery property according to the terms of the servicing agreement. The servicer’s duties will include: calculating, billing and collecting the investment recovery charges; responding to inquiries of customers, the Louisiana commission or any other governmental authority regarding the investment recovery property; calculating electricity usage; accounting for collections and investigating and handling delinquencies; processing and depositing collections and making periodic remittances; furnishing periodic reports and statements to us, the rating agencies and to the trustee; making all filings with the Louisiana commission and taking all other actions necessary to perfect our ownership interests in and the trustee’s lien on the investment recovery property; making all filings and taking such other action as may be necessary to perfect the trustee’s lien on and security interest in all collateral that is not investment recovery property; selling, as our agent, as our interests may appear, defaulted or written off accounts; and taking all necessary action in connection with true-up adjustments. The servicer is required to notify us, the trustee and the rating agencies in writing of any laws or Louisiana commission regulations promulgated after the execution of a servicing agreement that have a material adverse effect on the servicer’s ability to perform its duties under the servicing agreement. The servicer is also authorized to execute and deliver documents and to make filings and participate in proceedings on our behalf.

In addition, if we request, the servicer will provide to us public information about the servicer and any material information about the investment recovery property that is reasonably available, as may be reasonably necessary to enable us to monitor the servicer’s performance, and, so long as any investment recovery bonds are outstanding, any information necessary to calculate the investment recovery charges applicable to each customer class. The servicer will also prepare any reports to be filed by us with the SEC and will cause to be delivered required opinions of counsel to the effect that all filings with the Louisiana commission necessary to preserve and protect the interests of the trustee in the investment recovery property have been made.

Servicing Standards and Covenants

The servicing agreement requires the servicer, in servicing and administering the investment recovery property, to employ or cause to be employed procedures and exercise or cause to be exercised the same care and diligence it customarily employs and exercises with respect to billing and collection activities it conducts for its own account and, if applicable, for others.

The servicing agreement requires the servicer to (i) manage, service, administer and make collections in respect of the investment recovery property with reasonable care and in material compliance with applicable requirements of law, including all applicable regulations of the Louisiana commission, (ii) follow customary standards, policies and procedures for the industry in Louisiana in performing its duties, (iii) use all reasonable efforts, consistent with its customary servicing procedures, to enforce, and maintain rights in respect of, the investment recovery property and to bill and collect the investment recovery charges, (iv) comply with all requirements of law including all applicable regulations of the Louisiana commission applicable to and binding on it relating to the investment recovery property, (v) file and maintain the effectiveness of UCC financing statements with respect to the property transferred under the sale agreement, and (vi) take such other action on our behalf to ensure that the lien of the trustee on the collateral remains perfected and of first priority.

The servicer is responsible for instituting any proceeding to compel performance by the State of Louisiana or the Louisiana commission of their respective undertakings under the Securitization Law, the financing order, the issuance advice letter, any true-up adjustment or any tariff. This includes the order made by the Louisiana commission in the financing order that “[n]o entity may replace ELL as the servicer in any of its servicing functions with respect to the investment recovery charges and the investment recovery property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the investment recovery bonds to be suspended, withdrawn, or downgraded.” The servicer is also responsible for instituting any proceeding as may be reasonably necessary to block or overturn any attempts to cause a repeal, modification or judicial invalidation of the Securitization Law or the financing order or the rights of holders of investment recovery property by legislative enactment, voter initiative or constitutional amendment that would be materially adverse to holders or which would cause an impairment of the rights of the issuing entity or the holders. In any proceedings related to the exercise of the power of eminent domain by any municipality to acquire a portion of ELL’s electric distribution facilities, the servicer will assert that the court ordering such expropriation must treat such municipality as a successor to ELL under the Securitization Law and the financing order and that customers in such municipalities formerly served by ELL must remain responsible for payment of investment recovery charges. The servicing agreement also designates the servicer as the custodian of our records and documents. The servicing agreement requires the servicer to indemnify us, our independent manager(s) and the trustee (for itself and for your benefit) for any grossly negligent act or omission relating to the servicer’s duties as custodian.

The Investment Recovery Charge Adjustment Process

Among other things, the servicing agreement requires the servicer to file, and the Securitization Law requires the Louisiana commission to approve, semi-annual true-up adjustments to the rate at which investment recovery charges are billed to customers. For more information on the true-up process, please read “ELL’s Financing Order—True-Ups.” These adjustments are to be based on actual investment recovery charge collections and updated assumptions by the servicer as to projected future billed revenue from which investment recovery charges are allocated, projected electricity usage during the next period, expected delinquencies and write-offs and future payments and expenses relating to the investment recovery property and the investment recovery bonds. If the investment recovery bonds are outstanding after the last scheduled final payment date, the financing order and the servicing agreement requires that the servicer request quarterly adjustments to the investment recovery charges which are projected to provide for the payment of all bonds, together with interest due thereon, by the next succeeding payment date.

In addition to the semi-annual and quarterly true-up adjustments, the financing order and the servicing agreement authorize the servicer to request interim true-up adjustments more frequently if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds during the current or next succeeding semi-annual or quarterly period (as applicable) and to replenish any draws upon the capital subaccount.

The Louisiana commission must be given at least 15 days’ notice prior to making either the semi-annual true-up adjustment, the quarterly true-up adjustment or an interim true-up adjustment. The Louisiana commission’s rights of review are limited to confirming its mathematical accuracy. In the event any correction to a true-up adjustment due to mathematical errors in the calculation of the adjustment or otherwise is necessary, it will be made in a future true-up adjustment.

Any interim true-up adjustment will allocate amounts to customer rate classes in the same manner as amounts were allocated in the most recent semi-annual true-up adjustment.

As part of each true-up adjustment, the servicer will calculate the investment recovery charges necessary to result in:

•	all accrued and unpaid interest being paid in full,

•	the outstanding principal balance equaling the amount provided in the expected amortization schedule,

•	the amount on deposit in the capital subaccount equaling the required capital level plus an amount equal to the authorized capital return to ELL, and

•	all other fees, expenses and indemnities of the issuing entity, as well as the required return to ELL on its capital contribution, being paid.

In addition to the semi-annual and quarterly true-up adjustment and any additional interim true-up adjustments described above, the financing order authorizes the servicer to request a non-standard true-up adjustment from the Louisiana commission, at any time, to address any material deviations between investment recovery charge collections and amounts required amounts required to provide for the timely payment of scheduled payments of principal, interest and other amounts in respect of the investment recovery bonds. No non-standard true-up adjustment may become effective unless the rating agency condition has been satisfied.

Remittances to Collection Account

The servicer will make daily payments on account of investment recovery charge collections to the trustee for deposit in the collection account. For a description of the allocation of the deposits, please read “Security for the Investment Recovery Bonds—How Funds in the Collection Account Will Be Allocated.” Until investment recovery charge collections are remitted to the applicable collection account, the servicer will not segregate them from its general funds. Please read “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of the Seller or the Servicer” in this prospectus.

Commencing 15 days after the issuance of the investment recovery bonds, and on each servicer business day thereafter, the servicer will remit to the trustee all collections of previously billed investment recovery charges, net of taxes, dishonored checks and write-off revenues. The servicer must remit the investment recovery charges as soon as reasonably practicable, and in any event no later than two servicer business days after receipt by the servicer. If any customer does not pay the full amount of any bill to the servicer, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits, second, to all charges of the servicer on the bill (which do not include the investment recovery charges), third, to all system restoration charges, fourth, to all investment recovery charges, and fifth, to additional pledges billed to the customer. The portion owed in respect of investment recovery charges may be further allocated as between the investment recovery bonds and other affiliates of ELL who may issue investment recovery bonds under the Securitization Law.

In the event that the servicer makes changes to its current computerized customer information system which would allow the servicer to monitor payment and collection activity more efficiently or accurately than is being done today, the servicing agreement will allow the servicer to substitute such remittance procedures for the remittance procedures described above and otherwise modify the remittance procedures described above as may be appropriate in the interests of efficiency, accuracy, cost and/or system capabilities. However, the servicer will not be allowed to make any modification or substitution that will materially adversely affect the bondholders. The servicer must also give notice to the rating agencies of any such computer system changes no later than 60 business days after the date on which all retail customer accounts are billed on the new system.

Servicing Compensation

The servicer will be entitled to receive an annual servicing fee in an amount equal to:

•

$145,000 annually. In addition, ELL, as servicer, will be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services incurred by it to comply with SEC reporting requirements; or

•

if ELL or any of its affiliates is not the servicer, an amount agreed upon by the successor servicer and the trustee, but any amount in excess of 0.60% of the initial principal amount of all outstanding investment recovery bonds issued by us must be approved by the Louisiana commission.

The servicing fee shall be paid semi-annually with half of the servicing fee being paid on each payment date. The trustee will pay the servicing fee on each payment date (together with any portion of the servicing fee that remains unpaid from prior payment dates) to the extent of available funds prior to the distribution of any interest on and principal of the investment recovery bonds. So long as ELL or an affiliate is the servicer, ELL’s servicing compensation will be included as an identified revenue credit and reduce revenue requirements for setting its transmission and distribution rates. The expenses of servicing shall likewise be included as a cost of service in setting such rates.

ELL will agree in each servicing agreement that higher fees, if any, caused by its replacement as servicer due to its negligence, misconduct or termination for cause will be borne by ELL and not by customers.

Not less often than quarterly, the Servicer shall remit to the trustee earnings on unremitted investment recovery charge collections, assuming that all investment recovery charge collections are invested through the second Servicer Business Day following receipt, and using, in calculating any such remittance, the average annual interest rates earned by the Servicer on overnight investments of all customer receipts.

Servicer Representations and Warranties; Indemnification

The servicer will represent and warrant to us, as of the closing date, among other things, that:

•

the servicer is duly organized, validly existing and is in good standing under the laws of the state of its organization, with requisite power and authority to own its properties, to conduct its business as such properties are currently owned and such business is presently conducted by it, and to service the investment recovery property and hold the records related to the investment recovery property, and to execute, deliver and carry out the terms of the servicing agreement;

•

the servicer is duly qualified to do business, is in good standing and has obtained all necessary licenses and approvals in all jurisdictions in which the ownership or lease of property or the conduct of its business (including the servicing of the investment recovery property) requires such qualifications, licenses or approvals (except where a failure to qualify would not be reasonably likely to have a material adverse effect on the servicer’s business, operations, assets, revenues or properties or to its servicing of the investment recovery property);

•

the execution, delivery and performance of the terms of the servicing agreement have been duly authorized by all necessary action on the part of the servicer under its organizational or governing documents and laws;

•

the servicing agreement constitutes a legal, valid and binding obligation of the servicer, enforceable against it in accordance with its terms, subject to applicable insolvency, reorganization, moratorium, fraudulent transfer and other laws relating to or affecting creditors’ rights generally from time to time in effect and to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

•

the consummation of the transactions contemplated by the servicing agreement does not conflict with, result in any breach of, nor constitute a default under the servicer’s organizational documents or any indenture or other agreement or instrument to which the servicer is a party or by which it or any of its property is bound, result in the creation or imposition of any lien upon the servicer’s properties pursuant to the terms of any such indenture or agreement or other instrument (other than any lien that may be granted under the basic documents or any lien created pursuant to Section 1256 of the Securitization Law) or violate any existing law or any existing order, rule or regulation applicable to the servicer;

•

each report or certificate delivered in connection with the issuance advice letter or delivered in connection with any filing made to the Louisiana commission by us with respect to the investment recovery charges or true-up adjustments will be true and correct in all material respects, or, if based in part on or containing assumptions, forecasts or other predictions of future events, such assumptions, forecasts or predictions will be reasonably based on historical performance (and facts known to the servicer on the date such report or certificate is delivered);

•

no governmental approvals, authorizations, consents, orders or other actions or filings with any governmental authority, are required for the servicer to execute, deliver and perform its obligations under the servicing agreement except those which have previously been obtained or made or are required to be made by the servicer in the future; and

•

no proceeding or investigation is pending and, to the servicer’s knowledge, no proceeding or investigation is threatened before any governmental authority having jurisdiction over the servicer or its properties, asserting the invalidity of the servicing agreement or the other basic documents, seeking to prevent issuance of investment recovery bonds or the consummation of the transactions contemplated by the servicing agreement or other basic documents, seeking a determination that could reasonably be expected to materially and adversely affect the performance by the servicer of its obligations under or the validity or enforceability of the servicing agreement or the other basic documents or which could reasonably be expected to adversely affect the federal income tax or state income or franchise tax classification of the investment recovery bonds as debt.

The servicer will not be responsible for any ruling, action or delay of the Louisiana commission, except those caused by the servicer’s failure to file required applications in a timely and correct manner or other breach of its duties under the servicing agreement. The servicer also will not be liable for the calculation of the investment recovery charges and adjustments, including any inaccuracy in the assumptions made in the calculation, so long as the servicer has acted in good faith and has not acted in an imprudent manner.

The Servicer Will Indemnify Us and Certain Other Entities in Limited Circumstances

The servicer will indemnify, defend and hold harmless us and the trustee (for itself and for your benefit) and the independent manager(s) and each of their respective officers, directors, employees and agents from any and all liabilities, obligations, losses, damages, payments and claims, and reasonable costs or expenses, arising as a result of:

•	the servicer’s willful misconduct, bad faith or gross negligence in the performance of, or reckless disregard of, its duties or observance of its covenants under the servicing agreement,

•	the servicer’s breach of any of its representations or warranties, and

•	litigation and related expenses relating to its status and obligations as servicer (other than any proceeding the servicer is required to institute under the servicing agreement).

The servicer will not be liable, however, for any liabilities, obligations, losses, damages, payments or claims, or reasonable costs or expenses, resulting from the willful misconduct or gross negligence of the party seeking indemnification or resulting from a breach of a representation or warranty made by the person seeking the indemnification that causes the servicer’s breach.

The servicing agreement will also provide that the servicer will release us and our independent manager(s), the trustee and each of our respective officers, directors and agents from any actions, claims and demands which the servicer, in the capacity of servicer or otherwise, may have against those parties relating to the investment recovery property or the servicer’s activities, other than actions, claims and demands arising from the willful misconduct, bad faith or gross negligence of the parties.

Alternative Energy Suppliers

So long as any of the investment recovery bonds are outstanding, if there is a fundamental change in the regulation of public utilities which permits an alternative electric supplier (an AES) to sell electric service to a customer using the transmission or distribution service of ELL, the servicer will take reasonable efforts to assure that the AES bills or collects the investment recovery charges on our behalf unless required by applicable law or regulation and, to the extent permitted by applicable law or regulation, the rating agency condition is satisfied. If an AES does bill and collect investment recovery charges on our behalf, the servicer will take reasonable steps to assure that the AES provides us with public financial information with regard to the AES, and any material information relating to the investment recovery property to the extent it is reasonably available to the AES, as may be necessary and permitted by law to monitor the AES’ performance under the servicing agreement.

Evidence as to Compliance

The servicing agreement will provide that the servicer will furnish annually to us, the trustee and the rating agencies, on or before March 31 of each year, beginning March 31, 2012 or, if earlier, on the date on which the annual report on Form 10-K relating to the bonds is required to be filed, a report on its assessment of compliance with specified servicing criteria as required by Item 1122(a) of Regulation AB, during the preceding 12 months ended December 31 (or preceding period since the closing date of the issuance of the investment recovery bonds in the case of the first statement), together with a certificate by an officer of the servicer certifying the statements set forth therein and a certificate by an officer of the servicer certifying to the statements of compliance required by Item 1123 of Regulation AB.

The servicing agreement also provides that the servicer shall cause a firm of independent public accountants to furnish annually to us, the trustee and the rating agencies on or before March 31 of each year, beginning March 31, 2012 or, if earlier, on the date on which the annual report on Form 10-K relating to the bonds is required to be filed, an annual accountant’s report, which will include an attestation report that attests to and reports on the servicer’s assessment report described in the immediately preceding paragraph, to the effect that the accounting firm has performed agreed upon procedures in connection with the servicer’s compliance with its obligations under the servicing agreement during the preceding 12 months (or in the case of the report to be delivered on March 31, 2012, the period of time from the closing date for the bonds until December 31, 2011), identifying the results of the procedures and including any exceptions noted. The report will also indicate that the accounting firm providing the report is independent of the servicer within the meaning of the rules of The Public Company Accounting Oversight Board. The cost of such report will be an operating expense under the indenture.

You may also obtain copies of the above statements and certificates by sending a written request addressed to the trustee.

The Servicer, in its capacity as Sponsor, may voluntarily suspend or terminate its filing obligations as Sponsor with the SEC to the extent permitted by applicable law.

The servicer will also be required to deliver monthly reports and copies of any filings made with the Louisiana commission to us and to the trustee and the rating agencies.

The servicer will also be required to deliver to us, the trustee and the rating agencies monthly reports setting forth certain information relating to collections of investment recovery charges received during the preceding calendar month and, shortly before each payment date, a report setting forth the amount of principal and interest payable to bondholders on such date, the difference between the principal outstanding on the investment recovery bonds and the amounts specified in the expected amortization schedule after giving effect to any such payments, and the amounts on deposit in the capital subaccount and excess funds subaccount after giving effect to all transfers and payments to be made on such payment date.

In addition, the servicer is required to send copies of each filing or notice evidencing a true-up adjustment to us, the trustee and the rating agencies.

Matters Regarding the Servicer

The servicing agreement will provide that ELL may not resign from its obligations and duties as servicer thereunder, except when ELL delivers to the trustee and the Louisiana commission an opinion of independent legal counsel to the effect that ELL’s performance of its duties under the servicing agreement is no longer permissible under applicable law. No resignation by ELL as servicer will become effective until a successor servicer has assumed ELL’s servicing obligations and duties under the servicing agreement.

The servicing agreement will further provide that neither the servicer nor any of its directors, officers, employees, and agents will be liable to us or to the trustee, our managers, you or any other person or entity, except as provided under the servicing agreement, for taking any action or for refraining from taking any action under the servicing agreement or for good faith errors in judgment. However, neither the servicer nor any person or entity will be protected against any liability that would otherwise be imposed by reason of willful misconduct, bad faith or gross negligence in the performance of its duties. The servicer and any of its directors, officers, employees or agents may rely in good faith on the advice of counsel reasonably acceptable to the trustee or on any document submitted by any person respecting any matters under the servicing agreement. In addition, the servicing agreement will provide that the servicer is under no obligation to appear in, prosecute, or defend any legal action, except as provided in the servicing agreement at our expense.

Under the circumstances specified in the servicing agreement, any entity, including the Louisiana successor utility, which becomes the successor by merger, sale, transfer, lease, management contract or otherwise to all or substantially all of the servicer’s electric transmission and distribution business serving ELL’s LPSC-jurisdictional customers (or, subject to the satisfaction of the rating agency condition, part of the distribution system business assets serving ELL’s LPSC-jurisdictional customers) may assume all of the rights and obligations of the servicer under the servicing agreement. If transmission and distribution are not provided by a single entity after any such transaction, the entity which provides distribution service directly to ELL’s LPSC-jurisdictional customers taking service as facilities, premises may assume all of the servicer’s rights and obligations under the servicing agreement. The following are conditions to the transfer of the duties and obligations to a successor servicer:

•

immediately after the transfer, no representation or warranty made by the servicer in the servicing agreement will have been breached and no servicer default or event which after notice of, lapse of time or both, would become a servicer default, has occurred and is continuing;

•	the successor to the servicer must execute an agreement of assumption to perform every obligation of the servicer under the servicing agreement;

•

the servicer has delivered to us and to the trustee an officer’s certificate and an opinion of counsel stating that the transfer complies with the servicing agreement and all conditions to the transfer under the servicing agreement have been complied with;

•

the servicer has delivered to us and to the trustee and the rating agencies an opinion of counsel stating either that all necessary filings, including those with the Louisiana commission, to preserve, perfect and maintain the priority of our interests in and the trustee’s lien on the investment recovery property, have been made or that no filings are required;

•	the servicer has given prior written notice to the rating agencies; and

•	the servicer has delivered to the issuing entity, the trustee and the rating agencies a no material adverse tax change opinion of independent tax counsel regarding such transfer.

So long as the conditions of any such assumptions are met, then the prior servicer will automatically be released from its obligations under the servicing agreement.

The servicing agreement will permit the servicer to appoint any person to perform any or all of its obligations. However, unless the appointed person is an affiliate of ELL, the servicer must receive notice from the rating agencies that the appointment will not result in a reduction or withdrawal of the then current ratings on any tranche of investment recovery bonds. In the event of any such appointment, the servicer must remain obligated and liable under the servicing agreement.

Servicer Defaults

Servicer defaults under the servicing agreement will include, among other things:

•

any failure by the servicer to remit payments arising from the investment recovery charges into the collection account as required under the servicing agreement, which failure continues unremedied for five business days after written notice from us or the trustee is received by the servicer or after discovery of the failure by an officer of the servicer;

•

any failure by the servicer to duly perform its obligations to make investment recovery charge adjustment filings in the time and manner set forth in the servicing agreement, which failure continues unremedied for a period of five days;

•

any failure by the servicer or, if the servicer is an affiliate of ELL, by ELL to observe or perform in any material respect any covenants or agreements in the servicing agreement or the other basic documents to which it is a party in its capacity as servicer, which failure materially and adversely affects the rights of the related bondholders and which continues unremedied for 60 days after written notice of this failure has been given to the servicer or, if the servicer is an affiliate of ELL, by ELL by us or by the trustee or after such failure is discovered by an officer of the servicer;

•

any representation or warranty made by the servicer in the servicing agreement or any basic document will prove to have been incorrect in a material respect when made, which has a material adverse effect on us or the bondholders and which material adverse effect continues unremedied for a period of 60 days after the giving of written notice to the servicer by us or the trustee after such failure is discovered by an officer of the servicer; and

•	certain events of bankruptcy, insolvency, receivership or liquidation of the servicer.

Rights Upon a Servicer Default

In the event of a servicer default that remains unremedied, the trustee may, and upon the instruction of the holders of investment recovery bonds evidencing not less than a majority in principal amount of then outstanding investment recovery bonds, the trustee will terminate all the rights and obligations of the servicer under the servicing agreement, other than the servicer’s indemnity obligation and obligation to continue performing its functions as servicer until a successor servicer is appointed. After the termination, the trustee will appoint a successor servicer who will succeed to all the responsibilities, duties and liabilities of the servicer under the servicing agreement and will be entitled to similar compensation arrangements.

In addition, when a servicer defaults through failure to remit investment recovery charges as described in the first bullet above under “Servicer Defaults,” the bondholders (subject to the provisions of the indenture) and the trustee as beneficiary of any statutory lien permitted by the Securitization Law will be entitled to (i) apply to a Louisiana district court of the domicile of the Louisiana commission for sequestration and payment of revenues arising from the investment recovery property, (ii) foreclose on or otherwise enforce the lien and security interests in any investment recovery property and (iii) apply to the Louisiana commission or a court of competent jurisdiction and venue for an order that amounts arising from the investment recovery charges be transferred to a separate account for the benefit of the bondholders. If, however, a bankruptcy trustee or similar official has been appointed for the servicer, and no servicer default other than an appointment of a bankruptcy trustee or similar official has occurred, that trustee or official may have the power to prevent the trustee or the bondholders from effecting a transfer of servicing. Please read “Risk Factors—Risks Associated With Potential Bankruptcy Proceedings of the Seller or Servicer” and “How a Bankruptcy May Affect Your Investment” in this prospectus.

The trustee may appoint, or petition a court of competent jurisdiction for the appointment of, a successor servicer which satisfies criteria specified by the nationally recognized statistical rating agencies rating the investment recovery bonds. In no event will the trustee be liable for its appointment of a successor servicer. The trustee may make arrangements for compensation to be paid to the successor servicer.

Waiver of Past Defaults

Holders of investment recovery bonds evidencing not less than a majority in principal amount of the then outstanding investment recovery bonds, on behalf of all bondholders, may waive any default by the servicer in the performance of its obligations under the servicing agreement and its consequences, except a default in making any required remittances to the collection account under the servicing agreement. The servicing agreement will provide that no waiver will impair the bondholders’ rights relating to subsequent defaults.

Successor Servicer

If for any reason a third-party assumes the role of the servicer under the servicing agreement, the servicing agreement will require the servicer to cooperate with us and with the trustee and the successor servicer in terminating the servicer’s rights and responsibilities under the servicing agreement, including the transfer to the successor servicer of all cash amounts then held by the servicer for remittance or subsequently acquired. The servicing agreement will provide that the servicer will be liable for the reasonable costs and expenses incurred in transferring the investment recovery property records to the successor servicer and amending the servicing agreement to reflect such succession if such transfer is the result of a servicer default. In all other cases such costs and expenses will be paid by the party incurring them.

Amendment

The servicing agreement may be amended in writing by the servicer and us, if the rating agency condition has been satisfied, with the prior written consent of the trustee and, with respect to amendments that would increase ongoing financing costs as defined in the financing order, the consent or deemed consent of the Louisiana commission.

HOW A BANKRUPTCY MAY AFFECT YOUR INVESTMENT

Challenge to True Sale Treatment

ELL will represent and warrant that the transfer of the investment recovery property in accordance with the sale agreement constitutes a true and valid sale and assignment of that investment recovery property by ELL to us. It will be a condition of closing for the sale of investment recovery property pursuant to a sale agreement that ELL will take the appropriate actions under the Securitization Law, including filing a financing statement giving notice of the transfer of an interest in the investment recovery property in accordance with the Louisiana UCC, to perfect this sale. The Securitization Law provides that a transfer of investment recovery property by an electric utility to an assignee that the parties have in the governing documentation expressly stated to be a sale or other absolute transfer shall be an absolute transfer of all the transferor’s right, title and interest, as in a “true sale” under applicable creditors’ rights principles, and not as a pledge or other financing, of the relevant investment recovery property. We and ELL will treat such a transaction as a sale under applicable law. However, we expect that investment recovery bonds will be reflected as debt on ELL’s consolidated financial statements. In addition, we anticipate that the investment recovery bonds will be treated as debt of ELL for federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences.” In the event of a bankruptcy of a party to a sale agreement, if a party in interest in the bankruptcy were to take the position that the transfer of the investment recovery property to us pursuant to the sale agreement was a financing transaction and not a true sale under applicable creditors’ rights principles, there can be no assurance that a court would not adopt this position. Even if a court did not ultimately recharacterize the transaction as a financing transaction, the mere commencement of a bankruptcy of ELL and the attendant possible uncertainty surrounding the treatment of the transaction could result in delays in payments on the investment recovery bonds.

In that regard, we note that the bankruptcy court in In re: LTV Steel Company, Inc., et al., 274 B.R. 278 (Bankr. N. D. Oh. 2001) issued an interim order that observed that a debtor, LTV Steel Company, which had previously entered into securitization arrangements with respect both to its inventory and its accounts receivable may have “at least some equitable interest in the inventory and receivables, and that this interest is property of the Debtor’s estate. . . sufficient to support the entry of” an interim order permitting the debtor to use proceeds of the property sold in the securitization. 274 B.R. at 285. The court based its decision in large part on its view of the equities of the case.

LTV and the securitization investors subsequently settled their dispute over the terms of the interim order and the bankruptcy court entered a final order in which the parties admitted and the court found that the pre-petition transactions constituted “true sales.” The court did not otherwise overrule its earlier ruling. The LTV memorandum opinion serves as an example of the pervasive equity powers of bankruptcy courts and the importance that such courts may ascribe to the goal of reorganization, particularly where the assets sold are integral to the ongoing operation of the debtor’s business.

Even if creditors did not challenge the sale of investment recovery property as a true sale, a bankruptcy filing by ELL could trigger a bankruptcy filing by us with similar negative consequences for bondholders. In a recent bankruptcy case, In re General Growth Properties, Inc., General Growth Properties, Inc. filed for bankruptcy together with many of its direct and indirect subsidiaries, including many subsidiaries that were organized as special purpose vehicles. The bankruptcy court upheld the validity of the filings of these special purpose subsidiaries and allowed the subsidiaries, over the objections of their creditors, to use the lenders’ cash collateral to make loans to the parent for general corporate purposes. The creditors received adequate protection in the form of current interest payments and replacement liens to mitigate any diminution in value resulting from the use of the cash collateral, but the opinion serves as a reminder that bankruptcy courts may subordinate legal rights of creditors to the interests of helping debtors reorganize.

We and ELL have attempted to mitigate the impact of a possible recharacterization of a sale of investment recovery property as a financing transaction under applicable creditors’ rights principles. The sale agreement will provide that if the transfer of the applicable investment recovery property is thereafter recharacterized by a court as a financing transaction and not a true sale, the transfer by ELL will be deemed to have granted to us on behalf of ourselves and the trustee a first priority security interest in all ELL’s right, title and interest in and to the investment recovery property and all proceeds thereof. In addition, the sale agreement will require the filing of a financing statement in the related investment recovery property and the proceeds thereof in accordance with the Securitization Law. As a result of this filing, we would be a secured creditor of ELL and entitled to recover against the collateral or its value. This does not, however, eliminate the risk of payment delays or reductions and other adverse effects caused by a bankruptcy of ELL. Further, if, for any reason, an investment recovery property notice is not filed under the Securitization Law or we fail to otherwise perfect our interest in the investment recovery property, and the transfer is thereafter deemed not to constitute a true sale, we would be an unsecured creditor of ELL.

Section 1256 of the Securitization Law provides that investment recovery property does not constitute property in which a security interest may be created under the Louisiana UCC, except to the extent not governed by the Securitization Law. Section 1256 of the Securitization Law provides that a valid and enforceable security interest in investment recovery property will attach only after the issuance of a financing order, the execution and delivery of a security agreement in connection with issuance of investment recovery bonds and the receipt of value for the investment recovery bonds. The security interest attaches automatically at the time when all of the foregoing conditions have been met. Upon perfection by filing a financing statement under Section 1256(D) of the Securitization Law and otherwise in accordance with the Louisiana UCC, the security interest will be a perfected security interest in the investment recovery property and all proceeds of the property, whether accrued or not, and will have priority in the order of perfection and take precedence over any subsequent lien creditor. The servicer will pledge in the servicing agreement to file in accordance with the Louisiana UCC on or before the date of issuance of investment recovery bonds the filing required by Section 1256 of the Securitization Law to perfect the lien of the trustee in the investment recovery property and to file all necessary continuation statements. None of this, however, mitigates the risk of payment delays and other adverse effects caused by a bankruptcy of ELL. Further, if, for any reason, an investment recovery property notice is not filed under the Securitization Law or we fail to otherwise perfect our interest in the investment recovery property sold pursuant to the sale agreement, and the transfer is thereafter deemed not to constitute a true sale, we would be an unsecured creditor of ELL.

Consolidation of the Issuing Entity and ELL

If ELL were to become a debtor in a bankruptcy case, a party in interest might attempt to substantively consolidate the assets and liabilities of ELL and us. We and ELL have taken steps to attempt to minimize this risk. Please read “Entergy Louisiana Investment Recovery Funding I, L.L.C., The Issuing Entity” in this prospectus. However, no assurance can be given that if ELL were to become a debtor in a bankruptcy case, a court would not order that our assets and liabilities be substantively consolidated with those of ELL. Substantive consolidation would result in payment of the claims of the beneficial owners of the investment recovery bonds to be subject to substantial delay and to adjustment in timing and amount under a plan of reorganization in the bankruptcy case.

Status of Investment Recovery Property as Current Property

ELL will represent in the sale agreement, and the Securitization Law provides, that the investment recovery property sold pursuant to the sale agreement constitutes a current property right as of the date that the financing order was issued. Nevertheless, no assurance can be given that, in the event of a bankruptcy of ELL, a court would not rule that the applicable investment recovery property comes into existence only as customers use electricity.

If a court were to accept the argument that the applicable investment recovery property comes into existence only as customers use electricity, no assurance can be given that a security interest in favor of the bondholders would attach to the related investment recovery charges in respect of electricity consumed after the commencement of the bankruptcy case or that the applicable investment recovery property has been sold to us. If it were determined that the applicable investment recovery property had not been sold to us, and the security interest in favor of the investment recovery bondholders did not attach to the applicable investment recovery charges in respect of electricity consumed after the commencement of the bankruptcy case, then we would have an unsecured claim against ELL. If so, there would be delays and/or reductions in payments on the investment recovery bonds. Whether or not a court determined that investment recovery property had been sold to us pursuant to the sale agreement, no assurances can be given that a court would not rule that any investment recovery charges relating to electricity consumed after the commencement of the bankruptcy could not be transferred to us or the trustee.

In addition, in the event of a bankruptcy of ELL, a party in interest in the bankruptcy could assert that we should pay, or that we should be charged for, a portion of ELL’s costs associated with the transmission or distribution of the electricity, consumption of which gave rise to the investment recovery charge receipts used to make payments on the investment recovery bonds.

Regardless of whether ELL is the debtor in a bankruptcy case, if a court were to accept the argument that investment recovery property sold pursuant to the sale agreement comes into existence only as customers use electricity, a tax or government lien or other nonconsensual lien on property of ELL arising before that investment recovery property came into existence could have priority over our interest in that investment recovery property. Adjustments to the investment recovery charges may be available to mitigate this exposure, although there may be delays in implementing these adjustments.

Estimation of Claims; Challenges to Indemnity Claims

If ELL were to become a debtor in a bankruptcy case, claims, including indemnity claims, by us or the trustee against ELL as seller under the sale agreement and the other documents executed in connection therewith would be unsecured claims and would be subject to being discharged in the bankruptcy case. In addition, a party in interest in the bankruptcy may request that the bankruptcy court estimate any contingent claims that we or the trustee have against ELL. That party may then take the position that these claims should be estimated at zero or at a low amount because the contingency giving rise to these claims is unlikely to occur. If a court were to hold that the indemnity provisions were unenforceable, we would be left with a claim for actual damages against ELL based on breach of contract principles. The actual amount of these damages would be subject to estimation and/or calculation by the court.

No assurances can be given as to the result of any of the above-described actions or claims. Furthermore, no assurance can be given as to what percentage of their claims, if any, unsecured creditors would receive in any bankruptcy proceeding involving ELL.

Enforcement of Rights by the Trustee

Upon an event of default under the indenture, the Securitization Law permits the trustee to enforce the security interest in the investment recovery property sold pursuant to the sale agreement in accordance with the terms of the indenture. In this capacity, the trustee is permitted to request a Louisiana district court of the domicile of the Louisiana commission to order the sequestration and payment to holders of investment recovery bonds of all revenues arising from the applicable investment recovery charges. There can be no assurance, however, that a district court judge would issue this order after a seller bankruptcy in light of the automatic stay provisions of Section 362 of the United States Bankruptcy Code. In that event, the trustee may under the indenture seek an order from the bankruptcy court lifting the automatic stay with respect to this action by a district court judge and an order requiring an accounting and segregation of the revenues arising from the investment recovery property sold pursuant to the sale agreement. There can be no assurance that a court would grant either order.

Bankruptcy of the Servicer

The servicer is entitled to commingle the investment recovery charges that it receives with its own funds until each date on which the servicer is required to remit funds to the trustee as specified in the servicing agreement. The Securitization Law provides that the relative priority of a lien created under the Securitization Law is not defeated or adversely affected by the commingling of investment recovery charges arising with respect to the investment recovery property with funds of the electric utility. In the event of a bankruptcy of the servicer, a party in interest in the bankruptcy might assert, and a court might rule, that the investment recovery charges commingled by the servicer with its own funds and held by the servicer, prior to and as of the date of bankruptcy were property of the servicer as of that date, and are therefore property of the servicer’s bankruptcy estate, rather than our property. If the court so rules, then the court would likely rule that the trustee has only a general unsecured claim against the servicer for the amount of commingled investment recovery charges held as of that date and could not recover the commingled investment recovery charges held as of the date of the bankruptcy.

However, if the court were to rule on the ownership of the commingled investment recovery charges, the automatic stay arising upon the bankruptcy of the servicer could delay the trustee from receiving the commingled investment recovery charges held by the servicer as of the date of the bankruptcy until the court grants relief from the stay. A court ruling on any request for relief from the stay could be delayed pending the court’s resolution of whether the commingled investment recovery charges are our property or are property of the servicer, including resolution of any tracing of proceeds issues.

The servicing agreement will provide that the trustee, as our assignee, together with the other persons specified therein, may vote to appoint a successor servicer that satisfies the rating agency condition. The servicing agreement will also provide that the trustee, together with the other persons specified therein, may petition the Louisiana commission or a court of competent jurisdiction to appoint a successor servicer that meets this criterion. However, the automatic stay in effect during a servicer bankruptcy might delay or prevent a successor servicer’s replacement of the servicer. Even if a successor servicer may be appointed and may replace the servicer, a successor may be difficult to obtain and may not be capable of performing all of the duties that ELL as servicer was capable of performing. Furthermore, should the servicer enter into bankruptcy, it may be permitted to stop acting as servicer.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the investment recovery bonds. Except as specifically provided below with respect to Non-U.S. Holders (as defined below), this discussion does not address the tax consequences to persons other than initial purchasers who are U.S. Holders (as defined below) that hold their investment recovery bonds as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and it does not address all of the tax consequences relevant to investors that are subject to special treatment under the United States federal income tax laws (such as financial institutions, life insurance companies, retirement plans, regulated investment companies, persons who hold investment recovery bonds as part of a “straddle,” a “hedge” or a “conversion transaction,” persons that have a “functional currency” other than the U.S. dollar, investors in pass-through entities and tax-exempt organizations). This summary also does not address the consequences to holders of the investment recovery bonds under state, local or foreign tax laws. Please read “Material Louisiana Tax Considerations” in this prospectus.

This summary is based on current provisions of the Internal Revenue Code, the Treasury Regulations promulgated and proposed thereunder, judicial decisions and published administrative rulings and pronouncements of the IRS and interpretations thereof. All of these authorities and interpretations are subject to change, and any change may apply retroactively and affect the accuracy of the opinions, statements and conclusions set forth in this discussion.

U.S. Holder and Non-U.S. Holder Defined

A “U.S. Holder” means a beneficial owner of a bond that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust if (A) a court in the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in place to be treated as a United States person. A “Non-U.S. Holder” means a beneficial owner of a note that is not a U.S. Holder but does not include (i) an entity or arrangement treated as a partnership for U.S. federal income tax purposes, (ii) a former citizen of the United States or (iii) a former resident of the United States.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of a note, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Partners are encouraged to consult their tax advisors about the particular U.S. federal income tax consequences applicable to them. Similarly, former citizens and former residents of the United States are encouraged to consult their tax advisors about the particular U.S. federal income tax consequences that may be applicable to them.

ALL PROSPECTIVE INVESTORS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISERS REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF INVESTMENT RECOVERY BONDS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY FOREIGN, STATE, LOCAL OR OTHER LAWS.

Taxation of the Issuing Entity and Characterization of the Investment Recovery Bonds

Based on Revenue Procedure 2005-62, 2005-2 CB 507, it is the opinion of Sidley Austin LLP, as tax counsel, that for U.S. federal income tax purposes, (1) we will not be treated as a taxable entity separate and apart from ELL and (2) the investment recovery bonds will be treated as debt of ELL. By acquiring an investment recovery bond, an investment recovery bondholder agrees to treat the investment recovery bond as debt of ELL for United States federal income tax purposes. This opinion is based on certain representations made by us and ELL, on the application of current law to the facts as established by the indenture and other relevant documents and assumes compliance with the indenture and such other documents as in effect on the date of issuance of the investment recovery bonds.

Tax Consequences To U.S. Holders

Interest

Interest income on the investment recovery bonds, payable at a fixed rate, will be includible in income by a U.S. Holder when it is received, in the case of a U.S. Holder using the cash receipts and disbursements method of tax accounting, or as it accrues, in the case of a U.S. Holder using the accrual method of tax accounting. We expect that the investment recovery bonds will not be issued with original issue discount. If the investment recovery bonds are issued with original issue discount, the prospectus supplement will address the tax consequences of purchasing investment recovery bonds with original issue discount.

Sale or Retirement of Investment Recovery Bonds

On a sale, exchange or retirement of an investment recovery bond, a U.S. Holder will have taxable gain or loss equal to the difference between the amount received by the U.S. Holder and the U.S. Holder’s tax basis in the investment recovery bond. A U.S. Holder’s tax basis in its investment recovery bonds is the U.S. Holder’s cost, subject to adjustments such as reductions in basis for principal payments received previously. Gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the investment recovery bond was held for more than one year at the time of disposition. If a U.S. Holder sells the investment recovery bond between interest payment dates, a portion of the amount received will reflect interest that has accrued on the investment recovery bond but that has not yet been paid by the sale date. To the extent that amount has not already been included in the U.S. Holder’s income, it will be treated as ordinary interest income and not as capital gain.

Tax Consequences to Non-U.S. Holders

Withholding Taxation on Interest

Payments of interest income on the investment recovery bonds received by a Non-U.S. Holder that does not hold its investment recovery bonds in connection with the conduct of a trade or business in the United States will generally not be subject to United States federal withholding tax, provided that the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Entergy entitled to vote, is not a controlled foreign corporation that is related to Entergy through stock ownership, is not an individual who ceased being a U.S. citizen or long-term resident for tax avoidance purposes, and Entergy or its paying agent receives:

•	from a Non-U.S. Holder appropriate documentation to treat the payment as made to a foreign beneficial owner under Treasury Regulations issued under Section 1441 of the Internal Revenue Code;

•

a withholding certificate from a person claiming to be a foreign partnership and the foreign partnership has received appropriate documentation to treat the payment as made to a foreign beneficial owner in accordance with these Treasury Regulations;

•

a withholding certificate from a person representing to be a “qualified intermediary” that has assumed primary withholding responsibility under these Treasury Regulations and the qualified intermediary has received appropriate documentation from a foreign beneficial owner in accordance with its agreement with the IRS; or

•

a statement, under penalties of perjury from an authorized representative of a financial institution, stating that the financial institution has received from the beneficial owner a withholding certificate described in these Treasury Regulations or that it has received a similar statement from another financial institution acting on behalf of the foreign beneficial owner and a copy of such withholding certificate.

In general, it will not be necessary for a Non-U.S. Holder to obtain or furnish a United States taxpayer identification number to ELL or its paying agent in order to claim any of the foregoing exemptions from United States withholding tax on payments of interest. Interest paid to a Non-U.S. Holder will be subject to a United States withholding tax of 30% upon the actual payment of interest income, except as described above and except where an applicable income tax treaty provides for the reduction or elimination of the withholding tax and the Non-U.S. Holder provides a withholding certificate properly establishing such reduction of exemption. A Non-U.S. Holder generally will be taxable in the same manner as a United States corporation or resident with respect to interest income if the income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). Effectively connected income received by a Non-U.S. Holder that is a corporation may in some circumstances be subject to an additional “branch profits tax” at a 30% rate, or if applicable, a lower rate provided by an income tax treaty. To avoid having the 30% withholding tax imposed on effectively connected interest income, the Non-U.S. Holder must provide a withholding certificate on which the Non-U.S. Holder certifies, among other facts, that payments on the investment recovery bonds are effectively connected with the conduct of a trade or business in the United States.

Capital Gains Tax Issues

A Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on gain realized on the sale or exchange of investment recovery bonds, unless:

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year and this gain is from United States sources; or

•

the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

Backup Withholding

Backup withholding of United States federal income tax may apply to payments made in respect of the investment recovery bonds to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the investment recovery bonds to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. A U.S. Holder can obtain a complete exemption from the backup withholding tax by providing a properly completed Form W-9 (Payer’s Request for Taxpayer Identification Number and Certification). Compliance with the identification procedures described above under “Tax Consequences to Non-U.S. Holders—Withholding Taxation on Interest” would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

In addition, backup withholding of United States federal income tax may apply upon the sale of an investment recovery bond to (or through) a broker, unless either (1) the broker determines that the seller is a corporation or other exempt recipient or (2) the seller provides, in the required manner, certain identifying information and, in the case of a Non-U.S. Holder, certifies that the seller is a Non-U.S. Holder (and certain other conditions are met). The sale may also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an

IRS Form W-8BEN under penalty of perjury, although in certain cases it may be possible to submit other documentary evidence. A sale of an investment recovery bond to (or through) a Non-U.S. office of a broker generally will not be subject to information reporting or backup withholding unless the broker is a United States person or has certain connections to the United States.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

Recently Enacted Legislation

Recently enacted legislation will impose a 3.8% tax on the net investment income (which includes interest and gross proceeds of a disposition of notes) of certain U.S. Holders who are individuals, trusts and estates, for taxable years beginning after December 31, 2012.

MATERIAL LOUISIANA TAX CONSIDERATIONS

In the opinion of Phelps Dunbar, L.L.P., counsel to us and to ELL, interest paid on the Investment Recovery Bonds generally will be taxed for Louisiana income tax purposes consistently with its taxation for U.S. federal income tax purposes and (assuming that the Investment Recovery Bonds will be treated as debt obligations of ELL for U.S. federal income tax purposes) such interest received by a person who is not otherwise subject to corporate or personal income tax in the state of Louisiana will not be subject to tax in Louisiana. Phelps Dunbar, L.L.P. has also issued an opinion that for Louisiana income tax purposes (1) we will not be treated as a taxable entity separate and apart from ELL, our sole member, and (2) the Investment Recovery Bonds will constitute indebtedness of ELL, assuming, in each case, that such treatment applies for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences” in this prospectus. This summary is based on current provisions of the Louisiana tax statutes and regulations, judicial decisions and administrative interpretations and rulings. All of these authorities and interpretations are subject to change, and any change may apply retroactively and affect the accuracy of the opinions set forth in this discussion.

ERISA CONSIDERATIONS

General

The Employee Retirement Income Security Act of 1974, known as ERISA, and Section 4975 of the Internal Revenue Code impose certain requirements on plans subject to ERISA or Section 4975 of the Internal Revenue Code. ERISA and the Internal Revenue Code also impose certain requirements on fiduciaries of a plan in connection with the investment of the assets of the plan. For purposes of this discussion, “plans” include employee benefit plans and other plans and arrangements that provide retirement income, including individual retirement accounts and annuities and Keogh plans, as well as some collective investment funds and insurance company general or separate accounts in which the assets of those plans, accounts or arrangements are invested. A fiduciary of an investing plan is any person who in connection with the assets of the plan:

•	has discretionary authority or control over the management or disposition of assets, or

•	provides investment advice for a fee.

Some plans, such as governmental plans, and certain church plans, and the fiduciaries of those plans, are not subject to ERISA requirements. Accordingly, assets of these plans may be invested in the investment recovery bonds without regard to the ERISA considerations described below, subject to the provisions of other applicable federal and state law. Any such plan which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Internal Revenue Code, however, is subject to the prohibited transaction rules in Section 503 of the Internal Revenue Code.

ERISA imposes certain general fiduciary requirements on fiduciaries, including:

•	investment prudence and diversification, and

•	the investment of the assets of the plan in accordance with the documents governing the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code also prohibit a broad range of transactions involving the assets of a plan and persons who have certain specified relationships to the plan, referred to as “parties in interest,” unless a statutory or administrative exemption is available. Parties in interest include parties in interest under ERISA and disqualified persons under the Internal Revenue Code. The types of transactions that are prohibited include:

•	sales, exchanges or leases of property;

•	loans or other extensions of credit; and

•	the furnishing of goods or services.

Certain persons that participate in a prohibited transaction may be subject to an excise tax under Section 4975 of the Internal Revenue Code or a penalty imposed under Section 501(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the plan for any losses realized by the plan or profits realized by these persons. In addition, individual retirement accounts involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

Regulation of Assets Included in a Plan

A fiduciary’s investment of the assets of a plan in the investment recovery bonds may cause our assets to be deemed assets of the plan. Section 2510.3-101 of the regulations of the U.S. Department of Labor, as modified by Section 3(42) of ERISA, provides that the assets of an entity will be deemed to be assets of a plan that purchases an interest in the entity only if the interest that is purchased by the plan is an equity interest, equity participation by benefit plan investors is significant and none of the other exceptions contained in Section 2510.3-101 of the regulations applies. An equity interest is defined in Section 2510.3-101 of the regulations as an interest in an entity other than an instrument which is treated as indebtedness under applicable local law and which has no substantial equity features. Although there is no authority directly on point, it is anticipated that the investment recovery bonds will be treated as indebtedness under local law without any substantial equity features.

If the investment recovery bonds were deemed to be equity interests in us and none of the exceptions contained in Section 2510.3-101 of the regulations were applicable, then our assets would be considered to be assets of any plans that purchase the investment recovery bonds. The extent to which the investment recovery bonds are owned by benefit plan investors will not be monitored. If our assets were deemed to constitute “plan assets” pursuant to Section 2510.3-101 of the regulations, as modified by Section 3(42) of ERISA, transactions we might enter into, or may have entered into in the ordinary course of business, might constitute non-exempt prohibited transactions under ERISA and or Section 4975 of the Internal Revenue Code.

In addition, the acquisition or holding of the investment recovery bonds by or on behalf of a plan could give rise to a prohibited transaction if we or the trustee, ELL, any other servicer, Entergy, any underwriter or certain of their affiliates has, or acquires, a relationship to an investing plan. Each purchaser of the investment recovery bonds will be deemed to have represented and warranted that its purchase and holding of the investment recovery bonds will not result in a prohibited transaction.

Before purchasing any investment recovery bonds by or on behalf of a plan, you should consider whether the purchase and holding of investment recovery bonds might result in a prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code and, if so, whether any prohibited transaction exemption might apply to the purchase and holding of the investment recovery bonds.

Prohibited Transaction Exemptions

If you are a fiduciary of a plan, before purchasing any investment recovery bonds, you should consider the availability of one of the Department of Labor’s prohibited transaction class exemptions, referred to as PTCEs, or one of the statutory exemptions provided by ERISA or Section 4975 of the Internal Revenue Code, which include:

•	PTCE 75-1, which exempts certain transactions between a plan and certain broker-dealers, reporting dealers and banks;

•	PTCE 84-14, which exempts certain transactions effected on behalf of a plan by a “qualified professional asset manager”;

•	PTCE 90-1, which exempts certain transactions between insurance company separate accounts and parties in interest;

•	PTCE 91-38, which exempts certain transactions between bank collective investment funds and parties in interest;

•	PTCE 95-60, which exempts certain transactions between insurance company general accounts and parties in interest;

•	PTCE 96-23, which exempts certain transactions effected on behalf of a plan by an “in-house asset manager”; and

•

the statutory service provider exemption provided by Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempts certain transactions between plans and parties in interest that are not fiduciaries with respect to the transaction.

We cannot provide any assurance that any of these class exemptions or statutory exemptions will apply with respect to any particular investment in the investment recovery bonds by, or on behalf of, a plan or, even if it were deemed to apply, that any exemption would apply to all transactions that may occur in connection with the investment. Even if one of these class exemptions or statutory exemptions were deemed to apply, investment recovery bonds may not be purchased with assets of any plan if we or the trustee, ELL, any other servicer, Entergy, any underwriter or any of their affiliates:

•	has investment discretion over the assets of the plan used to purchase the investment recovery bonds;

•

has authority or responsibility to give, or regularly gives, investment advice regarding the assets of the plan used to purchase the investment recovery bonds, for a fee and under an agreement or understanding that the advice will serve as a primary basis for investment decisions for the assets of the plan, and will be based on the particular investment needs of the plan; or

•	unless PTCE 90-1 or 91-38 applied to the purchase and holding of the investment recovery bonds, is an employer maintaining or contributing to the plan.

Consultation with Counsel

If you are a fiduciary which proposes to purchase the investment recovery bonds on behalf of or with assets of a plan, you should consider your general fiduciary obligations under ERISA and you should consult with your legal counsel as to the potential applicability of ERISA and the Internal Revenue Code to any investment and the availability of any prohibited transaction exemption in connection with any investment.

PLAN OF DISTRIBUTION

We may sell the investment recovery bonds to or through the underwriters named in the prospectus supplement by a negotiated firm commitment underwriting and public reoffering by the underwriters or another underwriting arrangement that may be specified in the prospectus supplement. We may also offer or place the investment recovery bonds either directly or through agents. We intend that investment recovery bonds will be offered through these various methods from time to time and that offerings may be made concurrently through more than one of these methods or that an offering of the investment recovery bonds may be made through a combination of these methods.

The distribution of investment recovery bonds may be effected in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

In connection with the sale of the investment recovery bonds, underwriters or agents may receive compensation in the form of discounts, concessions or commissions. Underwriters may sell investment recovery bonds to dealers at prices less a concession. Underwriters may allow, and the dealers may reallow, a concession to other dealers. Underwriters, dealers and agents that participate in the distribution of the investment recovery bonds may be deemed to be underwriters and any discounts or commissions received by them from the issuing entity and any profit on the resale of the investment recovery bonds by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. We will identify any of these underwriters or agents, and describe any compensation we give them, in the prospectus supplement.

RATINGS FOR THE INVESTMENT RECOVERY BONDS

We expect that the investment recovery bonds will receive credit ratings from three NRSROs. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning NRSRO. Each rating should be evaluated independently of any other rating. No person is obligated to maintain the rating on any investment recovery bonds and, accordingly, we can give no assurance that the ratings assigned to any tranche of the investment recovery bonds upon initial issuance will not be lowered or withdrawn by a NRSRO at any time thereafter. If a rating of any tranche of investment recovery bonds is revised or withdrawn, the liquidity of this tranche of the investment recovery bonds may be adversely affected. In general, ratings address credit risk and do not represent any assessment of any particular rate of principal payments on the investment recovery bonds other than the payment in full of each tranche of the investment recovery bonds by the final maturity date or tranche final maturity date, as well as the timely payment of interest.

Under Rule 17g-5 of the Exchange Act, NRSROs providing the sponsor with the requisite certification will have access to all information posted on a website by the sponsor for the purpose of determining the initial rating and monitoring the rating after the closing date in respect of the investment recovery bonds. As a result, an NRSRO other than the NRSRO hired by the sponsor (hired NRSRO) may issue ratings on the investment recovery bonds (Unsolicited Ratings), which may be lower, and could be significantly lower, than the ratings assigned by the hired NRSROs. The Unsolicited Ratings may be issued prior to, or after, the closing date in respect of the investment recovery bonds. Issuance of any Unsolicited Rating will not affect the issuance of the investment recovery bonds. Issuance of an Unsolicited Rating lower than the ratings assigned by the hired NRSRO on the investment recovery bonds might adversely affect the value of the investment recovery bonds and, for regulated entities, could affect the status of the investment recovery bonds as a legal investment or the capital treatment of the investment recovery bonds. Investors in the investment recovery bonds should consult with their legal counsel regarding the effect of the issuance of a rating by a non-hired NRSRO that is lower than the rating of a hired NRSRO.

A portion of the fees paid by ELL to a NRSRO which is hired to assign a rating on the bonds is contingent upon the issuance of the investment recovery bonds. In addition to the fees paid by ELL to a NRSRO at closing, ELL will pay a fee to the NRSRO for ongoing surveillance for so long as the investment recovery bonds are outstanding. However, no NRSRO is under any obligation to continue to monitor or provide a rating on the investment recovery bonds.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we and ELL have filed with the SEC relating to the investment recovery bonds. This prospectus and each prospectus supplement describe the material terms of some of the documents we have filed as exhibits to the registration statement. However, this prospectus and each prospectus supplement do not contain all of the information contained in the registration statement and the exhibits. Any statements contained in this prospectus or any prospectus supplement concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete. Each statement concerning those provisions is qualified in its entirety by reference to the respective exhibit. Information filed with the SEC can be inspected at the SEC’s Internet site located at http://www.sec.gov. You may also read and copy the registration statement, the exhibits and any other documents we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E, Washington, D.C. 20549. You may obtain further information regarding the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of our filings with the SEC at no cost, by writing to or telephoning us at the following address:

Entergy Louisiana Investment Recovery Funding I, L.L.C.

4809 Jefferson Highway

Conference Room 43

Jefferson, Louisiana 70121

(504) 840-2608

We or ELL as sponsor will also file with the SEC all of the periodic reports we or the sponsor are required to file under the Securities Exchange Act of 1934 and the rules, regulations or orders of the SEC thereunder.

The SEC allows us to “incorporate by reference” into this prospectus information we or the sponsor file with the SEC. This means we can disclose important information to you by referring you to the documents containing the information. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in a prospectus supplement or information that we or the sponsor file subsequently that is incorporated by reference into this prospectus. We are incorporating into this prospectus any future filings, which we or ELL, but solely in its capacity as our sponsor, make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any annual reports on Form 10-K) until the offering of the bonds is completed. These reports will be filed under our own name as issuing entity. Any statement contained in this prospectus, in any prospectus supplement or in a document incorporated or deemed to be incorporated by reference in this prospectus or any prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any prospectus supplement to the extent that a statement contained in this prospectus, any prospectus supplement or in any separately filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus or the prospectus supplement.

LEGAL MATTERS

Certain legal matters relating to the investment recovery bonds, including certain federal income tax matters, will be passed on by Sidley Austin LLP, counsel to ELL and the issuing entity. Certain other legal matters relating to the investment recovery bonds will be passed on by Phelps Dunbar, L.L.P., Louisiana counsel to ELL and the issuing entity, and by Duggins Wren Mann & Romero, LLP, Texas counsel to ELL. Certain legal matters relating to the investment recovery bonds will be passed on for the underwriters by Dewey & LeBoeuf LLP, counsel to the underwriters. Certain legal matters relating to the investment recovery bonds will be passed on by Crawford Lewis, PLLC, counsel to the Louisiana commission. Dewey & LeBoeuf LLP has from time to time performed services for affiliates of ELL.

GLOSSARY OF DEFINED TERMS

Set forth below is a list of some of the defined terms used in this prospectus which, except as otherwise noted in a prospectus supplement, are also used in the prospectus supplement:

Alternative electricity suppliers or AES means entities that provide electric service to customers using the distribution facilities of ELL or its successors following a fundamental change in the manner of regulation of public utilities in Louisiana.

Bankruptcy Code means Title 11 of the United States Code, as amended.

Basic documents means, with respect to the investment recovery bonds, the administration agreement, sale agreement, servicing agreement, indenture and any supplements thereto, bills of sale or letters of representation given by the seller and the investment recovery bonds.

Business day means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New Orleans, Louisiana, or the City of New York, New York are, or DTC is, authorized or obligated by law, regulation or executive order to remain closed.

Capital subaccount means that subaccount of the collection account into which the seller will contribute capital in an amount equal to the required capital level.

Clearstream means Clearstream Banking, Luxembourg, S.A.

Collateral means all of the assets of the issuing entity pledged to the trustee for the benefit of the holders of the investment recovery bonds, which includes the investment recovery property, all rights of the issuing entity under the sale agreement, the servicing agreement and the other documents entered into in connection with the investment recovery bonds, all rights to the collection account and the subaccounts of the collection account, and all other property of the issuing entity relating to the investment recovery bonds, including all proceeds.

Collection account means the segregated trust account relating to the investment recovery bonds designated the collection account and held by the trustee under the indenture.

Commission Pledge means the Louisiana commission’s pledge in the financing order that the financing order is irrevocable until the indefeasible payment in full of the investment recovery bonds and the financing costs. Except in connection with a refinancing, or to implement any true-up mechanism authorized by the Securitization Law, the Louisiana commission has pledged that it will not amend, modify, or terminate the financing order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges or in any way reduce or impair the value of the investment recovery property created pursuant to the financing order. However, nothing will preclude limitation or alteration if and when full compensation is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

Customer means all existing or future LPSC-jurisdictional customer receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana commission. ELL customers not subject to the jurisdiction of the Louisiana commission will not pay investment recovery charges. Certain curtailable and interruptable energy service and certain self-generation is exempt from the imposition of the investment recovery charges as described under “Nonbypassable” below.

DTC means The Depository Trust Company, New York, New York, and its nominee holder, Cede & Co.

Eligible institution means (1) the corporate trust department of the trustee or a subsidiary thereof, so long as the trustee or a subsidiary thereof have a credit rating from each rating agency in one of its generic rating categories which signifies investment grade or (2) a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank), which (i) has either (A) a short-term issuer rating of “AAA” by S&P and “A2” by Moody’s, and, if rated by Fitch, “AAA” by Fitch or (B) a long-term issuer rating of “A-1 +” by S&P and “P-1” by Moody’s or any other long-term or short-term rating acceptable to the rating agencies and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

ELL means Entergy Louisiana, LLC.

ELL Funding I means Entergy Louisiana Investment Recovery Funding I, L.L.C.

Entergy means Entergy Corporation.

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

Euroclear means the Euroclear System.

Excess funds subaccount means that subaccount of the collection account into which funds collected by the servicer in excess of amounts necessary to make the payments specified on a given payment date.

Exchange Act means the Securities Exchange Act of 1934, as amended.

FERC means the Federal Energy Regulatory Commission.

Financing order, as used in this prospectus, means an irrevocable order issued by the Louisiana commission to ELL which, among other things, governs the amount of investment recovery bonds that may be issued and terms for collections of related investment recovery charges, and if the context so requires, the financing order relating to the investment recovery bonds issued on August 12, 2011.

Fitch means Fitch, Inc. or any successor in interest.

General subaccount means that subaccount that will hold funds held in the collection account that are not held in the other subaccounts of the collection account.

Indenture means the indenture to be entered into between the issuing entity and the trustee, providing for the issuance of investment recovery bonds, as the same may be amended and supplemented from time to time.

Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

Investment recovery charges means statutorily-created, nonbypassable charges that are charged as a percentage of billed base rate revenues. Investment recovery charges are irrevocable and payable, through ELL or alternative electricity suppliers, by customers who consume electricity that is delivered through the transmission system, distribution system or produced in certain new on-site generation. There is no “cap” on the level of investment recovery charges that may be imposed on future customers as a result of the true-up mechanism. Through the true-up mechanism, all customers will cross share in the liabilities of all other customers for the payment of investment recovery charges.

Investment recovery costs means costs approved by the Louisiana commission to finance the recovery of certain costs incurred as a result of, among other things, the cancelled construction of electric generation or transmission facilities.

Investment recovery property means all of ELL’s right, title, and interest in and to certain property established pursuant to the financing order which is then transferred to the issuing entity, including the irrevocable right to impose, collect and receive investment recovery charges payable by ELL’s customers in an amount sufficient to recover all costs established in the financing order.

IRS means the Internal Revenue Service of the United States.

Issuing entity means Entergy Louisiana Investment Recovery Funding I, L.L.C.

kWh means kilowatt-hour.

Louisiana commission means the Louisiana Public Service Commission.

Moody’s means Moody’s Investors Service, Inc. or any successor in interest.

MWh means megawatt-hour.

No material adverse tax change opinion means, with respect to any action, an opinion of independent tax counsel that, as a result of such action (i) we will not be subject to United States federal income tax as an entity separate from our sole owner and that the investment recovery bonds will be treated as debt of our sole owner for United States federal tax purposes, and (ii) for United States federal income tax purposes, the issuance of the investment recovery bonds will not result in gross income to the seller.

Nonbypassable means that ELL collects the investment recovery charges from its existing and future LPSC-jurisdictional customers receiving transmission or distribution retail electric service, or both, from ELL or its successors or assignees under rate schedules approved by the Louisiana commission. Certain curtailable and interruptible loads for industrial and large commercial customers are exempted from the investment recovery charge under the financing order. Further, investment recovery charges will not be imposed upon: (a) customers who completely discontinue all service from ELL and who do not (i) initiate new self -generation projects after May 1, 2011 or (ii) otherwise purchase or acquire power from a third party, including, but not limited to, an affiliate of the customer; (b) customer load reductions for reasons other than self-generation or the purchase or acquisition of power from a third party, including, but not limited to, an affiliate of the customer; (c) load served by self-generation projects for which a customer had made a clear, substantial and irrevocable financial commitment prior to May 1, 2011 to install such self-generation; (d) that portion of new load that comes on-line after May 1, 2011 due to plant expansion project(s) and that is served by new self-generation; and (e) that portion of new load created after May 1, 2011 by new plant(s) constructed in Louisiana that is served by new self-generation. Investment recovery charges will be nonbypassable for customers who initiate new self-generation projects after May 1, 2011 to serve load that is being served by ELL as of May 1, 2011.

Under Louisiana law, locations not currently served by ELL, such as undeveloped parcels, whether or not adjacent to existing ELL customer locations are not required to use ELL’s transmission or distribution retail electric service if the metering point on such parcel is within 300 feet of a connection to another utility.

Non-U.S. Holder means a beneficial owner of an investment recovery bond that is not a U.S. Holder but does not include (i) an entity or arrangement treated as a partnership for U.S. federal income tax purposes, (ii) a former citizen of the United States or (iii) a former resident of the United States.

NRSRO means a nationally recognized statistical rating organization.

Ongoing financing costs means those costs that will be incurred annually to support and service the investment recovery bonds after issuance, and will be recovered or paid from investment recovery charges. Ongoing financing costs include, among other costs, servicing fees, administrative fees, fees and expenses of the trustee and its counsel (if any), external accounting and legal services costs, ongoing costs of additional credit enhancement (if any) and of swaps and hedges (if any), independent manager’s fees, rating agency fees, and printing and filing costs.

Payment date means the date or dates on which interest and principal are to be payable on the investment recovery bonds.

PTCE means a prohibited transaction class exemption of the United States Department of Labor.

Rating agencies means Moody’s, S&P and Fitch.

Rating agency condition means, with respect to any action, the notification in writing to each rating agency of such action and the written confirmation by S&P to the servicer, the trustee and the issuing entity that such action will not result in a suspension, reduction or withdrawal of the then current rating by such rating agency of any outstanding investment recovery bonds and that prior to the taking of the proposed action no other rating agency shall provide written notice that such action would result in the suspension, reduction or withdrawal of the then-current rating of the outstanding investment recovery bonds.

Record date means the date or dates with respect to each payment date on which it is determined the person in whose name each investment recovery bond is registered will be paid on the respective payment date.

Required capital level means the amount required to be funded in the capital subaccount for the investment recovery bonds, which will equal 0.50% of the principal amount issued by us.

Sale agreement means the sale agreement to be entered into between the issuing entity and ELL, pursuant to which ELL sells and Entergy Louisiana Investment Recovery Funding I, L.L.C. buys the Investment Recovery Property.

SEC means the U.S. Securities and Exchange Commission.

Securitization Law means The Louisiana Electric Utility Investment Recovery Securitization Act, codified at Louisiana Revised Statutes 45:1251-1261.

Series supplement means the supplement to the indenture which establishes the terms of the investment recovery bonds.

Servicer means ELL, acting as the servicer, and any successor or assignee servicer, which will service the applicable investment recovery property under a servicing agreement with the issuing entity.

Servicing agreement means the servicing agreement to be entered into between the issuing entity and ELL, as the same may be amended and supplemented from time to time, pursuant to which ELL undertakes to service investment recovery property.

S&P means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business or any successor in interest.

State Pledge means that the legislature and the State of Louisiana has pledged in the Securitization Law that it will not take or permit any action that would impair the value of the investment recovery property, or, except as permitted in connection with a true-up adjustment authorized by the Securitization Law, reduce, alter or impair the investment recovery charges until the principal, interest and premium, and any other financing costs or charges incurred and contracts to be performed in connection with the investment recovery bonds, have been paid and performed in full. However, nothing will preclude limitation or alteration if and when full compensation by law is made for the full protection of the investment recovery charges imposed, charged and collected pursuant to the financing order and the full protection of the bondholders and any assignee or financing party.

Treasury Regulations means proposed or issued regulations promulgated from time to time under the Internal Revenue Code.

True-up mechanism or true-up adjustment means the LPSC-approved mechanism required by the financing order whereby the servicer will apply to the Louisiana commission for adjustments to the investment recovery charges based on the difference between the previous period’s actual investment recovery charge collections and the previous period’s expected investment recovery charge collections, plus any updated assumptions by the servicer as to future collections of investment recovery charges. The Louisiana commission must approve properly filed adjustments. Adjustments will immediately be reflected in the customers’ next billing cycle. Any corrections for mathematical errors will be reflected in the next true-up.

Trust Indenture Act means the Trust Indenture Act of 1939, as amended, or any similar successor statute.

UCC means, unless the context otherwise requires, the UCC, as in effect in the relevant jurisdiction, as amended from time to time.

Upfront financing costs means those costs that will be incurred in advance of, or in connection with, the issuance of the investment recovery bonds, and will be recovered or reimbursed from investment recovery bond proceeds. Such costs include, among other costs, underwriting costs (fees and expenses), rating agency fees, costs of obtaining additional credit enhancements (if any), fees and expenses of ELL’s legal advisors, fees and expenses of the financial advisor to ELL, SEC registration fees, original issue discount, external servicing costs, fees and expenses of the Louisiana commission’s financial advisor(s), legal advisor and regulatory consultants (in connection with securitization), fees and expenses of the trustee and its counsel (if any), servicer set-up costs, printing and filing costs, our set-up costs, non-legal securitization proceeding costs and expenses of ELL and miscellaneous administrative costs.

U.S. Holder means a holder of an investment recovery bond that is (i) a citizen or resident of the United States. (ii) a partnership or corporation (or other entity treated like a corporation for federal income tax purposes) organized in or under the laws of the United States, any State thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, (iv) a trust with respect to which both (A) a court in the United States is able to exercise primary authority over its administration and (B) one or more United States persons have the authority to control all of its substantial decisions or (v) a trust that has elected to be treated as a United States person under applicable Treasury Regulations.